UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STRATAGENE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.0001 per share, of Stratagene Corporation (“Stratagene common stock”)
	(2)	Aggregate number of securities to which transaction applies:

•  22,491,160 shares of Stratagene common stock outstanding and owned by stockholders other than Agilent Technologies, Inc. and its subsidiaries as of April 19, 2007;

•  1,522,158 shares of Stratagene common stock, representing shares of Stratagene common stock issuable upon exercise of options vested and outstanding as of April 19, 2007 and having a per share exercise price less than $10.94; and

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000307 by the sum of:

•  $246,053,290, which is equal to the product of (i) 22,491,160 shares of Stratagene common stock outstanding and owned by stockholders other than Agilent Technologies, Inc. and its subsidiaries as of April 19, 2007 and (ii) the merger consideration of $10.94 per share in cash; and

•  $3,536,513 expected to be paid to holders of options to purchase shares of Stratagene common stock vested and outstanding as of April 19, 2007.

	(4)	Proposed maximum aggregate value of transaction:
$249,589,804
	(5)	Total fee paid:
$7,662
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, CA 92037

, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Stratagene Corporation (the “Company” or “Stratagene”), which will be held at its corporate offices located at 11011 North Torrey Pines Road, La Jolla, California 92037, on      , 2007, beginning at 9:00 a.m., local time.

On April 5, 2007, Stratagene entered into an Agreement and Plan of Merger (the “merger agreement”) with Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and its wholly owned subsidiary, Jackson Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Stratagene, with Stratagene being the surviving corporation of the merger (the “merger”). The Board of Directors of the Company (the “Board of Directors”) approved the merger agreement and the transactions contemplated thereby on April 5, 2007 on the unanimous recommendation of a Special Committee of the Board of Directors of the Company comprised solely of independent directors (the “Special Committee”), and each of the Special Committee and the Board of Directors has recommended that the merger agreement be submitted to the Company’s stockholders for adoption. If the merger is completed, Stratagene will become a wholly owned subsidiary of Agilent, and you will be entitled to receive $10.94 in cash, without interest, for each share of Stratagene common stock that you own. A copy of the merger agreement is attached hereto as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting, you will be asked to adopt the merger agreement. After careful consideration, following the unanimous recommendation of the Special Committee, the Board of Directors approved the merger agreement and determined that the merger, and the terms and conditions of the merger and the merger agreement, are advisable, fair to and in the best interests of Stratagene and its stockholders. The Special Committee unanimously recommends and our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Stratagene from documents filed by Stratagene with the U.S. Securities and Exchange Commission.

Your vote is very important.   The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Stratagene common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the internet or by telephone. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Stratagene.

Sincerely,

JOSEPH A. SORGE, M.D.
Chairman of the Board, Chief Executive Officer and President

This proxy statement is dated      , 2007 and is first being mailed to stockholders on or about      , 2007.

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, CA 92037

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on      , 2007

To the Stockholders of Stratagene Corporation:

A special meeting of stockholders of Stratagene Corporation, a Delaware corporation (“Stratagene”), will be held at 11011 North Torrey Pines Road, La Jolla, California 92037 on      , 2007, beginning at 9:00 a.m., local time, for the following purposes:

(1)         To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2007, by and among Agilent Technologies, Inc., Jackson Acquisition Corp. and Stratagene, as such may be amended from time to time, pursuant to which Stratagene will become a wholly owned subsidiary of Agilent and each outstanding share of common stock of Stratagene will be converted into the right to receive $10.94 in cash, without interest.

(2)         To consider and vote upon a proposal to approve the adjournment of the special meeting, if deemed necessary, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

(3)         To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only stockholders of record of Stratagene common stock as of the close of business on                  , 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of Stratagene common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Stratagene common stock as of the record date. The ratification of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit a proxy through the internet or by telephone following the instructions on the proxy card, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you submit your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the meeting, if deemed necessary, to permit further solicitation of additional proxies.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote on the adjournment, if necessary, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of shares of Stratagene common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger, subject to the satisfaction of the requirements under such law for exercising and perfecting such rights, including submitting a timely written demand for appraisal and not voting in favor of the merger. See “APPRAISAL RIGHTS” beginning on page 65 of the proxy statement.

By order of the Board of Directors,

STEVE R. MARTIN
Secretary
La Jolla, California
, 2007

ANNEXES

Annex A—Merger Agreement
Annex B—Asset Purchase Agreement
Annex C—License Agreement
Annex D—Voting Agreement
Annex E—Non-Competition Agreement
Annex F—Severance Waiver Agreement
Annex G—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
Annex H—Opinion of Navigant Capital Advisors, LLC
Annex I—Section 262 of the Delaware General Corporation Law

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Stratagene,” “Company,” “we,” “our,” “ours,” and “us” refer to Stratagene Corporation and its subsidiaries and “Agilent” refers to Agilent Technologies, Inc.

The Merger

Q.              What is the proposed transaction?

A.              The proposed transaction is the acquisition of Stratagene by Agilent, pursuant to an agreement and plan of merger, dated as of April 5, 2007, among Stratagene, Agilent and Agilent’s wholly-owned subsidiary, Merger Sub. In the merger, Merger Sub will merge with and into us, and we will be the surviving corporation of the merger and become a wholly owned subsidiary of Agilent. When the merger is completed, we will cease to be a publicly traded company.

Q.              What other transactions will occur between Agilent and Dr. Sorge following the merger?

A.              In connection with the execution of the merger agreement, on April 5, 2007, Stratagene also entered into an asset purchase agreement (the “asset purchase agreement”) with Catalyst Assets LLC, a Delaware limited liability company of which Dr. Sorge is the sole member (“Catalyst”) and Agilent entered into a license agreement (the “license agreement”) with Catalyst. Pursuant to the asset purchase agreement, among other things, following the effective time of the merger, Stratagene will sell, transfer and assign to Catalyst certain assets for an aggregate cash purchase price of $6,600,000, which include, among other things, certain patent rights, a parcel of real property owned by the Company located in Jackson, Wyoming, certain tangible assets located at the facility on such real property, and certain contractual arrangements and their related obligations. The value of the assets to be transferred and licensed to Catalyst was determined on the basis of an appraisal performed by an independent valuation firm, Navigant Capital Advisors, LLC (“Navigant Capital”). The purchase price of $6,600,000 being paid to Agilent pursuant to the asset purchase agreement is being transferred to our stockholders as a component of the aggregate purchase price in the merger that Agilent agreed to pay. In addition, pursuant to the license agreement, Agilent will grant to Catalyst a non-exclusive, non-transferable, world-wide, fully paid, royalty free license to certain intellectual property and Catalyst will provide Agilent with certain rights to supply, manufacture and distribute certain products (the transactions contemplated by the asset purchase agreement and the license agreement, collectively, the “divestiture”). The divestiture will be consummated and the license agreement will become effective on the next business day following the day upon which the merger becomes effective. A copy of the asset purchase agreement is attached as Annex B to this proxy statement, and you are encouraged to read it in its entirety. A copy of the license agreement is attached as Annex C to this proxy statement, and you are encouraged to read it in its entirety.

Q.              Why did our Board of Directors form the Special Committee?

A.              On March 14, 2007, our Board of Directors formed a Special Committee of independent directors who are not officers or employees of Stratagene and who are not otherwise affiliated with Catalyst or Dr. Sorge to consider the transaction proposal by Agilent, including the proposed divestiture. The Special Committee was formed in order to protect stockholders other than Dr. Sorge and his affiliates from potential conflicts of interest resulting from the proposed divestiture.

Q.              When is the merger expected to be completed?

A.              We are working towards completing the merger as soon as possible. We currently expect to complete the merger in the second calendar quarter or the beginning of the third calendar quarter of 2007, following the satisfaction or waiver of all the conditions to the merger, including adoption of the merger agreement by our stockholders at the special meeting.

Q.              If the merger is completed, what will I be entitled to receive for my shares of Stratagene common stock?

A.              Upon completion of the merger, you will be entitled to receive $10.94 in cash, without interest, for each share of Stratagene common stock that you own (unless you are entitled to and properly exercise appraisal rights in connection with the proper procedures under the General Corporation Law of the State of Delaware). For example, if you own 100 shares of Stratagene common stock, you will be entitled to receive $1,094 in cash in exchange for your Stratagene shares in the merger.

Q.              If the merger is completed, what will I be entitled to receive for my options to purchase shares of Stratagene common stock?

A.              Each vested option to purchase Stratagene common stock with an exercise price per share that is less than $10.94 and that is issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (i) the number of shares of Stratagene common stock subject to such vested Stratagene option multiplied by (ii) the sum of $10.94 minus the exercise price per share of Stratagene common stock subject to such vested Stratagene option. Vested options to purchase Stratagene common stock with an exercise price per share equal to or greater than $10.94, and unvested options to purchase Stratagene common stock, that are, in each case, issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished without any payment or other consideration for such options or the issuance of any securities in exchange or substitution for such options.

Q.              What must I do to receive payment?

A.              After the merger closes, Agilent will arrange for its paying agent, U.S. Bank, National Association, to mail a letter of transmittal and instructions to each of our stockholders pursuant to which you may surrender stock certificates representing your shares of Stratagene common stock for the purpose of receiving the merger consideration payable for such shares. The merger consideration will be paid to each stockholder once that stockholder submits a duly completed and signed letter of transmittal, properly endorsed stock certificates and any other documentation required by the instructions contained in such letter of transmittal to Agilent’s paying agent.

Promptly after the merger closes, Agilent shall cause payment to be made of the consideration, if any, net of any tax withholding, due to holders of vested options with exercise prices per share that are less than $10.94.

Q.              Should I send in my Stratagene stock certificates now?

A.              No. Shortly after the merger is completed, you will receive a letter of transmittal from Agilent’s paying agent with written instructions for exchanging your Stratagene stock certificates. You must return your Stratagene stock certificates as described in the instructions. You will receive your cash payment from the paying agent as soon as practicable after the exchange agent receives your duly completed and signed letter of transmittal, properly endorsed Stratagene stock certificates and any completed documents required in the instructions contained in the letter of transmittal. PLEASE DO NOT SEND YOUR STRATAGENE STOCK CERTIFICATES NOW.

Q.              Am I entitled to appraisal rights?

A.              Under the General Corporation Law of the State of Delaware, holders of Stratagene common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair market value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand to us for an appraisal prior to the vote of our stockholders on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “APPRAISAL RIGHTS” beginning on page 65.

Q.              Why are the Special Committee and the Board of Directors recommending the merger?

A.              Stratagene’s Special Committee and our Board of Directors believe that the merger and the merger agreement are advisable, fair to and in the best interests of Stratagene and its stockholders. The Special Committee unanimously recommends and our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement. To review the Board of Directors’ and the Special Committee’s reasons for recommending the merger, see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 20 of this proxy statement.

Q.              Will the merger be a taxable transaction to me?

A.              If you are a U.S. holder of Stratagene common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Stratagene common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of Stratagene common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such  matters. See the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 48 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

The Special Meeting

Q.              Who is soliciting my proxy?

A.              This proxy is being solicited by our Board of Directors.

Q.              What matters will be voted on at the special meeting?

A.              You will be asked to vote on the following proposals:

•       to adopt the merger agreement; and

•       to approve the adjournment of the meeting, if deemed necessary, to permit the further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.              How does Stratagene’s Board of Directors and the Special Committee recommend that I vote on the proposals?

A.              Our Board of Directors and the Special Committee recommend that you vote:

•       “FOR” the proposal to adopt the merger agreement; and

•       “FOR” the adjournment of the special meeting, if deemed necessary, to permit the further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.              What vote is required for Stratagene’s stockholders to adopt the merger agreement?

A.              In order to adopt the merger agreement, holders of a majority of the outstanding shares of Stratagene common stock as of the record date must vote “FOR” the adoption of the merger agreement.

In connection with the execution of the merger agreement, on April 5, 2007, Dr. Sorge and certain trusts and entities controlled by Dr. Sorge (collectively, the “principal stockholders”), which, as of the date of the voting agreement, beneficially owned, collectively, an aggregate of approximately 58.6% of Stratagene’s voting securities, entered into a voting agreement with Agilent (the “voting agreement”). Pursuant to the voting agreement the principal stockholders have agreed, among other things, (a) not to sell or otherwise transfer shares of Stratagene capital stock owned by such stockholders as of the date of the voting agreement or acquired subsequent thereto to any third party, subject to certain limited exceptions, and (b) to vote all shares of Stratagene’s capital stock owned by them in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger (and against any proposal for an alternative transaction or any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement). Pursuant to the voting agreement, the principal stockholders may sell or transfer shares of Stratagene common stock under certain limited circumstances, including sales of Stratagene common stock held by Dr. Sorge pursuant to the terms of the 10b5-1(c) Sales Plan between Dr. Sorge and Pacific Growth Equities, LLC dated as of June 8, 2006. In addition, each principal stockholder has granted to the officers of Agilent an irrevocable proxy to vote its shares of Stratagene common stock at every meeting of the stockholders of Stratagene, and with respect to every written consent of Stratagene stockholders in lieu of any such meeting, in the manner described above. The voting agreement will terminate upon any termination of the merger agreement in accordance with its terms or upon a change of recommendation with respect to the merger with Agilent by the Special Committee or our Board of Directors that is effected following our compliance with the terms of the merger agreement as a result of our receipt of an alternative transaction proposal that constitutes a superior proposal to the merger with Agilent. A copy of the voting agreement is attached as Annex D to this proxy statement, and you are encouraged to read it in its entirety.

Q.              What vote is required for Stratagene’s stockholders to approve an adjournment of the meeting?

A.              The proposal to adjourn the meeting, if deemed necessary, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

Q.              Who is entitled to vote at the special meeting?

A.              Holders of record of Stratagene common stock as of the close of business on      , 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date,    shares of Stratagene common stock, held by approximately         holders of record, were outstanding and entitled to vote. Of such shares of Stratagene common stock issued and outstanding

as of the record date, the principal stockholders collectively held an aggregate of           shares, or approximately         % of the total shares of Stratagene common stock issued and outstanding as of the record date. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.              What should I do now?

A.              After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, please cause your shares to be voted by returning the enclosed proxy card or submitting a proxy through the internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.              If my shares are held in “street name” by my bank, broker or nominee, will my bank, broker or nominee vote my shares for me?

A.              Your bank, broker or nominee will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your bank, broker or nominee how to vote. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares. If you do not instruct your bank, broker or nominee to vote your shares on the adoption of the merger agreement, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if deemed necessary, to permit further solicitation of additional proxies.

Q.              How are votes counted?

A.              For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if deemed necessary, to permit further solicitation of additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adjourn the meeting, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it will have no impact on the outcome of the vote with respect to the adjournment of the meeting, if deemed necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if deemed necessary.

Q.              When should I send in my proxy card?

A.              You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.              May I change my vote after I have mailed my signed proxy card?

A.              Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Corporate Secretary of Stratagene, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail, through the internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a bank, broker or nominee to vote your shares, you must follow directions received from your bank, broker or nominee to change those instructions.

Q.              May I vote in person?

A.              Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank, broker or nominee in order to vote your shares at the special meeting.

Q.              What should I do if I have questions?

A.              If you have more questions about the special meeting, the merger agreement, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Stratagene Corporation, 11011 North Torrey Pines Road, La Jolla, California 92037, telephone: (858) 373-6303, Attn: Chief Financial Officer.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Stratagene Corporation
11011 N. Torrey Pines Road
La Jolla, CA 92037
(858) 373-6300
http://www.stratagene.com

Stratagene Corporation, a Delaware corporation, develops and manufactures biological products, instruments and software designed to improve the speed and accuracy of life sciences research and clinical diagnosis. Stratagene has two operating segments: Research Supplies and Clinical Diagnostics. Research Supplies products incorporate a diverse range of molecular biology technologies used for gene transfer, gene and protein expression, gene cloning, protein and gene functional analysis, nucleic acid and protein purification and analysis, microarrays, DNA replication and nucleic acid quantification. Clinical Diagnostics products focus on allergy and autoimmune testing and urinalysis. Stratagene markets its products to researchers and clinicians in clinical laboratories and academic, hospital and government institutions, as well as to scientists in pharmaceutical and biotechnology companies, in the U.S. and internationally. Scientists and clinicians use Stratagene’s products to identify genes and proteins, study how genes and proteins regulate cells, determine the molecular mechanisms of health and disease, search for new drug therapies, and develop diagnostic tests. Stratagene is headquartered in La Jolla, California. Stratagene common stock is quoted on the NASDAQ Global Market under the symbol “STGN.”

Agilent Technologies, Inc.
5301 Stevens Creek Blvd
Santa Clara, CA 95051
(408) 553-7777
http://www.agilent.com

Agilent Technologies, Inc., a Delaware corporation, is the world’s premier measurement company providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. Agilent currently has two businesses, the electronic measurement business and the bio-analytical measurement business. Agilent’s electronic measurement business provides standard and customized electronic measurement instruments and systems, monitoring, management and optimization tools for communications networks and services, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services. Agilent’s bio-analytical measurement business provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, including microarrays, microfluidics, gas chromatography, liquid chromatography, mass spectrometry, software and informatics, and related consumables and services. In addition to these two businesses, Agilent conducts centralized research through Agilent Technologies Laboratories. Agilent is headquartered in Santa Clara, California. Agilent common stock is listed on the New York Stock Exchange under the symbol “A.”

Jackson Acquisition Corp.
c/o Agilent Technologies, Inc.
5301 Stevens Creek Blvd
Santa Clara, CA 95051
(408) 553-7777

Jackson Acquisition Corp., a Delaware corporation, is a direct wholly-owned subsidiary of Agilent (which we call “Merger Sub” in this proxy statement) and has not engaged in any business activity other than in connection with the merger. If the merger is completed, Jackson Acquisition Corp. will cease to exist following its merger with Stratagene.

The Merger (page 23)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Stratagene, with Stratagene being the surviving corporation in the merger, which will result in Stratagene becoming a wholly-owned subsidiary of Agilent. Each of our stockholders will be entitled to receive $10.94 in cash, without interest, for each share of Stratagene common stock held by such stockholder immediately prior to the merger (other than shares owned by Stratagene or any wholly owned subsidiary of Stratagene or by stockholders who are entitled to and who properly exercise appraisal rights under the General Corporation Law of the State of Delaware) upon surrender of his or her stock certificate(s) to Agilent’s paying agent for the merger. Each vested option to purchase Stratagene common stock with an exercise price per share that is less than $10.94 and that is issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (i) the number of shares of Stratagene common stock subject to such vested Stratagene option multiplied by (ii) the sum of $10.94 minus the exercise price per share of Stratagene common stock subject to such vested Stratagene option. Vested options to purchase Stratagene common stock with an exercise price per share equal to or greater than $10.94, and unvested options to purchase Stratagene common stock, that are, in each case, issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished without any payment or other consideration for such options or the issuance of any securities in exchange or substitution for such options. As a result of the merger, we will cease to be a publicly traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Other Agreements Related to the Merger (page 45)

In connection with the execution of the merger agreement, on April 5, 2007, the principal stockholders entered into the voting agreement pursuant to which the principal stockholders have agreed, among other things,   (a) not to sell or otherwise transfer shares of Stratagene capital stock owned by such stockholders as of the date of the voting agreement or acquired subsequent thereto to any third party, subject to certain limited exceptions, (b) to vote all shares of Stratagene’s capital stock owned by them in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger (and against any proposal for an alternative transaction to the merger with Agilent or any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement), (c) not to solicit, seek, initiate, support or knowingly encourage any inquiry or proposal from, furnish any non-public information concerning Stratagene and/or its subsidiaries to, participate in any discussions or negotiations with, or enter into any agreement or letter of intent with, any person regarding any alternative transaction to the merger, and (d) not to approve, endorse or recommend any alternative transaction to the merger, except to the extent that the Special Committee and our Board of Directors are expressly permitted to engage in any of the above-described activities in (c) or (d) under the terms of the merger agreement. . Pursuant to the voting agreement, the principal stockholders may sell or transfer shares of Stratagene common stock under certain limited circumstances, including sales of Stratagene common stock held by Dr. Sorge pursuant to the terms of the 10b5-1(c) Sales Plan between Dr. Sorge and Pacific Growth Equities, LLC dated as of June 8, 2006. In addition, each principal stockholder has granted to the officers of Agilent an irrevocable proxy to vote its shares of Stratagene common stock at every meeting of the stockholders of Stratagene, and with respect to every written consent of Stratagene stockholders in lieu of any such meeting, in the manner described above. The voting agreement will terminate upon any termination of the merger agreement in accordance with its terms or upon a change of recommendation with respect to the merger with Agilent by the Special Committee or our Board of Directors that is effected following our compliance with the terms of the merger agreement as a result of our receipt of an alternative transaction proposal that constitutes a superior proposal to the merger with Agilent.

Also in connection with the execution of the merger agreement, on April 5, 2007, Stratagene entered into the asset purchase with Catalyst and Agilent entered into the license agreement with Catalyst. Pursuant to the asset purchase agreement, among other things, following the effective time of the merger, Stratagene will sell, transfer and assign to Catalyst certain assets for an aggregate cash purchase price of $6,600,000, which include, among other things, certain patent rights, a parcel of real property owned by the Company located in Jackson, Wyoming, certain tangible assets located at the facility on such real property, and certain contractual arrangements and their related obligations. The aggregate value of $6,600,000 with respect to the assets to be transferred and licensed to Catalyst in the divestiture was determined on the basis of an appraisal performed by Navigant Capital, an independent valuation firm. The benefit of this consideration for the divestiture is being transferred to our stockholders through Agilent’s inclusion of such amount as a component of the aggregate purchase price in the merger that Agilent agreed to pay. Pursuant to the asset purchase agreement, Catalyst has agreed, among other things, not to directly or indirectly engage in or participate in the financing, operation, management or control of, or permit Catalyst’s name to be used in connection with, any person or business that engages or participates in any business of the type engaged in by Stratagene or that we have made demonstrable preparations to engage in prior to the effective time of the merger during the three-year period following the closing of the transactions contemplated by the asset purchase agreement subject to Catalyst’s right to conduct business in certain permitted diagnostics, therapeutics and clinical services fields (as described in the asset purchase agreement). Under the agreement, Catalyst will grant a fully-paid, world-wide, royalty-free, non-exclusive license back to Stratagene for the use of the patent rights assigned under the asset purchase agreement in its business. In addition, pursuant to the license agreement, Agilent will grant to Catalyst a non-exclusive, non-transferable, world-wide, fully paid, royalty free license to certain intellectual property and Catalyst will provide Agilent with certain rights to supply, manufacture and distribute certain products.

Dr. Sorge has also entered into a non-competition agreement (the “non-competition agreement”) with Agilent pursuant to which Dr. Sorge has agreed, among other things, not to, directly or indirectly, engage in or participate in the financing, operation, management or control of, or permit his name to be used in connection with, any person or business that engages or participates in any business of the type engaged in by Stratagene during Dr. Sorge’s employment with us or that we have made demonstrable preparations to engage in and in which Dr. Sorge actively participated or of which Dr. Sorge has actual material knowledge of confidential information and which continues to be confidential information at the time of his termination, during the three-year period following the effective time of the merger subject to Dr. Sorge’s right to conduct business in the permitted diagnostic, therapeutics and clinical services fields (each as defined in the license agreement). A copy of the non-competition agreement is attached as Annex E to the accompanying proxy statement, and you are encouraged to read it in its entirety.

Also in connection with the execution of the merger agreement, Dr. Sorge has entered into a severance waiver agreement (the “severance waiver agreement”) with Stratagene pursuant to which, subject to and conditioned upon the consummation of the merger, Dr. Sorge and Stratagene have agreed that Dr. Sorge’s employment with Stratagene will be terminated by Stratagene effective immediately prior to the effective time of the merger and Dr. Sorge will waive his rights to all cash severance benefits in the amount of approximately $1,000,000 and retain his rights to all non-cash severance benefits from Stratagene in connection with the merger, including under his existing employment agreement with Stratagene, which provides for medical plan, disability plan and other benefit plan coverage for Dr. Sorge through June 1, 2009. A copy of the severance waiver agreement is attached as Annex F to the accompanying proxy statement, and you are encouraged to read it in its entirety.

The Special Meeting (page 21)

The special meeting will be held on      , 2007, starting at 9:00 a.m., local time at 11011 N. Torrey Pines Road, La Jolla, California 92037. At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if deemed necessary, to permit the further solicitation of additional proxies, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date (page 21)

If you owned shares of Stratagene common stock at the close of business on               , 2007, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of Stratagene common stock that you own on the record date. As of the close of business on              , 2007 there were         shares of Stratagene common stock outstanding and entitled to be voted at the special meeting. Of such shares of Stratagene common stock issued and outstanding as of the record date, the principal stockholders collectively held an aggregate of         shares, or approximately       % of the total shares of Stratagene common stock issued and outstanding as of the record date.

Vote Required (page 21)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn the meeting, if deemed necessary, to permit further solicitation of additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Of such shares of Stratagene common stock issued and outstanding as of the record date, the principal stockholders collectively held an aggregate of         shares, or approximately       % of the total shares of Stratagene common stock issued and outstanding as of the record date. In connection with the execution of the merger agreement, the principal stockholders have entered into a voting agreement with Agilent, pursuant to which the principal stockholders have agreed, among other things, not to sell or otherwise transfer shares of Stratagene capital stock owned by such stockholders as of the date of the voting agreement or acquired subsequent thereto to any third party, subject to certain limited exceptions, and to vote all shares of Stratagene’s capital stock owned by them in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger (and against any proposal for an alternative transaction to the merger with Agilent or any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement). In addition, each principal stockholder has granted to the officers of Agilent an irrevocable proxy to vote its shares of Stratagene common stock at every meeting of the stockholders of Stratagene, and with respect to every written consent of Stratagene stockholders in lieu of any such meeting, in the manner described above. The voting agreement will terminate upon any termination of the merger agreement in accordance with its terms or upon a change of recommendation with respect to the merger with Agilent by the Special Committee or our Board of Directors that is effected following our compliance with the terms of the merger agreement as a result of our receipt of an alternative transaction proposal that constitutes a superior proposal to the merger with Agilent.

Voting (page 22)

You may grant a proxy by completing and returning the enclosed proxy card or through the internet or by telephone following the instructions on the enclosed proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or nominee.

Revocability of Proxies (page 22)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your bank, broker or nominee, you may revoke your proxy by:

•       giving written, dated notice of revocation to Steve R. Martin, the Corporate Secretary of Stratagene;

•       submitting another properly completed proxy bearing a later date; or

•       voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your bank, broker or nominee regarding revocation of proxies.

Recommendation of the Special Committee and Our Board of Directors (page 31)

The members of the Special Committee unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and the in the best interest of our stockholders (other than the principal stockholders) and unanimously recommended to our Board of Directors that the merger agreement and the merger be approved and adopted. The Special Committee unanimously recommends that you vote “FOR” the adoption of the merger agreement.

After careful consideration, Stratagene’s Board of Directors, upon the unanimous recommendation of the Special Committee, has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Stratagene and its stockholders and has approved the merger agreement. Our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of the Special Committee’s Financial Advisor (page 36)

In connection with the merger, the Special Committee received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), the Special Committee’s financial advisor, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of Stratagene common stock (other than the principal stockholders, Agilent and its affiliates). The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of Houlihan Lokey’s written opinion, dated April 5, 2007, which is attached to this proxy statement as Annex G and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Holders of Stratagene common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and the limitations on the review undertaken. Houlihan Lokey’s opinion was provided to the Special Committee in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Opinion of the Special Committee’s Independent Appraisal Firm (page 43)

In connection with the merger, the Special Committee received a written opinion from Navigant Capital as to the fair market value of the assets identified in the opinion and which are being sold and licensed to Catalyst pursuant to the asset purchase agreement and the license agreement. The full text of Navigant Capital’s written opinion, dated April 5, 2007, is attached to this proxy statement as Annex H. Holders of Stratagene common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and the limitations on the review undertaken. Navigant Capital’s opinion was provided to the Special Committee in its evaluation of the fair market value of the assets identified in Navigant Capital’s opinion subject to the divestiture, does not address any other aspect of the divestiture or merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Conditions to the Merger (page 73)

We and Agilent may not complete the merger unless a number of conditions are satisfied. These conditions are as follows:

•       our stockholders must have adopted the merger agreement;

•       all applicable waiting periods (and any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice, and all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the merger shall have been obtained, in each case without any condition or requirement requiring or calling for any antitrust restraint;

•       there shall have been obtained at or prior to the closing date such permits or authorizations, and there shall have been taken all such other actions by any governmental authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the merger; and

•       no judgment, order, injunction, decree, law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority, shall be in effect which prohibits, makes illegal or enjoins the consummation of the merger.

Our obligation to consummate the merger is subject to the satisfaction or our waiver of a number of additional conditions as follows:

•       the representations and warranties of Agilent in the merger agreement (other than those set forth in the immediately following bullet point) (a) that are qualified as to material adverse effect shall be true and correct and (b) that are not so qualified as to material adverse effect shall be true and correct, in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (b) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Agilent’s ability to consummate the merger or to perform its obligations under the merger agreement;

•       the representations and warranties of Agilent in the merger agreement as to Agilent’s power and authority to enter into, execute and deliver the merger agreement and perform its obligations thereunder and enforceability of the merger agreement shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•       Agilent shall have performed and complied in all material respects with all of its covenants in the merger agreement; and

•       the asset purchase agreement and the license agreement shall be in full force and effect, and no breach of such agreements shall have occurred and be continuing; all permits and authorizations necessary for the lawful consummation of the divestiture shall have been obtained and no judgment, order, injunction or other legal prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority, shall be in effect which prohibits, makes illegal or enjoins the consummation of the divestiture.

Agilent’s obligation to consummate the merger is subject to the satisfaction or waiver by Agilent of a number of additional conditions as follows:

•       our representations and warranties in the merger agreement (other than those set forth in the immediately following two bullet points) (a) that are qualified as to material adverse effect shall be true and correct and (b) that are not so qualified as to material adverse effect shall be true and correct, in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (b) to be so true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•       our representations and warranties in the merger agreement as to our power and authority to enter into, execute and deliver the merger agreement and perform our obligations thereunder, the enforceability of the merger agreement and with respect to the applicability of state takeover laws shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•       our representations and warranties in the merger agreement as to our capitalization shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in our actual fully diluted capitalization (including our outstanding capital stock and options) from our fully diluted capitalization as set forth in merger agreement by an amount that does not exceed one percent of such fully diluted capitalization;

•       we shall have performed and complied in all material respects with all of our covenants contained in the merger agreement;

•       there shall not have been any material adverse change in us which is continuing;

•       (a) no suit, action, proceeding, application or counterclaim shall be pending or brought by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the merger, the divestiture or any other transaction contemplated by the merger agreement, (ii) cause the merger, the divestiture or any of the other transactions contemplated by the merger agreement to be rescinded, (iii) result in any antitrust restraint, or (iv) have a material adverse effect on us or Agilent, (b) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any applicable law have been enacted having any such effect, and (c) no governmental authority shall have notified the parties of any intent to challenge, or issue a statement of objections, with respect to the merger, the divestiture or any of the other transactions contemplated by the merger agreement; and

•       the asset purchase agreement and the license agreement shall be in full force and effect, and no breach of such agreements shall have occurred and be continuing; all permits and authorizations necessary for the lawful consummation of the divestiture shall have been obtained and no judgment, order, injunction, law or other legal prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority, shall be in effect which prohibits, makes illegal or enjoins the consummation of the divestiture.

Termination (page 75)

The merger agreement may be terminated at any time prior to the effective time of the merger, either before or after we have obtained adoption of the merger agreement by our stockholders:

•       by the mutual written consent of Agilent and ourselves;

•       by written notice of either Agilent or ourselves, if:

•        the merger has not been consummated on or before August 31, 2007 (unless such termination date is otherwise extended pursuant to the terms of the merger agreement for the purpose of satisfying the closing conditions in the merger agreement regarding compliance with anti-trust laws); or

•        any governmental entity has issued a nonappealable final order, decree or ruling or taken any other final nonappealable action of permanently restraining, enjoining or otherwise prohibiting the merger and the other transactions contemplated by the merger agreement;

•       by us upon a breach of any representation, warranty, covenant or agreement on the part of Agilent set forth in the merger agreement, or if any representation or warranty made by Agilent in the merger agreement shall have become untrue, in either case such that specified conditions in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, subject to applicable cure periods set forth in the merger agreement; or

•       by Agilent upon a breach of any representation, warranty, covenant or agreement on our part set forth in the merger agreement, or if any representation or warranty made by us in the merger agreement shall have become untrue, in either case such that specified conditions in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, subject to applicable cure periods set forth in the merger agreement.

The merger agreement may be terminated, provided that such termination occurs before we have obtained approval by our stockholders of the adoption of the merger agreement:

•       by us, if each of our Special Committee and our Board of Directors has effected a change of recommendation with respect to the merger in accordance with the provisions of the merger agreement as a result of the receipt of a superior proposal to the merger, we have not otherwise violated certain other provisions of the merger agreement and we have paid the termination fee to Agilent; or

•       by Agilent, at any time prior to Company Stockholder Approval, if we have (i) failed to call or hold the stockholders’ meeting, (ii) effected a change of recommendation with respect to the merger, (iii) approved or recommended any alternative transaction to the merger, (iv) entered into any letter of intent or other contract accepting any alternative transaction proposal, (v) failed to reconfirm the unanimous recommendation of the Special Committee or the recommendation of our Board of Directors that our stockholders adopt the merger agreement within ten business days of receipt of a written request from Agilent to do so, or (vi) failed, within ten business days after any tender or exchange offer commenced by any third party shall have been first published, sent or given, to have sent to our security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Special Committee and Board of Directors recommends rejection of such tender offer or exchange offer.

The merger agreement may be terminated, provided that such termination occurs after the special meeting has occurred at which a vote was taken if approval of the stockholders of the adoption of the merger agreement is not obtained at the special meeting, or at any adjournment or postponement thereof, subject to certain limitations set forth in the merger agreement.

Termination Fees (page 76)

The merger agreement obligates us to pay a termination fee to Agilent of $8,500,000 if:

•       we terminate the merger agreement prior to obtaining approval of our stockholders of the adoption of the merger agreement and following a change in recommendation of each of the Special Committee and our Board of Directors with respect to the merger that is effected, following our compliance with the terms of the merger agreement, in connection with our receipt of a superior proposal;

•       the merger agreement is terminated by Agilent, at any time prior to adoption of the merger agreement by our stockholders, if we have, or the Special Committee or our Board of Directors or any other committee thereof has (i) failed to call or hold the special meeting of our stockholders to adopt the merger agreement, as provided in the merger agreement, (ii) failed to include in this proxy statement the unanimous recommendation of the Special Committee and the recommendation of our Board of Directors that our stockholders vote in favor of the adoption of the merger agreement, (iii) effected a change of recommendation, (iv) approved or recommended any alternative transaction to the merger, (v) entered into any letter of intent or other contract accepting any alternative transaction proposal, (vi) failed to reconfirm the unanimous recommendation of the Special Committee or the recommendation of our Board of Directors that our stockholders adopt the merger agreement within ten business days of receipt of a written request from Agilent to do so, or (vii) failed, within ten business days after any tender or exchange offer commenced by any third party shall have been first published, sent or given, to have sent to our security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Special Committee and Board of Directors recommends rejection of such tender offer or exchange offer; or

•       the merger agreement is terminated by us or Agilent if our stockholders do not adopt the merger agreement at the special meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken, following a change of recommendation with respect to the merger by the Special Committee or our Board of Directors or any other committee of our Board of Directors, and if, within 12 months following termination of the merger agreement, any alternative transaction to the merger with respect to Stratagene is consummated or we enter into a contract providing for any alternative transaction to the merger.

Regulatory Matters (page 56)

Under the provisions of the HSR Act, we and Agilent may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period under the HSR Act has expired or been terminated. We and Agilent filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on April 18, 2007. If early termination is not granted and a request for additional information by the reviewing agency is not made, the waiting period will expire at 11:59 p.m. on May 18, 2007.

Under Sec 39 Para 1 of the German Act Against Restraints, we and Agilent may not complete the merger until we have submitted a Notification of a Concentration with the applicable German antitrust authorities and the applicable 30-day waiting period has expired or been terminated. We and Agilent expect to file the Notification of a Concentration with the applicable German antitrust authorities by the end of April 2007.

Except for filings or notices under antitrust and competition laws or under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Amendment and Waiver (page 77)

The parties may amend, modify or waive any provision of the merger agreement prior to the closing date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, Agilent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after stockholder adoption of the merger agreement has been obtained, the parties may not amend the merger agreement without obtaining further approval by such stockholders if, by law, such amendment would require further stockholder approval or if such amendment changes the amount or form of the consideration to be delivered to the holders of Stratagene common stock. No amendment, modification or waiver will be effective unless it is set forth in a written instrument signed on behalf of Agilent, Merger Sub and us and authorized by each of Agilent’s, Merger Sub’s and our boards of directors or a duly designated committee thereof.

Appraisal Rights (page 77)

Under Delaware law, if you do not vote for adoption of the merger agreement and, prior to the adoption of the merger agreement at the special meeting, you make a written demand to us and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the fair value of your shares of stock in lieu of the $10.94 per share merger consideration as determined by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex I to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 57)

If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options (page 62)

Each vested option to purchase Stratagene common stock with an exercise price per share that is less than $10.94 and that is issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (i) the number of shares of Stratagene common stock subject to such vested Stratagene option multiplied by (ii) the sum of $10.94 minus the exercise price per share of Stratagene common stock subject to such vested Stratagene option. Vested options to purchase Stratagene common stock with an exercise price per share equal to or greater than $10.94, and unvested options to purchase Stratagene common stock, that are, in each case, issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished without any payment or other consideration for such options or the issuance of any securities in exchange or substitution for such options. Promptly after the merger closes, Agilent shall cause the payment of the consideration, if any, net of any tax withholding, due under the merger agreement to holders of vested options with exercise prices per share that are less than $10.94.

Interests of Stratagene Officers and Directors in the Merger (page 48)

In considering the recommendation of our Special Committee and of our Board of Directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our Special Committee and our Board of Directors were aware of these interests and considered them, among other matters, in approving the merger agreement.

In addition, Dr. Sorge’s interests in connection with the merger differ from those of our unaffiliated stockholders. In connection with the execution of the merger agreement, on April 5, 2007, Stratagene entered into the asset purchase agreement with Catalyst and Agilent entered into the license agreement with Catalyst. Pursuant to the asset purchase agreement, among other things, following the effective time of the merger, Stratagene will sell, transfer and assign to Catalyst certain assets for an aggregate cash purchase price of $6,600,000, which include, among other things, certain patent rights, a parcel of real property owned by the Company located in Jackson, Wyoming, certain tangible assets located at the facility on such real property, and certain contractual arrangements and their related obligations. The aggregate value of $6,600,000 with respect to the assets to be transferred and licensed to Catalyst in this divestiture was determined on the basis of an appraisal performed by Navigant Capital, an independent valuation firm. Pursuant to the asset purchase agreement, Catalyst has agreed, among other things, not to directly or indirectly engage in or participate in the financing, operation, management or control of, or permit Catalyst’s name to be used in connection with, any person or business that engages or participates in any business of the type engaged in by Stratagene or that we have made demonstrable preparations to engage in prior to the effective time of the merger during the three-year period following the closing of the transactions contemplated by the asset purchase agreement, subject to Catalyst’s right to conduct business in certain permitted diagnostics, therapeutics and clinical services fields (as described in the asset purchase agreement). In addition, pursuant to the license agreement, Agilent will grant to Catalyst a non-exclusive, non-transferable, world-wide, fully paid, royalty free license to certain intellectual property and Catalyst will provide Agilent with certain rights to supply, manufacture and distribute certain products.

Also in connection with the execution of the merger agreement, Dr. Sorge has entered into a severance waiver agreement (the “severance waiver agreement”) with Stratagene pursuant to which, subject to and conditioned upon the consummation of the merger, Dr. Sorge and Stratagene have agreed that Dr. Sorge’s employment with Stratagene will be terminated by Stratagene effective immediately prior to the effective time of the merger and Dr. Sorge will waive his rights to all cash severance benefits in the amount of approximately $1,000,000 and retain his rights to all non-cash severance benefits from

Stratagene in connection with the merger, including under his existing employment agreement with Stratagene. A copy of the severance waiver agreement is attached as Annex F to this proxy statement, and you are encouraged to read it in its entirety.

In addition, each of our existing employment agreements with our executive officers other than Dr. Sorge provides that, if such executive officer is terminated for “cause” or resigns with “good reason” (as described in the applicable employment agreement) within prescribed time periods prior to or following the consummation of a “change of control” (as described in the applicable employment agreement), such executive officer will be entitled to a lump sum payment equal to 200% of either such executive’s then current salary or such executive’s average annual base salary plus bonuses during each of the three preceding years, as applicable, reimbursement for continuation of COBRA health coverage or company-funded medical, disability and insurance benefits, as applicable, in each case for 24 months following such termination or resignation, and accelerated vesting of all unvested stock options previously granted to such executive officer under our equity compensation plans. Pursuant to each such employment agreement, the foregoing benefits will be reduced, if necessary, to avoid triggering golden parachute penalties under Section 280G of the Internal Revenue Code. Specific amounts payable to our executive officers under the terms of their existing employment agreements with us as a result of the merger are described below under “—Change of Control Agreements with Named Executive Officers” beginning on page 42.

The merger agreement also provides that, at the effective time of the merger, each vested and outstanding option to purchase shares of Stratagene common stock with an exercise price per share that is less than $10.94, including those vested options held by our executive officers and directors and those options that become vested upon acceleration pursuant to the terms of the employment agreements described above as a result of  termination of employment of the holders thereof, will be converted into the right to receive a cash payment equal to the number of shares of Stratagene common stock subject to such vested option, multiplied by the amount by which $10.94 exceeds the exercise price per share of the option. The table in the section entitled “THE MERGER—Interests of Stratagene Officers and Directors” (page 41) sets forth the total amount of cash that will be received by each of our officers and directors in respect of his or her shares of Stratagene common stock and vested options upon the closing of the merger.

The merger agreement also provides that our officers and directors will be indemnified by Agilent and us against certain liabilities and we or Agilent will maintain in effect directors’ and officers’ liability insurance on behalf of those directors and officers following the effective time of the merger.

Stockholder Litigation (page 55)

On April 10, 2007, we were named a defendant in a complaint, captioned David Whitney v. Stratagene Corporation et al., filed against us and the individual members of our Board of Directors in the Superior Court of County of San Diego, State of California. On April 19, 2007, we were named a defendant in a complaint, captioned Iris Waegelin v. Stratagene Corporation et al., filed against us and the individual members of our Board of Directors in the Superior Court of County of San Diego, State of California. Each of the complaints generally alleges, among other things, that the proposed merger was the result of an unfair process by which we and the members of our Board of Directors breached our fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing. The plaintiffs seek certification of the matter as a class action, a declaratory judgment that the merger agreement was entered into in breach of our and each of our directors’ fiduciary duties and is therefore unlawful and unenforceable, and an injunction prohibiting the consummation of the merger. We believe the claims asserted in the complaints are without merit and intend to vigorously defend against these actions.

No Solicitation of Other Acquisition Proposals (page 70)

We have agreed that we will not, directly or indirectly:

•       solicit, initiate, seek, or knowingly encourage any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations, or enter into any agreement with, any party or group regarding any alternative transaction to the merger;

•       approve, endorse or recommend any alternative transaction to the merger, except as specifically permitted by the merger agreement; or

•       enter into any letter of intent or similar document or any contract  relating to any alternative transaction proposal.

If, prior to the time that stockholder adoption of the merger agreement has been obtained, we receive an unsolicited, bona fide written alternative transaction proposal which is determined to be, or which the Special Committee and our Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) is reasonably likely to become, a superior proposal to the merger, if (a) each of our Special Committee and Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to our stockholders under applicable law, and (b) we have given Agilent prior written notice of our proposed action and identified the person or group making the alternative transaction proposal and its material terms, we, the Special Committee or our Board of Directors may provide nonpublic information to and engage in discussions with the person making the alternative acquisition proposal, provided that such person has entered into a confidentiality agreement on the terms described in the merger agreement. Contemporaneously with providing such nonpublic information to such person or group, we must provide such nonpublic information to Agilent.

Solely in response to the receipt of an unsolicited, bona fide written alternative transaction proposal which each of our Special Committee and Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is a superior proposal to the merger, our Board of Directors may make a change of recommendation with respect to the merger with Agilent or recommend such superior proposal, if:

•       the superior proposal has been made and has not been withdrawn and continues to constitute a superior proposal;

•       our stockholders have not yet adopted the merger agreement;

•       we have (a) provided to Agilent three business days’ prior written notice (1) that we have received a superior proposal to the merger, (2) the material terms and conditions of the superior proposal and the identity of the person making the superior proposal, and (3) that we intend to effect a change of recommendation with respect to the merger and the manner in which we plan to do so, (b) provided to Agilent all materials and information delivered or made available to the person making the superior proposal in connection with such superior proposal, and (c) during such three business day period, if requested by Agilent, engaged in good faith negotiations to amend the merger agreement in such a manner that the superior proposal would no longer be a superior proposal to the merger with Agilent;

•       Agilent shall not have, within the three business day period, made an offer that the Special Committee has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the alternative transaction proposal that had been determined to be a superior proposal no longer being a superior proposal to the merger with Agilent;

•       the Special Committee has determined in good faith, after consultation with its outside legal counsel, that, in light of such superior proposal and the results of any negotiations with Agilent and any offer from Agilent, the Special Committee is required to effect a change of recommendation to comply with its fiduciary duties to our stockholders under applicable law; and

•       we have complied with our non-solicitation obligations in the merger agreement and certain other obligations under the merger agreement.

Unless the merger agreement is terminated in accordance with its terms, notwithstanding any change of recommendation with respect to the merger with Agilent by the Special Committee, our Board of Directors or any other committee of our Board of Directors, the adoption of the merger agreement must be submitted to our stockholders at the special meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Stratagene, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•       the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•       receipt of necessary regulatory approvals;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•       the risk that the merger agreement may be terminated in circumstances which require us to pay Agilent a termination fee of $8,500,000;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•       risks relating to the diversion of management’s attention as a result of the proposed merger from ongoing business operations;

•       other risks detailed in our current filings with the U.S. Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K.

See “WHERE YOU CAN FIND MORE INFORMATION” on page 70 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Stratagene as part of the solicitation of proxies by our Board of Directors for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at 11011 North Torrey Pines Road, La Jolla, California 92037 on      , 2007, beginning at 9:00 a.m., local time. The purpose of the special meeting is:

•       to consider and vote on a proposal to adopt the agreement and plan of merger, dated as of April 5, 2007, by and among Agilent, Merger Sub and Stratagene, as that agreement may be amended from time to time.

•       to approve adjournments of the special meeting, if deemed necessary, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

•       to transact such other business as may properly come before the special meeting or any adjournment thereof.

Recommendation of the Board of Directors and the Special Committee

Stratagene’s Board of Directors has determined, following the unanimous recommendation of the Special Committee, that the merger agreement and the merger are advisable, fair to and in the best interests of Stratagene and its stockholders, and has approved the merger agreement. The Board of Directors recommends and the Special Committee unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of Stratagene common stock as of the close of business on               , 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were        shares of Stratagene common stock outstanding held by approximately        stockholders of record. Of such shares outstanding as of the record date, the principal stockholders collectively held an aggregate of        shares, or       % of the total shares of Stratagene common stock issued and outstanding as of the record date. Holders of a majority of the shares of Stratagene common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Stratagene common stock outstanding on the record date and entitled to vote at the special meeting. In connection with the execution of the merger agreement, the principal stockholders have entered into a voting agreement with Agilent,  pursuant to which the principal stockholders have agreed, among other things, not to sell or otherwise transfer shares of Stratagene capital stock owned by such stockholders as of the date of the voting agreement or acquired subsequent thereto to any third party, subject to certain limited exceptions, and to vote all shares of Stratagene’s capital stock owned by them in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger (and against any proposal for an alternative transaction or any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement). In addition, each principal stockholder has granted to the officers of Agilent an irrevocable proxy to vote its shares of Stratagene common stock at every meeting of the stockholders of Stratagene, and with respect to every written consent of Stratagene stockholders in lieu of any such meeting, in the manner described above. In the event that an alternative transaction to the merger with Agilent is proposed to us, and there is a change of recommendation of the Special Committee or our Board of Directors with respect to the merger with Agilent that is effected following our compliance with the terms of the merger agreement, then the Voting Agreement is terminated.

Each holder of a share of Stratagene common stock is entitled to one vote per share. Failure to vote your proxy by returning a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if deemed necessary, to permit further solicitation of additional proxies.

Brokers or other nominees who hold shares of Stratagene common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of Stratagene common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if deemed necessary, to permit further solicitation of additional proxies.

Voting

Stockholders may vote their shares by attending the special meeting and voting their shares of Stratagene common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or through the internet or by telephone following the instructions on the enclosed proxy card. All shares of Stratagene common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Stratagene common stock represented by the proxy will be voted “FOR” adoption of the merger agreement, and the adjournment, if deemed necessary, to permit further solicitation of proxies.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Stratagene Corporation 11011 North Torrey Pines Road, La Jolla, California 92037; Attn: Chief Financial Officer, or contact Steve Martin, our Chief Financial Officer, at (858) 373-6303.

Stockholders who hold their shares of Stratagene common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, should follow the procedures provided by such bank, broker or other person regarding the voting of your shares.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•       giving written, dated notice of revocation to the Corporate Secretary of Stratagene;

•       submitting another properly completed proxy bearing a later date; or

•       voting in person at the special meeting.

If your shares of Stratagene common stock are held in the name of a bank, broker or other holder of record, you must follow the instructions of your bank, broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Stratagene common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

Other Business

Pursuant to the terms of the merger agreement, without the prior written consent of Agilent, adoption of the merger agreement (including adjournment of the special meeting, if deemed necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement) is the only matter which we will propose to be acted on by our stockholders at the special meeting.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of the ongoing valuation of our business, we regularly consider a variety of strategic alternatives as part of our long-term strategy to maximize stockholder value. As part of this process and in light of the ongoing consolidations and changes in our industry, we have evaluated various alternatives for expanding our business, improving our competitive position and enhancing stockholder value, including the advisability of entering into a strategic business combination. From time to time, we have received inquiries from other companies looking toward the possibility of a business combination transaction involving all or part of our company or its businesses. Until recently, none of these discussions led to meaningful negotiations between the parties.

In late 2006, Joseph A. Sorge, M.D., our Chairman, Chief Executive Officer and President, met over dinner with Nicolas H. Roelofs, Vice President and General Manager, Life Sciences Solutions Unit, of Agilent, at the request of Dr. Roelofs, to discuss potential business development activities between the two companies. Dr. Roelofs was familiar with our business and technology, having served as our Chief Operating Officer until December 2004   Most of the discussion centered on ways that Agilent and Stratagene could work together as independent companies, including the co-development and/or co-marketing of products. However at the conclusion of the meeting, Dr. Roelofs asked Dr. Sorge if Stratagene might consider an investment or acquisition by Agilent.  No terms were discussed and Dr. Sorge indicated we would need to obtain more information before we could consider such significant alternatives to what had been discussed all evening.

On December 14, 2006, Dr. Sorge met with William P. Sullivan, Agilent’s President and Chief Executive Officer, Chris van Ingen, President of Life Science and Chemical Analysis of Agilent, and Dr. Roelofs over dinner to further explore strategic alternatives. During this meeting, the parties discussed various scenarios, one of which was an acquisition by Agilent of our business. As part of the discussion, Agilent indicated that it was not interested in pursuing our molecular diagnostics business at the present time. Mr. Sullivan, Mr. van Ingen and Dr. Roelofs indicated that they did not have approval of Agilent’s Board to make any offers, and they did not make an offer, but that they wished to gather sufficient information to discuss the possibilities at an upcoming meeting of the Agilent Board to be held during the third week of January 2007. Dr. Sorge said that Stratagene would need much more additional information before it could even consider the possibility of an acquisition. Dr. Sorge and Dr. Roelofs agreed, subject to the execution of a confidentiality agreement, to continue to discuss these possibilities.

On December 18, 2006, Agilent executed a mutual confidentiality agreement with us. The confidentiality agreement was initiated by Agilent and negotiated with Steve R. Martin, our Vice President and Chief Financial Officer.

On January 3, 2007, Dr. Roelofs arranged a meeting with Dr. Sorge at our headquarters to further explore the current elements of our business and develop an understanding of what information we might need to evaluate an offer from Agilent.

On January 24, 2007, Agilent submitted a written due diligence request list to us.

On January 26, 2007, senior management from Agilent (including Dr. Roelofs and John Eaton, Vice President Corporate Development) and their counsel met with Dr. Sorge, Mr. Martin and Carlton Eibl, on behalf of our Board of Directors, and our outside counsel, Latham & Watkins LLP, to discuss potential mutually advantageous transaction structures and the coordination of a formal due diligence review of our business, operations and intellectual property. Dr. Sorge presented an initial draft of the schedule of assets and intellectual property related to the molecular diagnostics, therapeutics and clinical services businesses of Stratagene (the “non-core assets”) which had been requested by Dr. Roelofs. Deal structures which were considered included: (i) a sale of our entire business to Agilent, (ii) an acquisition of our core business by Agilent and the sale of the non-core assets unwanted by Agilent to a third party, (iii) an acquisition of our core business by Agilent and the retention of the non-core assets by us, and (iv) an acquisition of our core business by Agilent and the sale of the non-core assets to a newly formed company to be headed by Dr. Sorge. After discussing and considering all of these alternatives with the Agilent representatives, a general understanding and consensus developed among the meeting participants that: (i) Agilent attached little value to the non-core assets in the context of Agilent’s strategy for our  business following the potential transaction, (ii) the developmental and non-revenue producing nature of the non-core assets would make them hard to market and difficult to support as a stand-alone business for the foreseeable future, (iii) the diverse nature of such non-core assets would also make them difficult to market as a group to a third party who was unfamiliar with such non-core assets, and (iv) tax, corporate and securities law considerations generally favored an acquisition of our core business through a reverse-triangular merger. Therefore, it was tentatively determined that an acquisition of us by Agilent through a reverse-triangular merger and a carve-out of the non-core assets through a sale by Agilent, immediately after the closing of such merger, of certain of the non-core assets together with a license of the other non-core assets to a newly formed company owned by Dr. Sorge or other parties (who were already familiar with such assets), would likely yield the highest total value to our stockholders. It was also determined by us and Agilent that the value to be paid for the non-core assets in the divestiture should be paid to our stockholders as part of the purchase price for the merger.

On January 31, 2007, the formal due diligence process commenced and we began to provide documents and other materials requested by Agilent through a virtual data room. Also on January 31, 2007, Mr., Martin and our outside counsel held a telephonic conference call with our three remaining Board members, John Reed, Robert Manion and Peter Ellman, who had not been present at the January 26, 2007 meeting with Agilent. On this call, our outside counsel explained to these directors their fiduciary duties and responsibilities in considering a potential strategic transaction, and the members of the Board discussed the status of the discussions with Agilent.

On February 7, 2007, Mr. Martin and Dennis Ferguson, our Senior Director of Human Resources, met with Agilent personnel to discuss additional diligence items, including employee review and a review of our operations and financial information.

On February 8, 2007, our outside counsel received a preliminary draft term sheet from Agilent to be used as a basis of discussion for the meeting scheduled for the following day. Consistent with the conclusions reached at the meeting on January 26, 2007 among the parties, the draft term sheet proposed an all-cash acquisition of our business through a reverse-triangular merger with a wholly-owned subsidiary of Agilent. It was also contemplated that, immediately following the closing of the merger, certain non-core assets that Agilent was not interested in would be sold or licensed back to a newly formed company to be controlled by Dr. Sorge. A proposed purchase price for all of our outstanding stock was not included in the draft term sheet.

On February 9, 2007, at the request of a large publicly-held life sciences company which we refer to as Other Party No. 1, Dr. Sorge met over breakfast with representatives of Other Party No. 1 regarding whether we might be interested in re-initiating discussions related to an acquisition of a portion of our business. Other Party No. 1 had previously contacted us during 2006 regarding the purchase of our life sciences business, but excluding our entire diagnostics business. Dr. Sorge stated that we likely would not be interested  in considering an offer for less than substantially all of our business. Other Party No. 1 asked Dr. Sorge if he knew what price would be needed to purchase substantially all of our business. Dr. Sorge indicated that while no decision had been made as to whether or not to sell our business, he believed that a purchase price in excess of $250 million would likely be required. Other Party No. 1 stated that they were not interested in purchasing our business at that price level.

Later on February 9, 2007 Agilent and its counsel met with Dr. Sorge, Mr. Martin, John Pouk, our Senior VP Global Sales & International Operations and Gavin Fischer, our Director Business Development, and our outside counsel at their offices to discuss the draft term sheet and diligence issues. While a specific purchase price was not discussed and a formal offer was not made, Dr. Roelofs indicated on behalf of Agilent that he believed if an offer were to be made it would be in the range of $220 million, plus our free cash, plus the amount to be received by Agilent for the carved-out non-core assets in the divestiture, minus certain liabilities and expenses identified by Agilent during the diligence process.

Between February 9, 2007 and February 21, 2007 several discussions were held between Agilent and its counsel and Dr. Sorge, Mr. Martin, Mr. Eibl and our counsel regarding the draft term sheet and the schedule of non-core assets for the divestiture.

On February 13, 2007,  we were contacted by a financial intermediary for a privately-held life sciences company (which we refer to as Other Party No. 2) regarding a potential acquisition of us by Other Party No. 2. We responded that we would be willing to enter into discussions with Other Party No. 2 if a mutual confidentiality agreement were entered into.

On February 15, 2007, in connection with certain licensing discussions, we were contacted by another large publicly-held life sciences company (which we refer to as Other Party No. 3) regarding a potential acquisition of us by Other Party No. 3. We indicated that we would be willing to enter into discussions with Other Party No. 3 if a mutual confidentiality agreement were entered into.

On February 21, 2007, we received a revised term sheet from Agilent. On the same day we also entered into a mutual confidentiality agreement with Other Party No. 2 and we began providing them diligence materials as requested.

On February 22, 2007, our Board of Directors held a regularly scheduled meeting. Dr. Sorge and Mr. Eibl briefed the entire Board of Directors on the status of the discussions with Agilent. The draft term sheet was also discussed along with the status of the preliminary discussions with the other potential bidders and other alternatives, such as remaining independent or hiring an investment banking firm to formally market our business.  Our Board of Directors concluded that while all of the various alternatives should be considered, our business should not be formally put up for sale at this time. The Board of Directors carefully considered the most likely buyers for our business and determined that such buyers had already been in contact with us and that conducting a formal auction process or otherwise contacting other potential buyers, including financial buyers, would likely be very disruptive to our business and could lead to public disclosure that we were considering such a transaction. The Board of Directors determined that it was still in the best interests of the stockholders for Stratagene to remain independent unless a sufficiently attractive offer was made by Agilent or one of the other potential bidders. They also determined that formal Board procedures for considering an Agilent proposal and other alternatives would be premature at this time due to the large number of issues (including price) which would need to be resolved before determining to move forward with Agilent or any of the other potential bidders. Our Board of Directors instructed management to continue discussions with Agilent, to keep the Board of Directors informed of any material developments and to request outside counsel to obtain more specific information from Agilent on its proposal, including a draft of the proposed merger agreement. Our Board of Directors considered that if Agilent desired to pursue a transaction at a purchase price range warranting further discussion, which involved a potential transaction structure in which Dr. Sorge or his affiliates may have interests, it would be appropriate at that time to form a Special Committee of independent directors who are not affiliated with Dr. Sorge or his affiliates to evaluate the potential transaction, assist in further negotiations and obtain valuations, and to make recommendations to the full Board of Directors.

On February 26, 2007, we provided Agilent a revised version of the draft term sheet. In addition, our outside counsel informed Agilent that our Board of Directors had requested that Agilent prepare a first draft of a definitive merger agreement. After discussion with our outside counsel, we determined that upon receipt of a definitive draft merger agreement reflecting the concepts set forth in the revised draft term sheet and a further narrowing of a purchase price formulation, our Board of Directors would be prepared to form and authorize a Special Committee to review, evaluate and assist in the negotiations and valuations necessary to attempt to move forward with a potential transaction between the parties.

On February 28, 2007, our outside counsel began contacting five financial advisory firms on a blind basis in order to provide appropriate contact persons and background information and to be prepared to advise the Board with respect to two potential projects—a fairness opinion in connection with the proposed merger and a valuation of the carved-out non-core assets.

On March 2, 2007, we received an initial draft of a merger agreement from Agilent.

On March 3, 2007, Dr. Sorge spoke with Dr. Roelofs to discuss potential financial terms of the transaction, which were not set forth in the draft merger agreement. Dr. Sorge specifically requested that Dr. Roelofs clarify Agilent’s concept within the draft merger agreement with respect to the calculation of a per share purchase price for the transaction. Dr. Roelofs indicated that he had scheduled internal discussions on the matter, including with Mr. Sullivan, Mr. van Ingen and and Adrian T. Dillon, executive vice president, finance and administration, and Chief Financial Officer of Agilent, , and that Dr. Roelofs would get back to Dr. Sorge shortly with a response. On March 5, 2007, our outside counsel prepared and provided to our senior management a preliminary material issues list relating to the draft merger agreement distributed by Agilent, which included issues, among others, surrounding the purchase price, termination provisions, remedies upon a breach of the merger agreement by Agilent, the break-up fee to be paid to Agilent upon termination of the merger agreement in certain circumstances, the definition of “material adverse change” within the merger agreement, representations and warranties made to Agilent, and certain antitrust matters.

On March 6, 2007, Agilent, its outside counsel, Fenwick & West LLP, and our outside counsel discussed the transaction status by telephone.

On March 8, 2007, Other Party No. 3 executed a mutual confidentiality agreement with us and we began providing them with diligence materials as requested.

On March 9, 2007, Dr. Sorge and Dr. Roelofs held a face-to-face meeting in La Jolla, California. The purpose of the meeting was to review the results of Agilent’s diligence investigation and to refine a proposal from Agilent as to the proposed purchase price.  Dr. Roelofs discussed a proposed purchase price of approximately $224.6 million ($220 million plus $4.6 million for our free cash, diminished by certain liabilities and expenses identified by Agilent during the diligence process), plus the value of the carved-out non-core assets as determined by an independent valuation firm. Dr. Sorge indicated that he believed our Board of Directors would not be willing to go forward at such a proposed price.

Between March 10, 2007 and March 13, 2007 various materials were exchanged between us and Agilent and various discussions were held regarding the purchase price. On March 13, 2007, Dr. Roelofs indicated to Dr. Sorge that, based upon Agilent’s additional diligence and the parties’ discussions, Agilent would propose a total purchase price of approximately $232 million plus an amount equal to the value that Agilent would receive in the proposed post-merger sale of the carved-out non-core assets to the newly formed company controlled by Dr. Sorge. Dr. Sorge indicated to Dr. Roelofs that while he still believed that such a price was inadequate, given the movement in purchase price from their March 9, 2007 meeting, he would take this proposal to our Board of Directors for their consideration.

On March 14, 2007, our Board of Directors convened to discuss the Agilent proposal. Outside counsel discussed with the Board of Directors their fiduciary duties under Delaware law and the appropriate procedures for considering a transaction with an interested director. Outside counsel also explained to the Board of Directors the terms of Agilent’s proposal for the proposed transaction and the outstanding issues under the proposed merger agreement. An extensive discussion was held regarding the proposed merger transaction and the related asset purchase transaction whereby a newly formed company controlled by Dr. Sorge would purchase or otherwise obtain rights to use certain of the non-core assets following the merger. Our Board considered the additional value that would be created for the stockholders through the proposed transfer by Agilent of the value to be received by it for such non-core assets as a component of the purchase price to be paid by Agilent to our stockholders. It was determined that a Special Committee should be formed consisting of all of the independent directors, Mr. Eibl, Robert Manion, Peter Ellman and John Reed. Mr. Eibl was elected as the Chairman. The Special Committee was delegated complete authority, among other things, to determine the advisability of the proposed transaction, to negotiate with Agilent and to consider other alternatives, including rejection of the proposed transaction in its entirety, if deemed appropriate by the Special Committee. Our Board of Directors also authorized the Special Committee to retain independent legal and financial advisors to assist in its evaluation of the proposed transaction. Following the Board of Directors meeting, the Special Committee reviewed the materials provided by the potential financial advisors and met and took actions to interview potential financial advisors and independent counsel.

On March 15, 2007, Dr. Sorge prepared and provided  a revised schedule of non-core assets that would be subject to the proposed carve-out and sale upon completion of the merger. The schedule of assets was further revised on March 22, 2007 as a result of further discussions with Agilent. The principal changes to the schedule of assets were the deletion of certain excess land in Texas adjacent to our BioCrest manufacturing facility due to difficulties in splitting the lots from our existing facility. Certain additional patents related to our molecular diagnostics business identified during the diligence process were also added to the schedule of assets.

On March 16, 2007, we provided certain additional diligence materials to Other Party No. 2, responding to a request by Other Party No. 2’s senior management on March 15, 2007.

On March 16, 2007, the Special Committee determined to retain Stradling Yocca Carlson & Rauth, P.C. (“Stradling Yocca”) as its independent legal counsel to advise the Special Committee in connection with a potential sale of our business and to consider the Agilent proposal.

On March 18, 2007, the Special Committee held a telephonic meeting with independent legal counsel from Stradling Yocca. Stradling Yocca reviewed the fiduciary duties and responsibilities of the members of the Committee in connection with the consideration of the proposed merger transaction and the asset purchase transaction. The Special Committee also discussed the status of the Company’s discussions with Other Party No. 1, Other Party No. 2 and Other Party No. 3. At the meeting, the Special Committee elected to pursue further negotiations with Agilent, as well as continued discussions with the other third parties, and not to pursue a formal auction. The Special Committee’s decision was based, in large part, on the current and ongoing discussions with the other third parties, Agilent’s apparent strong interest in a transaction (after the completion of an extensive amount of diligence) and the significant risks associated with a formal auction (including Agilent’s expressed unwillingness to continue pursuing its proposal as part of an auction process, the confidentiality concerns as it relates to our current litigation matters and licensing negotiations with certain third parties, as well as the possible distraction that could affect our employees and customers). The Special Committee’s decision not to pursue a formal auction also was based upon the Special Committee’s belief that a “fiduciary out” in a definitive agreement should provide for an effective post-signing market-check in light of the fact that we are well known in our industry and the announcement of the execution of a merger agreement would become known by any likely suitors. At the meeting, the Special Committee also agreed to engage Navigant Capital to provide the Special Committee with an opinion as to the fair market value of the carved-out assets for a fixed fee which would not be contingent upon the results of the valuation or the consummation of a transaction. The Special Committee also requested that the Special Committee’s counsel work with our outside counsel to review and revise the draft form of merger agreement, including the provisions regarding a “fiduciary out” which would enable us to terminate the merger agreement in light of a superior proposal, the break-up fee provisions, the conditions to closing and related matters.

On March 19, 2007, our outside counsel provided Agilent a markup of the draft merger agreement based on comments it received from our senior management and the Special Committee.

On March 21, 2007, Agilent’s board convened and discussed the potential acquisition of Stratagene. Following such Agilent board meeting on March 21, 2007, Dr. Sorge and Dr. Roelofs had further discussions regarding price. Following discussions, Dr. Roelofs offered on behalf of Agilent a purchase price of  $236.7 million  , plus the appraised value to be received by Agilent in the sale and license of the carved-out non-core assets following the merger. Dr. Sorge conveyed the offer to Mr. Eibl, Chairman of the Special Committee. After receiving such offer on behalf of the Special Committee, Mr. Eibl, as Chairman of the Special Committee, held further discussions with Dr. Roelofs. Mr. Eibl advised that he would discuss with the Special Committee and get back to Dr. Roelofs with a response.

Also, on March 21, 2007, our outside counsel and the Special Committee’s independent counsel discussed with Agilent and its outside counsel the outstanding issues with respect to the merger agreement, and the related voting agreement to be entered into between Agilent, Dr. Sorge and his affiliated entities pursuant to which Dr. Sorge and such entities would vote their shares of common stock of Stratagene in favor of the Agilent merger proposal. It was agreed that such voting agreement would terminate in the event that the Special Committee and the Board of Directors of Stratagene changed their recommendation with respect to the Agilent merger proposal in accordance with the provisions of the merger agreement.

On March 22, 2007, our outside counsel and the Special Committee’s independent counsel provided us and the Special Committee with a list summarizing material outstanding issues with respect to the draft merger agreement.

Also, on March 22, 2007, our Special Committee convened and discussed Agilent’s most recent proposal in detail, including the outstanding issues with respect to the draft merger agreement, and the status of the discussions with Other Party No. 1, Other Party No. 2 and Other Party No. 3. The Special Committee authorized Mr. Eibl to present to Agilent a counter proposal of $250 million, plus the appraised value of the carved out non-core assets to be sold and licensed in the divestiture, as the aggregate purchase price for the transaction. The Special Committee also agreed to engage Houlihan Lokey to provide an opinion regarding fairness in connection with a potential merger transaction for a fixed fee which would not be contingent upon the consummation of a transaction.

Later on March 22, 2007, Mr. Eibl spoke to Dr. Roelofs and conveyed that the Special Committee wanted a purchase price of $250 million, plus the appraised value of the carved-out assets to be sold and licensed in the divestiture. Dr. Roelofs agreed to discuss this internally with Agilent.

On March 23, 2007, Dr. Roelofs called Mr. Eibl and advised him that Agilent would be willing to increase the offer to $244.7 million, plus the appraised value of the carved-out non-core assets. Mr. Eibl told Dr. Roelofs that he would discuss this with the Special Committee. Later that day, the Special Committee was polled by phone and indicated that it was willing to consider a price of $244.7 million plus the appraised value of the carved-out assets to be sold and licensed in the divestiture, and that Mr. Eibl should advise senior management and Agilent to continue negotiations of a definitive merger agreement.

On March 24, 2007 Dr. Sorge was again contacted regarding a potential acquisition of us by Other Party No. 1 which indicated they may now be interested in pursuing discussions regarding a purchase of substantially all of our business. Dr. Sorge indicated that we would be willing to enter into such discussions with Other Party No. 1 if a mutual confidentiality agreement were entered into.

During the week of March 26, 2007, we, Agilent and our respective counsel, including the Special Committee’s independent counsel, had numerous conversations regarding the definitive merger agreement and its terms. We provided detailed draft disclosure schedules to Agilent for their review. Most key provisions were negotiated to resolution between the parties including the addition of provisions in the merger agreement permitting us to terminate the merger agreement upon payment of a break-up fee to Agilent in the event of receipt of an unsolicited alternative acquisition proposal from a third party that is not matched by Agilent and that is determined by the Special Committee and our Board of Directors, upon the terms and conditions in the merger agreement, to be superior to the transaction proposed by Agilent. However, as of the end of such week, disagreements continued to exist regarding the treatment of transaction expenses in the merger, the treatment of unvested stock options, the amount of the break-up fee and remedies for breach of the agreement.

On March 29, 2007, our Special Committee convened with counsel and representatives of Navigant Capital. Navigant Capital reviewed for the Special Committee Navigant Capital’s financial analysis regarding the fair market value of the carved-out non-core assets and provided its preliminary opinion that the fair market value of such assets was $6.5 million in the aggregate. The Special Committee requested that Navigant Capital further review the scope of certain licenses in the proposed carve-out transaction and report back to the Special Committee. At the meeting, independent counsel also reviewed with the Special Committee the status of the negotiations of the merger agreement, including the amount of the break-up fee and the treatment of the outstanding vested and unvested options, as well as the timing of a potential transaction. Independent counsel reviewed the duties of the members of the Special Committee in connection with the treatment of stock options in the context of the proposed transaction. After deliberation, the Special Committee determined to advise Agilent’s counsel and our counsel that the Special Committee would require additional time to complete its deliberations and requested a reduction in the break-up fee requested by Agilent.

On March 29, 2007, we executed a mutual confidentiality agreement with Other Party No. 1. Later on the same date, we also provided due diligence materials and general form transaction documents to Other

Party No. 1 for their consideration and comment. Since Other Party No. 1 had previously indicated they were not interested in the non-core assets, the form transaction documents contained similar asset sale provisions as in the Agilent documents.

Also on March 29, 2007, Dr. Sorge met with the chief executive officer of Other Party No. 2. At the conclusion of that meeting, the chief executive officer of Other Party No. 2 told Dr. Sorge that he did not find sufficient strategic interest in our assets to proceed further and concluded discussions regarding any potential acquisition.

On March 30, 2007, we provided general form transaction documents to Other Party No. 3 for their consideration and comment. Since Other Party No. 3 had previously indicated they were not interested in our non-core assets, the form transaction documents also contained similar asset sale provisions as in the Agilent documents. We did not receive any response to the form transaction documents from Other Party No. 3 and no formal offer was ever made by Other Party No. 3. Based on our previous interactions and experience with Other Party No. 3 we believed that they were not interested in making an offer in a range which would be close to the purchase price being offered by Agilent.

On March 30, 2007, Dr. Sorge met with an executive of Other Party No. 1. At the conclusion of the meeting, the executive said that he would review the opportunity with their management, but would need to better understand certain licensing opportunities before moving forward. He indicated that their preliminary range of value for our business would be in the range of $200 to $220 million plus free cash, minus certain estimated liabilities and expenses. No formal offer was ever made by Other Party No. 1 and there were no further discussions regarding any such offer.

On April 3, 2007, the parties and their respective counsel, including the Special Committee’s independent counsel, held a conference call to attempt to resolve all outstanding issues. Agreement was reached on all issues except the resolution of the treatment of unvested stock options and deal expenses under the merger agreement and the amount of the break-up fee.

On April 4, 2007 an executive from Other Party No. 3 requested additional information regarding our patents and liabilities which we provided.  We had no further discussions with Other Party No. 3 as we believed they were unprepared and unwilling to make an offer in a range which would be close to the purchase price being offered by Agilent.

On April 4, 2007, Dr. Sorge and Dr. Roelofs, on behalf of us and Agilent, respectively, subject to concurrence of our Special Committee, reached tentative agreement on the valuation parameters of the potential merger. This resulted in a per share purchase price of approximately $10.94 per share. On the basis of Agilent’s agreement to transfer to our stockholders the amount to be received by Agilent following the merger for the sale and license of the carved-out assets, the amount of Navigant Capital’s preliminary valuation of such assets was included in the aggregate purchase price that formed the basis for such per share purchase price calculation. The final amount of the break-up fee and our treatment of unvested stock options in the merger remained open issues. During the evening of April 4, 2007, the parties and their counsel worked to finalize a proposed merger agreement and the other transaction documents and disclosure schedules.

At a meeting on the morning of April 5, 2007, our Special Committee convened to consider the proposed merger and related transactions. The Special Committee’s independent counsel further reviewed the legal aspects of the proposed merger, the terms and provisions of the merger agreement and the Special Committee members’ duties and responsibilities in connection with the proposed transaction. Representatives of Houlihan Lokey reviewed with our Special Committee Houlihan Lokey’s financial analysis of the merger consideration and delivered to our Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 5, 2007, to the effect that, as of April 5, 2007 and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by unaffiliated holders of our common stock was fair, from a financial point of view, to such holders. Representatives of Houlihan Lokey also reviewed with the Special Committee data regarding the range of break-up fees agreed to in other selected transactions. At this meeting, representatives of Navigant Capital also provided an update on its analysis of the carved-out non-core assets and delivered to the Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 5, 2007, that the fair market value of the carved-out non-core assets identified in the opinion is $6.6 million.

Following these discussions, and review and discussion among members of the Special Committee, including consideration of the factors described under “Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors,” the Special Committee formally approved the merger agreement and related transactions so long as the stockholders would receive a minimum of $10.94 per share in cash and the break-up fee would not exceed $8.5 million. The Special Committee also authorized the termination of all outstanding unvested options which would not otherwise vest prior to the merger.

Immediately following the Special Committee meeting, our Board of Directors convened and formally approved the merger agreement and related transactions in the same manner as the Special Committee. The resolutions were approved by our entire Board of Directors with Dr. Sorge abstaining as a potentially interested party.

Immediately following our Special Committee meeting and Board of Directors meeting, these actions were conveyed to Agilent’s counsel by our outside counsel. Agilent’s counsel obtained the necessary approvals from Agilent to revise the merger agreement and related documents in accordance with the final actions and requests of our Special Committee and Board of Directors. Following receipt of the revised transaction documents at approximately 5 P.M. PDT on April 5, 2007 the parties executed the final merger agreement and related agreements.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Because Catalyst, an entity affiliated with Dr. Sorge, Stratagene’s Chairman of the Board, Chief Executive Officer and President and controlling stockholder, will purchase certain assets not otherwise desired by Agilent following the effective time of the merger, and, as a result, Dr. Sorge has a financial and other interest that may be different from, and in addition to, your interests in the merger, our Board of Directors decided that, in order to protect the interests of our stockholders that were not affiliated with Dr. Sorge in evaluating and negotiating the merger agreement, a Special Committee of independent directors who are not affiliated with Dr. Sorge or his affiliates should be formed to perform those tasks and, if appropriate, to recommend to our entire Board of Directors that it approve the merger and the terms of the merger agreement to our entire Board of Directors.

The Special Committee consists of four independent directors who are not officers or employees of Stratagene or otherwise affiliated with Stratagene or Dr. Sorge. The Special Committee, acting with the advice and assistance of its independent financial and legal advisors, evaluated and assisted in the negotiations of the merger, including the terms and conditions of the merger agreement, with Agilent.

At its meeting held on April 5, 2007, the members of the Special Committee considered and discussed the terms of the merger agreement, and unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of our unaffiliated stockholders and unanimously recommended to the Board of Directors that the merger agreement and the merger be approved and adopted. The Special Committee considered a number of factors in reaching its determinations and recommendations as more fully described below.

In determining the fairness of the merger and recommending adoption of the merger agreement and approval of the merger to our Board of Directors, the Special Committee consulted with our senior management and the Special Committee’s independent legal and financial advisors. In concluding that the merger and related transactions are in the best interests of Stratagene and those stockholders who are not affiliates of Dr. Sorge, the Special Committee reviewed a significant amount of information and considered a number of factors, including the following:

•       our historical and recent operating results, our financial condition, the position of current and likely competitors and the Board of Directors’ and management’s evaluation of our properties, assets, strategy and prospects, including our prospects if we were to continue as an independent company, including our high selling, general and administrative costs, which would decrease the value of the Company as a going concern;

•       historical market prices of our shares and our historical and projected earnings, including the fact that the $10.94 per share in cash represented (i) a 28.6% premium over our closing stock price on April 5, 2007 (the last trading day prior to the announcement of the transaction), (ii) a 34.4% premium over our closing stock price on March 30, 2007 (the closing price on the 5th day prior to announcement of the transaction), (iii) a 26.5% premium over the closing stock price on March 9, 2007 (the closing price on a day one month prior to the announcement of the transaction), (iv) a 49% premium over our closing stock price on January 10, 2007 (the closing price on a day three months prior to the announcement of the transaction), and (v) a 63.8% premium over our closing stock price on October 5, 2006 (the closing price on a day 6 months prior to the announcement of the transaction);

•       Houlihan Lokey’s financial analyses and its opinion as more fully described below under the caption “Opinion of the Special Committee’s Financial Advisor;”

•       Navigant Capital’s financial and comparative analyses regarding the valuation of the assets and rights to be granted to Catalyst in the divestiture and Navigant Capital’s opinion delivered to the Special Committee that the fair market value of such assets and rights identified in the opinion is $6.6 million, as more fully described below under the caption “Opinion of the Special Committee’s Independent Appraisal Firm;”

•       the possible alternatives to the merger (including the possibility of continuing to operate Stratagene as an independent entity and the desirability and perceived risks of that alternative), the potential benefits to our stockholders of the possible alternatives and the timing and likelihood of accomplishing the goals of such alternatives, and the Special Committee’s assessment that none of such alternatives were reasonably likely to present superior opportunities for Stratagene or to create greater value for our stockholders compared to the proposed merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•       the fact that the divestiture will create additional value for our stockholders in the form of the consideration agreed to be paid by Catalyst for the assets and licensed rights in the divestiture and the transfer of such consideration to our stockholders as a component of the aggregate purchase price to be paid by Agilent in the merger, given that Agilent and the other potential purchasers with whom we had discussions placed little value on such assets and rights;

•       the receipt by our unaffiliated stockholders of a control premium in the proposed merger notwithstanding the fact that such stockholders have purchased stock in a company already controlled by one majority stockholder;

•       the historical low trading volume for shares of Stratagene common stock, which has resulted in a largely illiquid market for the stockholders, and the likelihood that such illiquidity would continue;

•       the fact that following the provision of due diligence to, and discussions with, certain other likely purchasers, none of such persons gave us any expression of interest with respect to a strategic transaction at the levels proposed by Agilent;

•       the timing of the merger and the risk that if we do not accept Agilent’s offer now, we may not have another opportunity to do so;

•       the terms and conditions of the proposed merger agreement, including:

•        the amount and form of consideration being offered to our stockholders, including the fixed nature of the cash merger consideration so that the stockholders will not be affected by any decline in results in operations or prospects of Stratagene or in Agilent’s stock price following the date the merger agreement is executed;

•        the limited conditions to the obligation of Agilent to complete the merger, including the carve outs negotiated as part of the definition of “Material Adverse Effect” and “Material Adverse Change,” as well as the absence of any financing condition to Agilent’s obligation to consummate the merger;

•        the right of the Board of Directors or the Special Committee, in the event it were to receive any unsolicited third-party acquisition proposal or proposals, to consider and enter into negotiations of any such proposals;

•        the termination and termination fee provisions, which entitle the Special Committee and the Board of Directors to withdraw its recommendation of the merger and terminate the merger agreement and the voting agreement in order to enter into an agreement for a superior proposal with a third party, subject to the payment by us of a “break-up” fee in the amount of $8,500,000 which is considered by us to be reasonable and non-preclusive and in line with the data on the level of breakup fees agreed in comparable transactions to the proposed merger;

•       market prices and financial data related to companies engaged in businesses similar to our business and prices and premiums paid in recent acquisitions of other similar companies;

•       the financial condition of Agilent, and the ability of Agilent to complete the merger in a timely manner;

•       the fact that the merger provides the opportunity for our stockholders who believe that the terms of the merger are not fair to pursue dissenter and appraisal rights in respect of the merger under the Delaware General Corporation Law.

The Special Committee also believed the process by which we entered into the merger agreement with Agilent was fair, and in reaching that determination the Special Committee took into account, in addition to the factors noted above, the following:

•       the Special Committee is composed of independent directors (except that Carl Eibl served as the president and chief operating officer of the Company from February 1999 until November 1999, and The Burnham Institute, whose Chief Executive Officer is John Reed and, until September 2005, whose Chairman of the Board of Trustees was Carl Eibl, purchased reagent products from the Company during 2005, in the aggregate amount of $84,000), and, other than the indemnification rights under the merger agreement, the members of the Special Committee do not have a financial interest in the proposed transaction that is different from that of our unaffiliated stockholders (the Special Committee was aware of Mr. Eibl’s prior managerial role with the Company and the relationship of Messrs. Reed and Eibl with The Burnham Institute, and after consideration and consultation with its legal counsel, the Special Committee determined that no current conflict of interest exists and that our unaffiliated stockholders would be better served with Messrs. Reed and Eibl on the Special Committee);

•       the Special Committee was delegated the full authority of our Board of Directors to engage its independent legal and financial advisors, to evaluate, review and negotiate the merger agreement and the merger and to make its recommendation to the Board of Directors of the Company, as well as the authority to determine whether or not to proceed with the transaction, and the members of the Special Committee recognized that they were under no obligation to recommend approval of the merger proposal and that they had authority to recommend against the merger;

•       the arm’s-length negotiations with Agilent, which, among other things, (i) resulted in an increase in the merger consideration from an aggregate of approximately $224.6 million plus the value of the assets and rights to be divested to Catalyst less a portion of the transaction expenses, to an aggregate of $244.7 million plus the value of the assets and rights to be divested to Catalyst, (ii) a reduction of the break-up fee to $8,500,000, and (iii) a right of termination of the merger agreement in the event that the Special Committee and the Board of Directors effects a change of recommendation with respect to a superior proposal.

In the course of its deliberations, the Special Committee also considered a variety of risks and other potentially negative factors, including:

•       because the principal stockholders have agreed to vote, or cause to be voted, approximately 59% of the voting power of our common stock in favor of approving the merger, the proposed merger does not require the approval of any unaffiliated stockholders;

•       adverse effects, if the merger is not consummated, due to potential disruptions in our operations, including potential employee attrition;

•       the restrictions that the merger agreement imposes on soliciting competing bids, and the fact that we would be obligated to pay the $8,500,000 termination fee to Agilent under certain circumstances;

•       the fact that we will no longer exist as an independent, publicly-traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any further appreciation in the value of our company;

•       the fact that the proposed merger would be a taxable transaction for Stratagene stockholders for U.S. federal income tax purposes; and

•       the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the factors considered by the Special Committee is not intended to be exhaustive, but does set forth all of the material factors considered by the Special Committee. The Special Committee reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the Special Committee felt were appropriate. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the merger and the complexity of these matters, the Special Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee. Rather, the Special Committee made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual members of the Special Committee may have given different weights to different factors.

Although the Special Committee was compensated for its work with respect to the transaction, the Special Committee believed that this potential conflict of interest was mitigated by the Special Committee’s mandate, which put them under no obligation to recommend approval of the merger, and the fact that the Special Committee’s compensation was not contingent upon the consummation of a transaction or a recommendation in favor of the merger. Other than the Special Committee’s compensation discussed in “Interests of Stratagene Officers and Directors in the Merger—Special Committee Fees” below, the amount to be received in the merger with respect to vested options held by members of the Special Committee and the indemnification rights of the members of the Special Committee, the Special Committee had no interest in the transaction that differed from that of our unaffiliated stockholders generally.

The Special Committee considered the above factors as a whole, and overall considered them to be favorable to, and in support of, its determination that the transaction is fair to and in the best interests of our unaffiliated stockholders.

After evaluating these factors, the Board of Directors, following the unanimous recommendation of the Special Committee, determined that the merger agreement and related transactions were advisable, fair to and in the best interests of our unaffiliated stockholders and recommended approval of the merger agreement to our Board of Directors. Accordingly, our Board of Directors approved the merger agreement.

Our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for Our Board of Directors’ Determination; Fairness of the Merger

Our Board of Directors consists of five directors, four of whom serve on the Special Committee. On April 5, 2007, following the Special Committee’s meeting with its legal and financial advisors, our Board of Directors, based upon the unanimous recommendation of the Special Committee, concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders.

Our Board of Directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our unaffiliated stockholders based on the following factors:

•       the report of the Special Committee, including the unanimous recommendation of the Special Committee as described above;

•       the Special Committee is composed of independent directors for which no current conflicts of interest exist and, other than indemnification rights under the merger agreement, the members of the Special Committee do not have a financial interest in the proposed transaction that is different from that of our unaffiliated stockholders;

•       the Special Committee’s retention of independent legal and financial advisors who have significant experience with transactions similar to the merger and who assisted the Special Committee in evaluating the merger and in negotiating with Agilent;

•       the opinion of Houlihan Lokey;

•       the opinion of Navigant Capital that, as of April 5, 2007, the fair market value of the assets to be transferred and licensed to Catalyst identified in the opinion is $6.6 million; and

•       the fact that the merger consideration and the other terms of the merger agreement resulted from arms-length negotiations with us and the Special Committee.

Opinion of the Special Committee’s Financial Advisor

Houlihan Lokey was engaged by the Special Committee to provide an opinion to the Special Committee regarding the fairness from a financial point of view to the holders of our common stock other than the principal stockholders, Agilent and its affiliates, of the merger consideration to be received by such holders in the merger.

On April 5, 2007, Houlihan Lokey rendered its oral opinion to the Special Committee, which Houlihan Lokey subsequently confirmed by delivery of its written opinion, dated April 5, 2007, to the effect that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the merger consideration to be received by the holders of our common stock (other than the principal stockholders, Agilent and its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Houlihan Lokey’s written opinion to the Special Committee, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion is included as Annex G to this proxy statement.

Houlihan Lokey directed its opinion to, and provided its opinion for the use and benefit of, the Special Committee in connection with its evaluation of the merger. The opinion addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock in the merger (other than the principal stockholders, Agilent and its affiliates) and does not address any other aspect of the merger. Houlihan Lokey’s opinion also does not address the merits of the merger as compared to other business strategies or transactions that might be available to Stratagene or any underlying business decision of Stratagene in connection with the merger or any other matter. This summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is incorporated by reference in this proxy statement. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, Houlihan Lokey’s written opinion and this summary are not intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger.

Procedures Followed

In connection with its opinion, Houlihan Lokey made such reviews and inquiries and performed such analyses as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•       reviewed Stratagene’s annual report to stockholders on Form 10-K for the fiscal year ended December 31, 2006, which our management identified as containing the most current financial statements available;

•       met and spoke with certain members of our management regarding the merger and the operations, financial condition, future prospects and projected operations and performance of Stratagene;

•       reviewed a draft of the merger agreement, dated April 5, 2007;

•       reviewed the presentation dated April 5, 2007 by Navigant Capital to the Special Committee, referred to as the Navigant Capital Presentation;

•       reviewed financial forecasts and projections prepared by our management and financial forecasts and projections that are publicly available with respect to Stratagene for the fiscal year ended December 31, 2007;

•       reviewed Stratagene’s investor relations presentation at the Roth Capital Conference dated February 21, 2007;

•       reviewed the historical market prices and trading volume for Stratagene’s publicly traded securities for the past year and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

•       reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant; and

•       conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, our management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial forecasts and projections reviewed by Houlihan Lokey had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Stratagene, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Stratagene since the date of the most recent financial statements provided to Houlihan Lokey, and that there were no information or facts that would make any of the information reviewed by it incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which Stratagene is a party (other than the merger).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements and documents identified above and all other related documents and instruments referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate merger consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the merger. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state laws, statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Stratagene, or otherwise have an adverse effect on Stratagene or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents.

Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Stratagene or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation, other than the Navigant Capital Presentation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Stratagene was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Stratagene was or may be a party or was or may be subject and, at the direction of our Board of Directors and Special Committee and with their consent, Houlihan Lokey’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise our Board of Directors or the Special Committee or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion.

Houlihan Lokey’s opinion was furnished for the sole use and benefit of the Special Committee in connection with its consideration of the merger and was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. Houlihan Lokey’s engagement letter with Stratagene contained an express disclaimer to this effect. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to any shareholder or any other person as to how such person should act or vote with respect to the merger.

Houlihan Lokey had not been requested to opine as to, and the opinion did not address: (i) the underlying business decision of our Board of Directors, the Special Committee, Stratagene, Agilent, their respective security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise, except as expressly addressed in the opinion, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Stratagene, or Agilent, or any other party other than those set forth in the opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for Stratagene, Agilent or any other party or the effect of any other transaction in which Stratagene, Agilent or any other party might engage, (v) the tax or legal consequences of the merger to Stratagene, Agilent, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the merger to any one class or group of Stratagene’s or any other party’s security holders vis-à-vis any other class or group of Stratagene’s or such other party’s security holders (including without limitation the allocation of the merger consideration amongst or within such classes or groups of security holders), (vii) whether or not Stratagene, Agilent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, or (viii) the solvency, creditworthiness or fair value of Stratagene, Agilent or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of our Board of Directors and the Special Committee, on the assessment by the Special Committee, Stratagene and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to Stratagene and the merger.

Summary of Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analysis is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of an opinion regarding fairness from a financial point of view is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither an opinion regarding fairness from a financial point of view nor its underlying analyses is readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Houlihan Lokey made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses as a whole, would create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. However, Houlihan Lokey does not have an obligation to update, revise or reaffirm its opinion based on any subsequent developments, or otherwise. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Stratagene and no transaction used in Houlihan Lokey’s analyses for comparative purposes is identical to the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Houlihan Lokey’s analyses and the reference value ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty and, therefore, none of Stratagene, Agilent, Houlihan Lokey or any other person assumes any responsibility if future results are different from those estimated.

Houlihan Lokey’s opinion was provided to the Special Committee in connection with its consideration of the proposed merger and was only one of many factors considered by the Special Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee, our Board of Directors or management with respect to the merger.

The merger consideration was determined through arm’s-length negotiations between Stratagene and Agilent. Houlihan Lokey did not recommend any specific merger consideration to the Special Committee or our Board of Directors or advise the Special Committee or our Board of Directors that any specific merger consideration constituted the only appropriate merger consideration for the merger.

The following is a brief summary of the material analyses underlying Houlihan Lokey’s opinion rendered on April 5, 2007. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, would create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•       Enterprise Value—the value of the relevant company’s outstanding equity securities (taking into account its outstanding stock options and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date;

•       EBITDA—the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period and adjusted for certain non-recurring items;

•       EBIT—the amount of the relevant company’s earnings before interest and taxes for a specified time period and adjusted for certain non-recurring items; and

•       Revenue—gross increases in equity due to inflow of resources (increase in assets or liabilities) from primary income generating activities such as the sale of goods and services.

Unless the context indicates otherwise, enterprise value and per share equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected life science tools and diagnostics companies listed below as of a date proximate in time to the execution of the merger agreement, and the enterprise value and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Accordingly, this information does not necessarily reflect current or future market conditions. Estimates of fiscal year 2007 EBITDA, EBIT and Revenue for Stratagene were based on estimates provided by our management. Estimates of fiscal years 2007 and 2008 EBITDA, EBIT and Revenue for the selected life science tools and diagnostics companies listed below were based on publicly available research analyst estimates for those life science tools and diagnostics companies.

Selected Companies Analysis.

Houlihan Lokey calculated multiples of enterprise value and considered certain financial data of Stratagene and selected life science tools and diagnostics companies.

The calculated multiples included:

•       Enterprise value as a multiple of 2006 EBITDA;

•       Enterprise value as a multiple of 2006 Revenue;

•       Enterprise value as a multiple of estimated 2007 EBITDA; and

•       Enterprise value as a multiple of estimated 2007 Revenue.

The selected life science tools and diagnostics companies were:

•       Invitrogen Corporation;

•       Cepheid;

•       Applera Corporation-Applied Biosystems Group;

•       Qiagen N.V.;

•       Third Wave Technologies, Inc.;

•       Luminex Corporation;

•       Bio-Rad Laboratories, Inc.; and

•       Meridian Bioscience, Inc.

The selected companies analysis indicated the following:

Multiple Description	Low	High	Median	Mean
Enterprise Value as a multiple of:
2006 Revenue	1.45X	8.20X	6.04X	5.14X
2007E Revenue	1.37X	6.32X	4.87X	4.33X
2006 EBITDA	9.3X	22.6X	13.4X	15.9X
2007E EBITDA	10.6X	16.3X	13.4X	13.4X

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for Stratagene, including estimates provided by our management. The selected companies analysis indicated an implied reference range value per share of our common stock of $9.67 to $11.46.

No company utilized in this analysis is identical to Stratagene because of differences between the business mix, regulatory environment, operations and other characteristics of Stratagene and the selected companies. Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Stratagene, such as the impact of competition on the business of Stratagene and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Stratagene or the industry or in the markets generally. Houlihan Lokey believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using selected company data and must be considered together with qualities, judgments and informed assumptions to arrive at sound conclusions.

Selected Transactions Analysis.

Houlihan Lokey calculated multiples of enterprise value and per share equity value to certain financial data based on the purchase prices in selected transactions.

The calculated multiples included:

•       Enterprise value as a multiple of 2006 EBITDA; and

•       Enterprise value as a multiple of 2006 Revenue.

The selected transactions were:

Acquiror	Target
MDS Inc.	Molecular Devices Corporation
Cinven Limited, The Fourth Cinven Find	Phadia AB
Invitrogen Corporation	Sentigen Holding Corp.
Genetix Group plc	Applied Imaging Corporation
GE Healthcare	Biacore International AB
Thermo Fisher Scientific Inc.	Fisher Scientific International
Millipore Corporation	Serologicals Corporation
Caliper Life Sciences, Inc.	Xenogen Corporation
Applera Corporation-Applied Biosystems Group	Ambion, Inc.
Invitrogen Corporation	BioSource International, Inc.
Takara Bio, Inc.	Clontech Laboratories, Inc.
Becton, Dickson and Company	Atto BioScience, Inc.

The selected transactions analysis indicated the following:

Multiple Description	Low	High	Median	Mean
Enterprise Value as a multiple of:
Latest Twelve Months Revenue	1.02X	8.93X	2.90X	3.78X
Latest Twelve Months EBITDA	13.1X	27.3X	14.9X	17.6X

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for Stratagene. The selected transactions analysis indicated an implied reference range value per share of our common stock of $9.99 to $11.96.

None of the transactions utilized in the selected transactions analysis are identical to the merger. In evaluating these transactions, Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Stratagene, such as the impact of competition on the business of Stratagene and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Stratagene or the industry or in the markets generally, which could affect the public trading value of Stratagene and the aggregate value of the transactions to which it is being compared. Houlihan Lokey believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using selected company data and must be considered together with qualities, judgments and informed assumptions to arrive at sound conclusions.

Other Matters

We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey was engaged by Stratagene pursuant to a letter agreement dated as of March 25, 2007 to provide an opinion to the Special Committee regarding the fairness from a financial point of view to the holders of our common stock of the merger consideration to be received by the holders of our common stock in the merger. Pursuant to the engagement letter, we paid Houlihan Lokey a customary fee for its services a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein or the consummation of the merger. Stratagene has also agreed to reimburse Houlihan Lokey for certain expenses, including attorneys’ fees and disbursements, and to indemnify Houlihan Lokey and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Stratagene, any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Opinion of the Special Committee’s Independent Appraisal Firm

On April 5, 2007, at a meeting of the Special Committee held to evaluate the proposed merger and divestiture, Navigant Capital delivered to the Special Committee an oral opinion, confirmed by delivery of a written opinion, dated April 5, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the fair market value of the assets identified in the opinion of Navigant Capital to be sold and licensed to Catalyst pursuant to the proposed divestiture is $6,600,000.

In valuing such assets, Navigant Capital, among other things:

•       analyzed the assets under the premise of value in future use by a business enterprise;

•       considered and relied upon the Appraisal Report dated March 23, 2007 prepared by Rocky Mountain Appraisals for the real estate assets;

•       discussed the assets with our senior management;

•       reviewed the asset purchase agreement, the merger agreement, patents and patent application documents and the license agreement;

•       interviewed industry experts; and

•       conducted other studies, analyses and inquiries as Navigant Capital deemed appropriate.

Navigant Capital expressly relied on the representations and warranties of the parties in the asset purchase agreement and merger agreement without any independent verification, did not independently verify the accuracy and completeness of information supplied to it relating to the assets, and received assurances from our management that our management was not aware of any facts that would make such information inaccurate or misleading in any material respect to Navigant Capital’s analysis.

The full text of Navigant Capital’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Navigant Capital. This opinion is attached hereto as Annex H and is incorporated into this proxy statement by reference. Navigant Capital’s opinion is directed only to the fair market value of the assets identified in the opinion to be sold pursuant to the proposed divestiture and does not address any other aspect of the divestiture or merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to us or our underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder of Stratagene as to how such stockholder should vote or act with respect to the merger. Holders of Stratagene common stock are encouraged to read this opinion carefully in its entirety. The summary of Navigant Capital’s opinion described above is qualified in its entirety by reference to the full text of its opinion.

Under the terms of Navigant Capital’s engagement, we have agreed to pay Navigant Capital customary fees for its valuation opinion, a portion of which was payable upon execution of our engagement letter with Navigant Capital and the remainder of which was payable upon delivery of its opinion. In addition, Navigant Capital shall be paid an additional fee for the disclosure and filing of the text of the opinion in this proxy statement. The amounts of such fees are fixed and are not contingent on the consummation of the merger or the divestiture. Also, we have agreed to reimburse Navigant Capital for its reasonable out-of-pocket expenses, including, but not limited to, travel-related expenses, research, database and similar information charges paid to third-party vendors, and charges of counsel. We have also agreed to indemnify Navigant Capital and related parties against liabilities relating to, arising out of, or in connection with the engagement letter, its opinion and any transaction or proposed transaction contemplated thereby, and to reimburse Navigant Capital for fees and expenses relating to any action in which such indemnity is sought. In the ordinary course of business, Navigant Capital, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Stratagene and Agilent, and, accordingly, may at any time hold a long or short position in such securities. The Special Committee selected Navigant Capital to render its valuation opinion  in connection with the assets identified in the opinion to be sold and licensed to Catalyst pursuant to the proposed divestiture because Navigant Capital is an internationally recognized investment banking firm with substantial experience in similar transactions. Navigant Capital is continually engaged in the valuation of businesses and their securities in connection with private placements, mergers and acquisitions, divestitures and other financial restructuring.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will be merged with and into us, and we will be the surviving corporation of the merger. When the merger is completed, we will cease to be a publicly-traded company and will instead become a wholly-owned subsidiary of Agilent.

Upon completion of the merger, each share of Stratagene common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Stratagene or held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware) will be converted into the right to receive $10.94 in cash, without interest.

At the effective time of the merger, each vested option to purchase Stratagene common stock with an exercise price per share that is less than $10.94 and that is issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (i) the number of shares of Stratagene common stock subject to such vested Stratagene option multiplied by (ii) the sum of $10.94 minus the exercise price per share of Stratagene common stock subject to such vested Stratagene option. Vested options to purchase Stratagene common stock with an exercise price per share equal to or greater than $10.94, and unvested options to purchase Stratagene common stock, that are, in each case, issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished without any payment or other consideration for such options or the issuance of any securities in exchange or substitution for such options. Promptly after the merger closes, Agilent shall pay the consideration, if any, net of any applicable tax withholding, due under the merger agreement to holders of vested options with exercise prices per share that are less than $10.94.

At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders other than the right to receive the cash merger consideration payable by Agilent in the merger. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Stratagene common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is quoted on the NASDAQ Global Market under the symbol “STGN.” As a result of the merger, we will no longer be a publicly-traded company, and there will be no public market for Stratagene common stock. After the merger, Stratagene common stock will cease to be quoted on the NASDAQ Global Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Stratagene common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic Exchange Act reports with the U.S. Securities and Exchange Commission on account of Stratagene common stock.

At the effective time of the merger, the directors and officers of Merger Sub will become the directors and officers of the surviving corporation.

Effects on Stratagene if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and Stratagene common stock will continue to be listed on the NASDAQ Global Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the technology market on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Stratagene common stock. In the event the merger is not completed, our Board of Directors will continue to evaluate and review our business operations and strategy, among other things, to make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances described in greater detail in “PROPOSAL 1—THE MERGER AGREEMENT—Termination Fees” on page 63 of this proxy statement, we will be obligated to pay a termination fee of $8,500,000 to Agilent.

Delisting and Deregistration of Stratagene common stock

If the merger is completed, Stratagene common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission.

Other Agreements Related to the Merger

Voting Agreement

In connection with the execution of the merger agreement, the principal stockholders have entered into a voting agreement with Agilent, pursuant to which the principal stockholders have agreed, among other things, (a) not to sell or otherwise transfer shares of Stratagene capital stock owned by such stockholders as of the date of the voting agreement or acquired subsequent thereto to any third party, subject to certain limited exceptions, (b) to vote all shares of Stratagene’s capital stock owned by them in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger (and against any proposal for an alternative transaction to the merger with Agilent or any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement), (c) not to solicit, seek, initiate, support or knowingly encourage any inquiry or proposal from, furnish any non-public information concerning Stratagene and/or its subsidiaries to, participate in any discussions or negotiations with, or enter into any agreement or letter of intent with, any person regarding any alternative transaction to the merger, and (d) not to approve, endorse or recommend any alternative transaction to the merger, except to the extent that the Special Committee and our Board of Directors are expressly permitted to engage in any of the above described activities in (c) or (d) under the terms of the merger agreement.

Pursuant to the voting agreement, the principal stockholders may sell or transfer shares of Stratagene common stock under certain limited circumstances, including sales of Stratagene common stock held by Dr. Sorge pursuant to the terms of the 10b5-1(c) Sales Plan between Dr. Sorge and Pacific Growth Equities, LLC dated as of June 8, 2006. In addition, each principal stockholder has granted to the officers of Agilent an irrevocable proxy to vote its shares of Stratagene common stock at every meeting of the stockholders of Stratagene, and with respect to every written consent of Stratagene stockholders in lieu of any such meeting, in the manner described above.

The voting agreement will terminate simultaneously with the consummation of the merger, the termination of the merger agreement in accordance with its terms or upon a change of recommendation with respect to the merger with Agilent by the Special Committee and our Board of Directors that is effected following our compliance with the terms of the merger agreement as a result of our receipt of an alternative transaction proposal that constitutes a superior proposal to the merger with Agilent. A copy of the voting agreement is attached as Annex D to this proxy statement, and you are encouraged to read it in its entirety.

Asset Purchase Agreement

The Company has entered into the asset purchase agreement with Catalyst pursuant to which, among other things, following the effective time of the merger, Stratagene will sell, transfer and assign to Catalyst, and Catalyst shall purchase and assume, the following assets for an aggregate cash purchase price of $6,600,000:

•       certain recombinant antibody, oligonucleotide and UTR array patents and complexity reduction and quenched nucleotides patent applications and all reissues, reexaminations, substitutions, divisions and continuations thereof, excluding continuations in-part;

•       a parcel of real property owned by us located at 3545 South Park Drive, Jackson, Wyoming 83001;

•       certain tangible assets located at the facility on the above-mentioned real property;

•       any claim or claims that we may have the right to assert against a particular law firm that previously performed services for us; and

•       certain contractual arrangements we maintain with Cambridge Antibody Technology Limited, Medical Research Council, and The Scripps Research Institute; AROS Applied Biotechnology A/S; Sidney Kimmel Cancer Center; Ixsys, Inc. and William D. Huse and their related obligations.

The aggregate value of $6,600,000 with respect to the assets to be transferred and licensed to Catalyst in the divestiture was determined on the basis of an appraisal performed by Navigant Capital, an independent valuation firm. The benefit of this consideration for the divestiture is being transferred to our stockholders through Agilent’s inclusion of such amount as a component of the aggregate purchase price in the merger that Agilent agreed to pay.

Under the form of assignment and license agreement to be entered into between Stratagene and Catalyst pursuant to the asset purchase agreement with respect to assignment of the patent rights described above to Catalyst, Catalyst has granted a fully-paid, world-wide, royalty-free, non-exclusive license back to Stratagene for the use of such patent rights in its business.

In connection with the divestiture, Catalyst has agreed to contact for purposes of making offers of employment to certain specified employees that are generally located at our facility in Jackson, Wyoming effective as of and contingent upon the closing of the divestiture, and to assume all of our obligations arising out of the termination of employment of such employees with us or otherwise.

Pursuant to the asset purchase agreement, Catalyst has agreed, among other things, not to directly or indirectly engage in or participate in the financing, operation, management or control of, or permit Catalyst’s name to be used in connection with, any person or business that engages or participates in any business of the type engaged in by Stratagene or that we have made demonstrable preparations to engage in prior to the effective time of the merger during the three-year period following the closing of the transactions contemplated by the asset purchase agreement subject to Catalyst’s right to conduct business in the permitted diagnostics, therapeutics or clinical services fields (as defined in the license agreement and discussed below). The asset purchase agreement will automatically terminate in the event the merger agreement is terminated in accordance with its terms. A copy of the asset purchase agreement is attached hereto as Annex B, and you are encouraged to read it in its entirety.

License Agreement

Agilent has entered into the license agreement with Catalyst pursuant to which Agilent will grant to Catalyst, subject to the terms and conditions of the license agreement, rights to certain intellectual property, including a non-exclusive, non-transferable, worldwide, fully-paid, royalty free license to use such intellectual property for internal use and certain cooperative scientific collaborations, and in the clinical services field, the diagnostic services field and the therapeutics field as described below:

•       the clinical services field as defined in the license agreement means the development and use of clinical assays only for Catalyst’s internal use and consumption including provision of contract clinical services resulting in the delivery of clinically or medically relevant results to patients or their caregivers (excluding forensic applications and certain research services);

•       the diagnostics field as defined in the license agreement means the in-vitro products, devices, reagents, components, systems, applications, software and/or assays for clinical use that may require a premarket clearance or approval from the Federal Food and Drug Administration (or a foreign equivalent regulatory body) or that is manufactured under and in compliance with quality systems regulations governing the manufacture of in-vitro diagnostics and/or devices, before same may enter into the stream of commerce (but excluding the fields of urinanalysis, autoimmune and allergy testing);

•       the therapeutics field as defined in the license agreement means the development, manufacture and sale of pharmaceuticals and active pharmaceutical ingredients, including nucleic acid-based therapies in all cases for in-vitro therapeutic consumption and metabolism.

In addition, pursuant to the license agreement, Agilent will supply Catalyst with catalog products from Agilent’s pre-merger catalog, as well as any future products added to Agilent’s catalog that practice any valid claim of any of the patents covered by the agreement, in all cases for a sales price equal to Agilent’s fully burdened cost to manufacture or procure such products plus 10% or, upon a change of control of Catalyst, Agilent’s most favorable end-user commercial terms for such catalog products. The rights granted to Catalyst to commercially exploit the licensed products under the license agreement are subject to certain exclusive rights and rights of first refusal of Agilent with respect to the manufacturing and distribution of such licensed products under the terms and conditions set forth in the license agreement. The license agreement will automatically terminate in the event the merger agreement is terminated in accordance with its terms. A copy of the license agreement is attached hereto as Annex C, and you are encouraged to read it in its entirety.

Severance Waiver Agreement

Dr. Sorge has entered into the severance waiver agreement with Stratagene pursuant to which, subject to and conditioned upon the consummation of the merger, Dr. Sorge and Stratagene have agreed that Dr. Sorge’s employment with Stratagene will be terminated by Stratagene effective immediately prior to the effective time of the merger and Dr. Sorge will waive his rights to all cash severance benefits and retain his rights to all non-cash severance benefits from Stratagene in connection with the merger, including under his existing employment agreement with Stratagene, which provides for medical plan, disability plan and other benefit plan coverage for Dr. Sorge through June 1, 2009. The severance waiver agreement will automatically terminate in the event the merger agreement is terminated in accordance with its terms. A copy of the severance waiver agreement is attached hereto as Annex F, and you are encouraged to read it in its entirety.

Non-Competition Agreement

Dr. Sorge has entered into the non-competition agreement with Agilent pursuant to which Dr. Sorge has agreed, among other things, not to, directly or indirectly, engage in or participate in the financing, operation, management or control of, or permit his name to be used in connection with, any person or business that engages or participates in any business of the type engaged in by Stratagene during Dr. Sorge’s employment with us or that we have made demonstrable preparations to engage in and in which Dr. Sorge actively participated or of which Dr. Sorge has actual material knowledge during the three-year period following the effective time of the merger subject to Dr. Sorge’s right to the permitted diagnostics, therapeutics and clinical services fields (as defined in the license agreement). The non-competition agreement will automatically terminate in the event the merger agreement is terminated in accordance with its terms. A copy of the non-competition agreement is attached hereto as Annex E, and you are encouraged to read it in its entirety.

Interests of Stratagene Officers and Directors in the Merger

In considering the recommendation of the Special Committee and our Board of Directors with respect to the merger agreement, holders of shares of Stratagene common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The Special Committee and our Board of Directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Divestiture

In connection with the proposed divestiture, on April 5, 2007, Stratagene entered into the asset purchase agreement with Catalyst, a Delaware limited liability company of which Dr. Sorge is the sole member, and Agilent entered into the license agreement with Catalyst. Pursuant to the asset purchase agreement, among other things, following the effective time of the merger, Stratagene will sell, transfer and assign to Catalyst certain assets for an aggregate cash purchase price of $6,600,000, which include, among other things, certain patent rights, a parcel of real property owned by Stratagene located in Jackson, Wyoming, certain tangible assets located at the facility on such real property, and certain Stratagene contractual arrangements and their related obligations. The aggregate value of $6,600,000 with respect to the assets to be transferred and licensed to Catalyst in the divestiture was determined on the basis of an appraisal performed by Navigant Capital, an independent valuation firm. The benefit of this consideration for the divestiture is being transferred to our stockholders through Agilent’s inclusion of such amount as a component of the aggregate purchase price in the merger that Agilent agreed to pay. Pursuant to the license agreement, Agilent will grant to Catalyst a non-exclusive, non-transferable, world-wide, fully paid, royalty free license to certain intellectual property and Catalyst will provide Agilent with certain rights to supply, manufacture and distribute certain products. The divestiture will be consummated and the license agreement will become effective on the next business day following the day upon which the merger becomes effective. See “Other Agreements Related to the Merger—Asset Purchase Agreement” and “—License Agreement” above.

Stock Holdings and Stock Options

The merger agreement provides that at the effective time of the merger, each vested option to purchase shares of Stratagene common stock with an exercise price per share that is less than $10.94 and that is issued and outstanding immediately prior to the effective time of the merger, including such vested options held by our directors and executive officers, will be converted into the right to receive an amount of cash equal to the product of (i) the number of shares of Stratagene common stock subject to such vested Stratagene option multiplied by (ii) the sum of $10.94 minus the exercise price per share of Stratagene common stock subject to such vested Stratagene option. The table below sets forth, as of April 19, 2007, for each of our executive officers and directors:

•       the number of shares of Stratagene common stock currently held;

•       the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•       the number of shares subject to vested and outstanding options held by such person (or a member of such person’s immediate family) that have an exercise price per share that is less than $10.94;

•       the amount of cash that will be paid in respect of such vested options upon consummation of the merger; and

•       the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding and do not reflect the impact of any applicable excise tax. With respect to vested options, the payment is calculated by multiplying the number of shares subject to such option by the amount by which $10.94 exceeds the per share exercise price of the option. The merger agreement provides that any unvested Company options, and any vested options that have an exercise price per share equal to or greater than $10.94, will be cancelled and extinguished without any payment immediately prior to the effective time.

	Common Stock Owned		Vested Options with Exercise Price Less than $10.94
	as of April 19, 2007		Held as of April 19, 2007		Total
Name	Shares	Consideration	Shares	Consideration	Consideration
Non-Employee Directors:
Carlton J. Eibl	66,668	$729,348	16,668	$29,103	$758,451
Robert C. Manion	15,000	$164,100	16,668	$29,103	$193,203
John C. Reed, M.D., Ph.D.	—	$—	16,668	$29,103	$29,103
Peter Ellman	1,000	$10,940	6,667	$2,600	$13,540
Executive Officer and Director:
Joseph A. Sorge, M.D.	12,379,840	$135,435,450	756,460	$1,216,286	$136,651,736
Other Executive Officers:
Nelson F. Thune	102,521	$1,121,580	77,158	$471,971	$1,593,551
John R. Pouk	4,233	$46,309	151,200	$277,108	$323,417
Steve R. Martin	6,317	$69,108	20,000	$51,600	$120,708
All directors and executive officers as a group (8 persons)	12,575,579	$137,576,835	1,061,489	$2,106,874	$139,683,709

As described in greater detail below, each employment agreement we have with our executive officers other than Dr. Sorge provides for the acceleration of unvested stock options if such executive officer is terminated for Cause or resigns with Good Reason (as such terms are defined within the applicable employment agreement) within prescribed time periods prior to or following the consummation of the merger. Unvested stock options held by our executive officers with an exercise price less than $10.94 per share that either (a) will vest in accordance with their terms after April 19, 2007 but before consummation of the merger or (b) will accelerate upon consummation of the merger pursuant to our employment agreement with such executive officer, and the value to be paid in respect of such stock options upon consummation of the merger absent an agreement with such executive officer to the contrary, in each case are set forth below under “Change of Control Agreements with Named Executive Officers.”

Change of Control Agreements with Named Executive Officers

Each of the employment agreements with our named executive officers provides for the payment of certain benefits to the named executive officers upon consummation of the merger, as described in the table below. Specific amounts payable upon consummation of the merger to our executive officers (absent an agreement with such executive officer to the contrary) follow the table set forth below.

Name	Benefits Provided
Joseph A. Sorge, M.D. Chief Executive Officer

Pursuant to the severance waiver agreement, Dr. Sorge has waived his rights to all cash severance benefits in the amount of approximately $1,000,000 and has retained his rights to all non-cash severance benefits from Stratagene in connection with the merger, including under his existing employment agreement with Stratagene, which provides for medical plan, disability plan and other benefit plan coverage for Dr. Sorge through June 1, 2009. Under the severance waiver agreement, all stock options previously granted to Dr. Sorge that are subject to vesting requirements will vest immediately prior to the effective time of a change of control. As of the date of this proxy statement, all stock options held by Dr. Sorge are fully vested and it is not anticipated that Dr. Sorge will be granted any new Stratagene stock options prior to the effective time of the merger.

Nelson F. Thune General Manager for Hycor and Senior Vice President of Operations for Stratagene and Hycor

If Mr. Thune is terminated without Cause within 90 days prior to or 24 months after the merger, or Mr. Thune resigns with Good Reason within 24 months after the merger, Mr. Thune would be entitled to the following, pursuant to the terms of his employment agreement with Stratagene:

1.      A lump sum payment equal to 200% of Mr. Thune’s average annual base salary plus bonuses during each of the three preceding years.

2.      Company funded medical, disability and insurance benefits for 24 months following such termination or resignation, or, if shorter, the maximum period then allowable by applicable law.

3.      Vesting as of the date of such termination or resignation of all unvested stock options previously granted to Mr. Thune under our equity compensation plans.

4.      Extension of the post-termination exercise period for all stock options previously granted to Mr. Thune under our equity compensation plans so that all such stock options will be exercisable for a period of three months after such termination or resignation (other than with respect to those options having vesting periods in excess of three months from such date).

5.      The aforementioned payments and benefits shall be cut back, if necessary, in the order of priority designated by Mr. Thune to avoid triggering golden parachute penalties under Section 280G of the Internal Revenue Code.

Mr. Thune’s employment may be terminated for “Cause” under his employment agreement if he (a) engages in any material misconduct, willful breach, or habitual neglect of his duties as an officer of Stratagene, or (b) is finally convicted of a felony. Mr. Thune will be deemed to have resigned with “Good Reason” under the terms of his employment agreement if he does so following the merger as a result of Stratagene doing any of the following without Mr. Thune’s express written consent: (i) assigning Mr. Thune different duties or making changes in his reporting responsibilities, title, or office that are substantially inconsistent with Mr. Thune’s duties, responsibilities, titles or offices immediately prior to the merger; (ii) reducing Mr. Thune’s base salary from that in effect at the time of the merger; (iii) failing to continue any bonus plan in substantially the same form as it existed prior to the merger; (iv) requiring Mr. Thune to be based more than 50 miles from his present location, except for required travel consistent with Mr. Thune’s present business travel obligations; (v) failing to continue any plan or program for compensation, employee benefits, stock purchase or ownership, life insurance, group medical, disability, or vacation in substantially the same form as immediately prior to the merger, or otherwise make any material reduction in Mr. Thune’s fringe benefits; or (vi) failing to obtain the assumption of his employment agreement by Agilent.

John R. Pouk Senior Vice President, Global Sales and International Operations

If Mr. Pouk is terminated without Cause within 90 days prior to or 18 months after the merger, or Mr. Pouk resigns with Good Reason within 18 months after the merger, Mr. Pouk would be entitled to the following pursuant to the terms of his employment agreement with Stratagene:

1.   A lump sum payment equal to 200% of Mr. Pouk’s then-existing salary and reimbursement for costs of continuation of COBRA health coverage for 24 months from the date of such termination or resignation.

2    All of Mr. Pouk’s outstanding awards under our equity incentive plans will vest and/or become exercisable on the later of the date of his termination or resignation and the date immediately prior to the change of control.

3.   The aforementioned benefits shall be cut back, if necessary, in the order of priority designated by Mr. Pouk to avoid triggering golden parachute penalties under Section 280G of the Internal Revenue Code.

We may terminate Mr. Pouk’s employment for “Cause” under the terms of his employment agreement if such termination results from (a) his personal dishonesty or willful material misconduct, (b) his intentional or repeated failure to perform his duties or obligations, (c) his commission of embezzlement or a felony, or (d) any material breach by Mr. Pouk of his employment agreement or our employee invention and proprietary information agreement with Mr. Pouk, subject in cases of clauses (b) and (d) above, to us providing Mr. Pouk with prior written notice of such acts or omissions constituting Cause and Mr. Pouk’s failure to cure such acts or omissions within 90 days of receipt of such written notice. Mr. Pouk will be deemed to have resigned with “Good Reason” under the terms of his employment agreement if he does so as a result of our (i) assignment to Mr. Pouk of duties that are substantially inconsistent with his position as our Senior Vice President, Global Sales and International Operations; (ii) material reduction of Mr. Pouk’s base salary from that in effect as of the effective date of his employment agreement, unless such reductions are applied to all of our executive officers; (iii) requirement that Mr. Pouk be based more than 25 miles from his present location, except for required travel commensurate with Mr. Pouk’s title and position; or (iv) failure to provide Mr. Pouk with employee benefits that are generally comparable in the aggregate to those provided to Mr. Pouk immediately prior to the effective date of his employment agreement or a material reduction of his fringe benefits unless such reduction is applied, pro rata, to all of our executive officers.

Steve R. Martin Vice President and Chief Financial Officer

If Mr. Martin is terminated without Cause within 90 days prior to or 18 months after the merger, or Mr. Martin resigns with Good Reason within 18 months after the merger, Mr. Martin would be entitled to the following pursuant to the terms of his employment agreement with Stratagene:

1.      A lump sum payment equal to 200% of Mr. Martin’s then-existing salary and reimbursement for costs of continuation of COBRA health coverage for 24 months from the date of such termination or resignation.

2.      All of Mr. Martin’s outstanding awards under our equity incentive plans will vest and/or become exercisable on the later of the date of his termination or resignation and the date immediately prior to the change of control.

3.      Mr. Martin’s cash severance payments shall be cut back, if necessary, in the order of priority designated by Mr. Martin to avoid triggering golden parachute penalties under Section 280G of the Internal Revenue Code.

We may terminate Mr. Martin’s employment for “Cause” under the terms of his employment agreement if such termination results from (a) his personal dishonesty or willful material misconduct, (b) his intentional or repeated failure to perform his duties or obligations, (c) his commission of embezzlement or a felony, or (d) any material breach by Mr. Martin of his employment agreement or our employee invention and proprietary information agreement with Mr. Martin, subject in cases of clauses (b) and (d) above, to us providing Mr. Martin with prior written notice of such acts or omissions constituting Cause and Mr. Martin’s failure to cure such acts or omissions within 90 days of receipt of such written notice. Mr. Martin will be deemed to have resigned with “Good Reason” under the terms of his employment agreement if he does so as a result of our (i) assignment to Mr. Martin of duties that are substantially inconsistent with his position as our Chief Financial Officer; (ii) material reduction of Mr. Martin’s base salary from that in effect as of the effective date of his employment agreement, unless such reductions are applied to all of our executive officers; (iii) requirement that Mr. Martin be based more than 25 miles from his present location, except for required travel commensurate with Mr. Martin’s title and position; or (iv) failure to provide Mr. Martin with employee benefits that are generally comparable in the aggregate to those provided to Mr. Martin immediately prior to the date of his employment agreement or a material reduction of his fringe benefits, unless such reduction is applied, pro rata, to all of our executive officers.

The specific cash severance payments, and the value attributable to the continuation of benefits and the accelerated vesting of stock options, in each case payable to each of our executive officers in connection with the merger pursuant to the terms of their respective employment agreements are described below. The amounts set forth below for Dr. Sorge are payable pursuant to the terms of the severance waiver agreement. With respect to each of our executive officers other than Dr. Sorge, the amounts set forth below assume that each such executive officer is either (i) terminated without Cause or

(ii) terminates his employment for Good Reason, in each case within 18 months following the consummation of the merger (or, in the case of Mr. Thune, within two years following the consummation of the merger), and that such executive officer does not enter into an agreement with Agilent after the date of this proxy statement and before consummation of the merger providing for alternative treatment of the matters described below.

Name	Cash Severance Payment	Value of Continued Benefits	Value of Accelerated Stock Options		Total
Joseph A. Sorge, M.D.	N/A	$19,148	N/A	(1)	$19,148
Nelson F. Thune	$620,000	$30,054	$278,750	(2)	$928,804
John R. Pouk	$533,057	$23,919	$217,000	(3)	$773,976
Steve R. Martin	$597,421	$29,488	$330,300	(4)	$869,209	(5)

(1)          All options to purchase Stratagene common stock held by Dr. Sorge as of the date of this proxy statement are fully vested.

(2)          Represents options to purchase 25,000 shares of Stratagene common stock at $8.47 per share (of which options to purchase 12,500 shares of Stratagene common stock vest on May 29, 2007) and options to purchase 50,000 shares of Stratagene common stock at $6.60 per share (of which options to purchase 12,500 shares of Stratagene common stock vest on June 1, 2007).

(3)          Represents options to purchase 50,000 shares of Stratagene common stock at $6.60 per share (of which options to purchase 12,500 shares of Stratagene common stock vest on June 1, 2007).

(4)          Represents options to purchase 30,000 shares of Stratagene common stock at $8.61 per share (of which options to purchase 10,000 shares of Stratagene common stock vest on June 3, 2007) and options to purchase 60,000 shares of Stratagene common stock at $6.60 per share (of which options to purchase 15,000 shares of Stratagene common stock vest on June 1, 2007).

(5)          Includes an $88,000 reduction in the cash payment to Mr. Martin under the terms of his employment agreement to avoid triggering golden parachute penalties under Section 280G of the Internal Revenue Code.

Stratagene Executive Officer Post-Merger Employment Arrangements

In connection with the merger, we anticipate that Nelson F. Thune and John R. Pouk will enter into employment offer letters with Agilent for employment arrangements with Agilent following the closing of the merger. We also anticipate that,  in connection with the merger, Steve R. Martin will enter into a transitional consulting arrangement with Agilent following the consummation of the merger. As of the date of this proxy statement, none of the foregoing arrangements has been finalized.

Indemnification and Insurance

The merger agreement provides that for six years from the effective time of the merger, Agilent will, or will cause the surviving corporation to, fulfill and honor all rights to indemnification in favor of our current or former directors or officers as provided in our organizational documents. Agilent will cause the certificate of incorporation and by-laws of the surviving corporation of the merger to contain the provisions no less favorable to such officers and directors regarding limitation of liabilities of director and officers and indemnification than those set forth in our certificate of incorporation and by-laws as of April 5, 2007. In addition, from and after the effective time of the merger, Agilent shall pay, or shall cause to be paid, any expenses (including fees and expenses of legal counsel) of any such indemnified officer or director (including in connection with enforcing any indemnity obligations of Acquiror to such person) as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law and/or a governmental authority.

For six years after the merger, the surviving corporation will provide officers’ and directors’ liability insurance on terms that are at least as favorable in all material respects as those in our existing policy in effect as of April 5, 2007 to those persons who are covered by such existing policy. However, if the annual premium of such insurance coverage is more than 300% of the current premium, the surviving corporation will not be required to pay the excess amount for insurance and shall maintain or procure the most advantageous policy obtainable for an annual premium equal to 300% of the current premium.

Special Committee Fees

On March 14, 2007, our Board of Directors determined that fair and reasonable compensation should be paid by us to the members of the Special Committee in consideration for their services. In connection with its determination of what would constitute fair and reasonable compensation to the members of the Special Committee, the Special Committee requested that its independent counsel and our outside counsel survey data regarding similar transactions where such fees were paid. The results of this analysis indicated fees typically ranging from $10,000 to over $100,000 per member, with the majority of fees within the range of $25,000 to $50,000 per member. Based on that survey data and the advice of the Special Committee’s independent counsel and our outside counsel, the Special Committee determined in its March 22, 2007 meeting that, subject to the required approval of the disinterested member of our Board of Directors, a fee of $23,000 for each member of the Special Committee (with an additional $10,000 fee paid to the Chairman of the Special Committee and an additional per meeting fee of $500 to be paid to each member of the Special Committee for each meeting attended) was fair and reasonable under the circumstances. The disinterested member of our Board of Directors approved the foregoing fees to be paid to members of the Special Committee as fair and reasonable on April 5, 2007.

Stockholder Litigation

On April 10, 2007, we were named a defendant in a complaint, captioned David Whitney v. Stratagene Corporation et al., filed against us and the individual members of our Board of Directors in the Superior Court of County of San Diego, State of California. On April 19, 2007, we were named a defendant in a complaint, captioned Iris Waegelin v. Stratagene Corporation et al., filed against us and the individual members of our Board of Directors in the Superior Court of County of San Diego, State of California. Each of the complaints generally alleges, among other things, that the proposed merger was the result of an unfair process by which we and the members of our Board of Directors breached our fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing. The plaintiffs seek certification of the matter as a class action, a declaratory judgment that the merger agreement was entered into in breach of our and each of our directors’ fiduciary duties and is therefore unlawful and unenforceable, and an injunction prohibiting the consummation of the merger. We believe the claims asserted in the complaints are without merit and intend to vigorously defend against these actions.

Fees and Expenses of the Merger

Stratagene estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, and foreign regulatory filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $1.8 million. This amount includes the following fees and expenses:

Description	Amount
Houlihan Lokey financial advisory fees and expenses	$305,000
Navigant Capital valuation opinion fees and expenses	$85,000
Legal, accounting and tax advisory fees and expenses*	$1,165,000
SEC filing fees	$7,662
Printing and mailing costs*	$75,000
Special Committee fees(1)	$112,000
Miscellaneous*	$40,000
Total	$1,789,662

*                    Estimated amount.

(1)          Includes fees of $23,000 for each member of the Special Committee, an additional fee of $10,000 paid to the Chairman of the Special Committee and an additional per meeting fee of $500 paid to each member of the Special Committee.

Also, if the merger agreement is terminated under certain circumstances, we will be obligated to pay Agilent a termination fee of $8,500,000.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or the HSR Act, mergers and acquisitions that meet certain thresholds, such as  our merger with Agilent, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Agilent filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on April 18, 2007. If early termination is not granted and a request for additional information by the reviewing agency is not made, the waiting period will expire at 11:59 p.m. on May 18, 2007.

Under Sec 39 Para 1 of the German Act Against Restraints, we and Agilent may not complete the merger until we have submitted a Notification of a Concentration with the applicable German antitrust authorities and the applicable 30-day waiting period has expired or been terminated. We and Agilent expect to file the Notification of a Concentration with the applicable German antitrust authorities by the end of April 2007.

Under the merger agreement, the Company, Agilent and Merger Sub have agreed to use their commercially reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger, including making any required submission with any governmental entity with respect to the merger. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any antitrust laws, Agilent has no obligation to litigate or contest any action, proceeding, decree, judgment, injunction or other order, or to enter into agreements or consent decrees or submit to orders providing for (a) any obligation to sell, divest, license or hold separate any assets of Agilent or its affiliates, (b) the imposition of any limitation on the ability of Agilent to freely conduct its businesses or own such assets, or (c) the holding separate of shares of Stratagene common stock or any limitation on the exercise by Agilent or its affiliates of full rights of ownership of shares of Stratagene common stock.

Except for filings or notices required under antitrust and competition laws and under federal securities laws, and the filing of a certificate of merger in Delaware on or before the effective date of the merger, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final and temporary regulations, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Stratagene common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction. This discussion also does not address the U.S. federal income tax consequences to holders of Stratagene common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of Stratagene common stock who exercise appraisal rights under Delaware law. This discussion assumes that holders of Stratagene common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein, and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of U.S. federal estate and gift tax laws and state, local and foreign laws) of the receipt of cash in exchange for shares of Stratagene common stock pursuant to the merger in light of your individual circumstances.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Stratagene common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership that is a beneficial owner of Stratagene common stock, you should consult your tax advisor to determine the particular tax consequences of the merger to you.

As used in this summary, the term “U.S. holder” means a beneficial owner of Stratagene common stock that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner (other than a partnership) of Stratagene common stock that is not a U.S. holder.

U.S. Holders

Effect of the Merger

The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will generally be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject (in the case of U.S. holders who are individuals) to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Information Reporting and Backup Withholding

A U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, a U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to the cash such holder is entitled to receive in the merger. Certain holders (including corporations) generally are not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•       such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•       such holder furnishes an incorrect TIN;

•       we are notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest or dividiends; or

•       such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

Each U.S. holder should complete, sign and return to the exchange agent the substitute From W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption arises and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Non-U.S. Holders

Effect of the Merger

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so requires, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•       the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a flat 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•       we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Stratagene common stock at any time during the five years preceding the merger, in which case the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United Sates real property holding corporation” for U.S. federal income tax purposes. If you owned more than 5% of our common stock at any time during the five-year period preceding the merger, please consult your tax advisor to determine the U.S. federal income tax consequences of the merger.

Information Reporting and Backup Withholding

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Upon completion of the merger, each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. You should consult your tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

PROPOSAL 1

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. This summary describes the material provisions of the merger agreement but does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the full text of the merger agreement because it, and not this document, is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of Agilent, created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of Merger Sub will cease, and we will continue as the surviving corporation of the merger and will become a wholly-owned subsidiary of Agilent. Following completion of the merger, our common stock will be delisted from the NASDAQ Global Market, deregistered under the Exchange Act, and no longer publicly traded.

Effective Time of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed to by Agilent and us and set forth in the certificate of merger. The closing of the merger will occur after the satisfaction or waiver of the conditions to effect the merger, as set forth in the merger agreement on such date as Agilent and we may agree. Although we expect to complete the merger in the second calendar quarter or early in the third calendar quarter of 2007, we cannot specify when, or assure you that, we, Agilent and Merger Sub will satisfy or waive all conditions to the merger.

At the effective time of the merger, the surviving corporation’s certificate of incorporation will be amended to read as set forth in the appendix to the form of certificate of merger that is attached as Exhibit A to the merger agreement and the surviving corporation’s bylaws will be amended so that immediately following the closing of the merger they are identical to the bylaws of Merger Sub.

At the effective time, the officers and directors of Merger Sub will be the initial officers and directors of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $10.94 in cash, without interest and less applicable withholding taxes, other than shares of common stock:

•       owned by us as treasury stock or by any of our wholly-owned subsidiaries immediately prior to       the effective time of the merger, all of which will be cancelled and retired and cease to exist without any payment;

•       held by a stockholder who is entitled to demand and has made a demand for payment of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and has

not voted in favor of adoption of the merger agreement (until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

Stock Options

At the effective time of the merger, each vested option to purchase Stratagene common stock with an exercise price per share that is less than $10.94 and that is issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (i) the number of shares of Stratagene common stock subject to such vested Stratagene option multiplied by (ii) the sum of $10.94 minus the exercise price per share of Stratagene common stock subject to such vested Stratagene option. Vested options to purchase Stratagene common stock with an exercise price per share equal to or greater than $10.94, and unvested options to purchase Stratagene common stock, that are, in each case, issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished without any payment or other consideration for such options or the issuance of any securities in exchange or substitution for such options. Promptly after the merger closes, the surviving corporation shall pay the consideration, if any, net of any applicable tax withholding, due to holders of vested options with exercise prices per share that are less than $10.94.

Payment Procedures

As soon as reasonably practicable after the effective time, Agilent will cause the  deposit of cash, in the amount equal to the aggregate merger consideration which holders of our common stock are entitled to receive as part of the merger, with U.S. Bank, National Association, which is Agilent’s paying agent for the merger. As soon as reasonably practicable after the effective time of the merger, Agilent will instruct the paying agent to mail to each holder of record of outstanding shares of our common stock immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of the holder’s stock certificates in exchange for the merger consideration.

You will not be entitled to receive merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions, and any other documents required by the instructions. Upon such surrender, the holder of such certificate or certificates will be entitled to receive the merger consideration for each share of common stock formerly represented by such surrendered certificates, and each surrendered certificate will be cancelled. No interest will be paid or will accrue on any cash payable in connection with the merger upon the  surrender of stock certificates representing shares of our common stock to the paying agent.

Upon the demand of Agilent, any portion of the aggregate merger consideration deposited with the paying agent, including any interest received thereon, which remains undistributed for 12 months after the effective time of the merger, will be delivered to Agilent. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to Agilent for payment of their claims for merger consideration.

You should not send your Stratagene stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Stratagene stock certificates with the enclosed proxy card, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If any of your stock certificates representing outstanding shares of our common stock immediately prior to the effective time have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond in such amount as Agilent or its paying agent may direct as an indemnity against any claims that may be made against Agilent, Stratagene or the paying agent with respect to such lost, stolen or destroyed stock certificate.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Agilent and Merger Sub regarding, among other things:

•       our and our subsidiaries’ due organization, power, qualification and good standing;

•       ownership of our subsidiaries;

•       corporate power and authority to execute, deliver and perform our obligations under the merger agreement;

•       the need for certain consents or approvals in connection with or as a result of the consummation of the transactions contemplated by the merger agreement;

•       enforceability of the merger agreement against us;

•       the application of state takeover laws;

•       our capitalization;

•       the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or other obligations in connection with or as a result of the our consummation of the transactions contemplated by the merger agreement;

•       our filing of all required registration statements, prospectuses, reports, forms, schedules, certifications and other documents (including exhibits and all other items incorporated by reference therein) with the U.S. Securities and Exchange Commission since April 29, 2004 and the compliance, completeness and accuracy of those filings, including financial statements;

•       our maintenance, and the effectiveness, of disclosure controls and procedures and internal controls over financial reporting, and compliance with related certification and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002;

•       the absence of any material complaint, allegation, assertion or claim regarding our accounting or auditing practices, procedures, methodologies or methods with respect to our company, our subsidiaries or our respective internal accounting controls;

•       absence of off-balance sheet arrangements;

•       the accuracy of information contained and incorporated by reference in this proxy statement;

•       absence of actions, suits, arbitrations, mediations, proceedings or, to our knowledge, claims or investigations pending against us, any of our subsidiaries or any of our officers, directors, employees or agents and the absence of any judgments, decrees, injunctions or orders of any governmental authority, arbitrator or mediator outstanding against us or any of our subsidiaries;

•       absence of ongoing internal investigations involving conflicts of interest, fraudulent conduct or other misfeasance or malfeasance;

•       our compliance with laws;

•       our holding of permits necessary for the operation of our businesses;

•       our third party manufacturers’ compliance with laws and permits;

•       the filing of tax returns, status of unpaid taxes and other tax matters;

•       ownership and/or title to personal and real property;

•       the absence of certain changes and events since December 31, 2006, including the absence of any changes, events, circumstances, developments or occurrences that have had would be reasonably expected to result in a material adverse effect on us and our subsidiaries, taken as a whole;

•       identification of material contracts;

•       absence of defaults or restrictions under certain contracts;

•       intellectual property matters;

•       related party transactions;

•       our employee benefit plans and other employment related matters;

•       completeness and accuracy of our books and records;

•       absence of undisclosed advisor fees;

•       insurance matters;

•       environmental matters;

•       absence of disputes with customers, distributors or suppliers;

•       compliance with privacy rules and regulations;

•       compliance with regulations;

•       receipt of a fairness opinion from Houlihan Lokey; and

•       receipt of a valuation analysis relating to the proposed divestiture from Navigant Capital.

Some of our representations and warranties are qualified by reference to whether the failure of such representation or warranty to be true will have or is reasonably likely to have a “material adverse effect” on us. Under the merger agreement, a “material adverse effect” or a “material adverse change” means, when used in connection with  us, any change, event, circumstance, development or occurrence that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), business, operations or results of operations of us and our subsidiaries, taken as a whole.

However, no change, event, circumstance, development or occurrence shall be taken into account in determining whether a material adverse effect has occurred to the extent it arises out of or results from the following:

•       changes in conditions in the United States or global economy or in capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect us disproportionately as compared to our competitors);

•       changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which we and our subsidiaries conduct business (provided that such changes do not affect us disproportionately as compared to our competitors);

•       changes proximately resulting from the announcement or pendency of the merger, including changes in our relationships with customers, suppliers, distributors, partners or employees;

•       any action taken by us with the prior written consent of Agilent;

•       changes in the trading volume or declines in the market prices of our capital stock or our failure to meet publicly announced revenue or earnings projections, in and of themselves (such exclusion does not apply to the underlying change, effect, circumstance, development or occurrence that may have caused such change, decline or failure);

•       the existence of, or the terms of any settlement or judgment or license with respect to pending litigation involving us that has been disclosed to Agilent pursuant to the merger agreement;

•       the failure of Agilent to obtain sufficient rights to the intellectual property that is the subject matter of any pending litigation referred to in the above bullet point if such rights are necessary for the conduct of our business;

•       the payment by us of amounts due to any of our officers or employees under severance arrangements or employee benefit plans which arise due to consummation of the merger and the related transactions and which have been disclosed to Agilent pursuant to the merger agreement; and

•       acts of war or terrorism or natural disasters, or fires or floods caused by any such natural disasters.

Our representations and warranties contained in the merger agreement expire upon the effective time of the merger.

Agilent and Merger Sub made representations and warranties to us in the merger agreement regarding, among other things:

•       due organization, power, qualification and good standing;

•       corporate power and authority to execute, deliver and perform their obligations under the merger agreement;

•       the need for certain consents or approvals in connection with or as a result of the consummation by Agilent or Merger Sub of the transactions contemplated by the merger agreement;

•       enforceability of the merger agreement against Agilent and Merger Sub;

•       the absence of conflicts with, or violations of, their organizational documents in connection with or as a result of the consummation by Agilent and Merger Sub of the transactions contemplated by the merger agreement;

•       the absence of conflicts with, or violations of, of certain contracts of Acquiror or Merger Sub or of applicable law in connection with or as a result of the consummation by Acquiror and Merger Sub of the transactions contemplated by the merger agreement except as would not be material to their ability to consummate the merger;

•       Agilent’s ability to finance the merger;

•       ownership of Stratagene capital stock;

•       the operations of Merger Sub;

•       accuracy of information relating to and supplied by Agilent or Merger Sub for inclusion in this proxy statement;

•       the absence of actions, suits, proceedings or investigations pending or threatened against Agilent or Merger Sub and the absence of judgments, decrees, injunctions or orders against either Agilent or

Merger Sub, in each case, that could reasonably be expected to impair the ability of Agilent or Merger Sub to consummate the merger; and

•       the absence of undisclosed brokers’ fees.

The representations and warranties of Agilent and Merger Sub contained in the merger agreement expire upon the effective time of the merger.

The representations and warranties contained in the merger agreement of each of Agilent, Merger Sub and ourselves were made solely for the purposes of such agreement and as of the specific dates set forth in the merger agreement, were made solely for the benefit of the parties to such agreement, and are in some cases may be subject to important qualifications, limitations and supplemental information agreed to by Agilent and ourselves, the contracting parties in connection with the negotiation of the merger agreement, including being qualified by information in a confidential disclosure letter that we provided to Agilent in connection with the signing of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement made for the purposes of allocating contractual risk between the parties to the agreement rather than instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts. For the foregoing reasons, you should not view the representations, warranties and covenants in the merger agreement or any descriptions thereof as characterizations of the actual state of facts or conditions relating to us or our subsidiaries or relating to Agilent and its subsidiaries, as applicable.

Covenants Relating to the Conduct of Our Business

From April 5, 2007 until the effective time of the merger or the earlier termination of the merger agreement, we have agreed that, subject to certain exceptions, some of which are set forth below, we will not and will not permit our subsidiaries to take, authorize or commit or agree to take any of the following actions without the prior written consent of Agilent:

•       incur any indebtedness for borrowed money or guarantee any indebtedness of another person or issue or sell any debt securities or guarantee any debt securities of another person, other than (i) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds or (ii) indebtedness and guarantees among us and our subsidiaries;

•       (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice, (ii) make any investments in or capital contributions to, any person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

•       other than the entry into contracts providing for commercial sales of our products and services in the ordinary course of business and consistent with past practice, enter into any material contract (other than contracts in the ordinary course of business consistent with past practice), violate, terminate, materially amend or waive any of the terms of any material contract, or enter into any material transaction outside the ordinary course of business consistent with past practice;

•       place or allow the creation of certain encumbrances on our material assets or properties;

•       sell, lease, license, transfer or dispose of any assets material to our business except for (i) sales of products and services in the ordinary course of business consistent with past practice, (ii) pursuant to any contracts as of the date of the merger agreement and disclosed to Agilent pursuant to the terms of the merger agreement, or (iii) transfers of assets among us and our subsidiaries;

•       (i) pay any bonus, increased salary, severance, retention or special remuneration or perquisite to any officer, director, employee or consultant (except in the ordinary course of business consistent with past practice pursuant to our employee plans or employee agreements), (ii) amend or enter into any employment contract with any officer, director, employee or consultant (except for certain agreements regarding at-will employment arrangements entered into in the ordinary course of business), (iii) amend or enter into any consulting contract with any such person (except consulting contracts entered into in the ordinary course of business consistent with past practice that are terminable without penalty upon 60 days prior notice or less), (iv) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any company employee plans, or (v) materially amend any nonqualified deferred compensation plan;

•       change any of our accounting methods, policies or procedures, unless required by applicable laws or accounting rules as concurred with by our independent accountants and following notice and consultation with Agilent;

•       declare, set aside or pay any cash or stock dividend or other distribution or redeem, repurchase or otherwise acquire any of our capital stock or other securities, or pay or distribute any cash or property to any of our stockholders or securityholders;

•       terminate, waive or release any material right or claim;

•       issue, sell, create or authorize any shares of our capital stock or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of our capital stock or any securities that are exchangeable for, or convertible into, shares of our capital stock, other than pursuant to the exercise of options that were outstanding on April 5, 2007 or pursuant to our Employee Stock Purchase Plan;

•       subdivide, split, combine or reverse split the outstanding shares of our capital stock or enter into any recapitalization;

•       acquire or agree to acquire by merging, consolidating, reorganizing, or entering into any other business combination with any entity, or acquire a material portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

•       amend our charter documents;

•       license our intellectual property (except for licenses under our standard customer agreement made in the ordinary course of business consistent with past practice) or acquire any intellectual property from any third party or transfer or provide a copy of our intellectual property to any person other than (i) our employees or consultants who need such access to perform their duties for us or (ii) pursuant to pre-existing obligations arising from existing customer agreements;

•       materially change any insurance coverage;

•       (i) agree to any audit assessment, (ii) file tax returns without first providing a copy to  Agilent for review and adoption, (iii) change any material tax election or change any material tax accounting method, or (iv) enter into any closing agreement, settle any material claim or material assessment in respect of taxes, surrender any right to claim a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or material assessment in respect of taxes;

•       modify or change the exercise or conversion rights or purchase price of our capital stock or any of our stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of our capital stock or other securities or (ii) the vesting or release of any shares of our capital stock or other securities from any repurchase options or rights of refusal held by us or any other party or any other restrictions, except as required by applicable law;

•       (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills), (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration related to our intellectual property, with certain exceptions, or (iii) settle or agree to settle any other litigation, action, suit, proceeding, claim or arbitration (except in each case where the amount in controversy does not exceed $200,000 and does not involve injunctive or other equitable relief);

•       (i) pay, discharge or satisfy, in an amount in excess of $200,000 in any one case or $400,000 in the aggregate, any liability other than the payment, discharge or satisfaction of (1) any liability arising in the ordinary course of business, (2) liabilities reflected or reserved against on our balance sheet, (3) merger-related expenses, and (4) liability from any permitted settlement, litigation, action, suit, proceeding, claim or arbitration, or (ii) make any capital expenditures in any fiscal quarter that are more than 10% greater than those scheduled to be made for such fiscal quarter under our capital expenditures budget previously provided to Agilent;

•       materially change the way we extend warranties, discounts or credits to customers with respect to material contracts;

•       engage in the conduct of any new line of business;

•       create any new subsidiaries; or

•       (i) agree to do any of the foregoing, (ii) take or agree to take any action which could reasonably be expected to make our representations or warranties in the merger agreement materially untrue or incorrect, or (iii) take or agree to take any action which could reasonably be expected to prevent us from performing our covenants in the merger agreement in any material respect.

We have also agreed, and have agreed to cause our subsidiaries, from April 5, 2007 until the effective time of the merger or the earlier termination of the merger agreement, subject to certain exceptions, among other things, to:

•       as promptly as reasonably practicable, duly give notice of, convene and hold a special meeting of our stockholders to obtain the required vote to approve the adoption of the merger agreement;

•       recommend adoption of the merger agreement to our stockholders through our Special Committee and Board of Directors except where otherwise provided in the merger agreement;

•       not to solicit, approve or enter into an agreement to consummate an alternative transaction to the merger and to cease discussions with any persons relating to an alternative transaction proposal;

•       notify Agilent as promptly as practicable and in any event within 24 hours in the event of receipt of an alternative transaction proposal and adhere to the terms of the merger agreement regarding evaluation of such alternative transaction proposal;

•       use reasonable best efforts to preserve substantially intact our business and our business relationships,  to promptly notify Agilent of any material deterioration in a business relationship and to exert reasonable efforts to promptly restore such relationship;

•       use commercially reasonably efforts to pay debts and taxes and pay or perform liabilities when due and keep available the services of our executive officers and key employees;

•       ensure that each of our material contracts (other than with Agilent) entered into after the date of the merger agreement will not require the procurement of any consent, waiver or novation, or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger or the divestiture;

•       advise Agilent of any event that would (i) render any our representations or warranties untrue or inaccurate in any material respect, (ii) any breach in any material respect of our covenants or obligations in the merger agreement, (iii) any material adverse change in Stratagene, or (iv) any effect that would reasonably be expected to result in a material adverse effect on Stratagene;

•       notify Agilent of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any governmental authority initiated by or against us or known by us to be threatened against us;

•       use commercially reasonable efforts to take such actions as are necessary for the consummation of the merger, including obtaining any necessary consents, approvals or waivers from and the making of all necessary filings with governmental authorities (including filings under antitrust laws) and executing any additional instruments required to consummate the transactions related to the merger agreement;

•       promptly notify and provide copies to Agilent of any communications from or with any governmental authority relating to the merger or the related transactions, permit Agilent to review and discuss any response, consult in advance with Agilent regarding any meeting with any governmental authority relating to the merger or the related transactions and permit, to the extent possible, participation by Agilent in any meeting with such governmental authority;

•       provide Agilent reasonable access to our properties, books, contracts, personnel, commitments and records;

•       abide by the terms of the confidentiality agreement entered into between us and Agilent;

•       consult with Agilent in advance regarding, and use commercially reasonable efforts to agree with Agilent on the contents of, any public statement concerning the transactions contemplated by the merger agreement;

•       take necessary actions to terminate certain of our employee plans as of the effective time of the merger;

•       take necessary actions to terminate as of the effective time of the merger the employment of any of our employees who are not offered continued employment by Agilent after the merger or who do not accept Agilent’s offer of employment;

•       take necessary actions to procure the resignations of the members of our Board of Directors, effective as of the effective time of the merger;

•       provide Agilent the opportunity to participate in any defense or settlement of any stockholder litigation arising from the merger agreement or transactions contemplated thereby with any settlement by us of any such litigation being subject to the prior written consent of Agilent;

•       use commercially reasonable efforts to obtain certain third party consents in connection with the merger (failure to obtain such consents, following such efforts by us, will not however affect the obligation of Agilent to consummate the merger);

•       take necessary steps to cause reporting persons to be exempt from Rule 16b-3 promulgated under the Exchange Act respect to the purchase by Agilent of our common stock and options under the merger agreement;

•       use commercially reasonable efforts to obtain lease estoppels with respect to our leased real property (failure to obtain such estoppels, following such efforts by us, will not however affect the obligation of Agilent to consummate the merger); and

•       deliver a certificate reflecting the cumulative tax basis of the assets transferred in connection with the divestiture.

No Solicitation of Other Acquisition Proposals

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we permit any of our or our subsidiaries’ officers, directors, employees, affiliates or agents to, directly or indirectly:

•       solicit, initiate, seek, endorse, recommend, facilitate, support or knowingly encourage any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations, or enter into any agreement with, any party or group regarding any alternative transaction to the merger;

•       approve, endorse or recommend any alternative transaction to the merger, except as specifically permitted by the merger agreement; or

•       enter into any letter of intent or similar document or any contract  relating to any alternative transaction proposal.

An “alternative transaction” means any of the following transactions (other than the merger with Agilent): (a) the acquisition by any person or group of more than a 20% interest in our total outstanding voting securities or any tender or exchange offer that would result in any person beneficially owing 20% or more of our total outstanding voting securities, or any merger or other business combination involving us or our subsidiaries pursuant to which our stockholders immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction; (b) any sale, transfer, disposition or license (other than in the ordinary course of business) of 20% or more of our consolidated assets; (c) our liquidation or dissolution; or (d) any extraordinary dividend, whether of cash or other property.

If, prior to the time that stockholder adoption of the merger agreement has been obtained, we receive an unsolicited, bona fide written alternative transaction proposal which is determined to be, or which the Special Committee and our Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) is reasonably likely to become, a superior proposal to the merger, if (a) each of our Special Committee and Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to our stockholders under applicable law, and (b) we have given Agilent prior written notice of our proposed action and identified the person or group making the alternative transaction proposal and its material terms, we may provide nonpublic information to and engage in discussions with the person making the alternative acquisition proposal, provided that such person has entered into a confidentiality agreement that contains terms that are at least as restrictive as those in the confidentiality agreement entered into between Agilent and us, that does not include any provision having the actual or purported effect of restricting us from fulfilling our obligations under the merger agreement or our confidentiality agreement with Agilent and that requires such person to agree to customary employee non-solicitation provisions covering at least 12 months from execution of such confidentiality agreement. Contemporaneously with providing such nonpublic information to such person or group, we must provide such nonpublic information to Agilent.

Solely in response to the receipt of an unsolicited, bona fide written alternative transaction proposal which each of our Special Committee and Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is a superior proposal to the merger, our Special

Committee or Board of Directors may make a change of recommendation with respect to the merger with Agilent or recommend such superior proposal to our stockholders, if:

•       the superior proposal has been made and has not been withdrawn and continues to constitute a superior proposal;

•       our stockholders have not yet adopted the merger agreement;

•       we have (a) provided to Agilent three business days’ prior written notice stating (1) that we have received a superior proposal to the merger, (2) the material terms and conditions of the superior proposal and the identity of the person making the superior proposal, and (3) that we intend to effect a change of recommendation with respect to the merger and the manner in which we plan to do so, (b) provided to Agilent all materials and information delivered or made available to the person making the superior proposal in connection with such superior proposal, and (c) during such three business day period, if requested by Agilent, engaged in good faith negotiations to amend the merger agreement in such a manner that the superior proposal would no longer be a superior proposal to the merger with Agilent;

•       Agilent shall not have, within the three business day period, made an offer that the Special Committee has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the alternative transaction proposal that had been determined to be a superior proposal no longer being a superior proposal to the merger with Agilent;

•       the Special Committee has determined in good faith, after consultation with its outside legal counsel, that, in light of such superior proposal and the results of any negotiations with Agilent and any offer from Agilent, the Special Committee is required to effect a change of recommendation to comply with its fiduciary duties to our stockholders under applicable law; and

•       we have complied with our non-solicitation obligations in the merger agreement and certain other obligations under the merger agreement with respect to the making of a change of recommendation by our Special Committee and our Board of Directors.

Notwithstanding any such withdrawal, modification or change in recommendation with respect to the merger, unless we have terminated the merger agreement following a change of recommendation of the Special Committee and our Board of Directors in connection with receipt of a superior proposal to the merger and we have paid the termination fee, we must submit the merger agreement for adoption by our stockholders at the special meeting and no acquisition proposal other than the merger agreement may be submitted for consideration at such special meeting.

Nothing contained in the merger agreement shall prohibit us from taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a), or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act; provided that we shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a change of recommendation unless specifically permitted to do so under the merger agreement.  Notwithstanding the foregoing, a factually accurate public statement by us that solely describes the receipt of an alternative transaction proposal and the implications under the merger agreement of such alternative transaction proposal shall not be deemed to constitute a change of recommendation, or an approval or recommendation or neutral position with respect to such alternative transaction proposal.

A superior proposal means any unsolicited, bona fide and written proposal for an alternative transaction, which in the case of an acquisition proposal involves:

•       the acquisition or purchase by any person or group of more than a 50% interest in our total outstanding voting securities or any tender offer or exchange offer that if consummated would result in any person beneficially owning securities representing 50% or more of the total outstanding voting power of us, or any merger, consolidation, business combination, share exchange or similar transaction involving us pursuant to which our stockholders immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); or

•       any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in our subsidiaries) representing 50% or more of the aggregate fair market value of our and our subsidiaries’ consolidated assets taken as a whole;

and which, in each case, the Special Committee and Board of Directors have each in good faith determined (after consultation with its outside legal counsel and financial advisor), taking into account, amongst other things, all legal, financial, regulatory, timing and other aspects of the proposal, the need for and contingency of any financing, the conditions to consummation of the proposal and the person making the proposal, is:

•       more favorable, from a financial point of view, to our stockholders (in their capacities as stockholders) than the terms of the merger agreement (after giving effect to any adjustments to the terms of the merger agreement proposed by Agilent in response to such alternative transaction proposal), and

•       reasonably likely to be consummated on the terms proposed.

Stockholders Meeting

The merger agreement requires us, as promptly as reasonably practicable, to duly give notice of, convene and hold a special meeting of our stockholders to obtain the required vote of our stockholders with respect to the adoption of the merger agreement. We have also agreed to submit the merger agreement to our stockholders at the special meeting even if our Board of Directors has withdrawn, modified or changed their recommendation of the merger agreement unless the merger agreement is terminated in accordance with its terms.

Indemnification and Insurance

The merger agreement provides that for six years from the effective time of the merger, Agilent will, or will cause the surviving corporation to, fulfill and honor all indemnification provisions under our organizational documents with respect to our officers and directors who served at or prior to the effective time of the merger involving claims arising out of acts or omissions occurring at or prior to the effective time of the merger. Agilent shall, from and after the effective time of the merger, cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to such officers and directors with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of April 5, 2007 in our certificate of incorporation and bylaws. In addition, from and after the effective time of the merger, Agilent shall pay, or shall cause to be paid, any expenses (including fees and expenses of legal counsel) of any such indemnified person (including in connection with enforcing any indemnity obligations of Acquiror to such person) as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law and/or a governmental authority.

For six years after the effective time of the merger, the surviving corporation will provide officers’ and directors’ liability insurance for those directors and officers of Stratagene who served at or prior to the effective time of the merger and who are covered by our officers’ and directors’ liability insurance policy, in respect of acts or omissions occurring at or prior to the effective time of the merger, on terms that are at least as favorable in all material respects as our existing policy in effect as of April 5, 2007. However, if the annual premium of such insurance coverage is more than 300% of the current premium, the surviving corporation will not be required to pay the excess for such insurance and shall maintain or procure the most advantageous policy obtainable for an annual premium equal to 300% of the current premium.

Conditions to the Merger

The obligations of Agilent, Merger Sub and ourselves to effect the merger are subject to the satisfaction of the following conditions:

•       our stockholders must have adopted the merger agreement;

•       all applicable waiting periods (and any extensions thereof) applicable to the merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice, and all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the merger shall have been obtained, in each case without any condition or requirement requiring or calling for any antitrust restraint;

•       there shall have been obtained at or prior to the closing date such permits or authorizations, and there shall have been taken all such other actions by any governmental authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the merger; and

•       no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the merger.

An “antitrust restraint” means (a) any obligation to sell, divest, license or hold separate any assets of Agilent or its affiliates, (b) the imposition of any limitation on the ability of Agilent to freely conduct its businesses or own such assets, or (c) the holding separate of shares of Stratagene common stock or any limitation on the exercise by Agilent or its affiliates of full rights of ownership of our shares of Stratagene common stock.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of Agilent in the merger agreement (other than those set forth in the immediately following bullet point) (a) that are qualified as to material adverse effect shall be true and correct and (b) that are not so qualified as to material adverse effect shall be true and correct, in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (b) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Agilent’s ability to consummate the merger or to perform its obligations under the merger agreement;

•       the representations and warranties of Agilent in the merger agreement as to Agilent’s power and authority to enter into, execute and deliver the merger agreement and perform its obligations thereunder and the enforceability of the merger agreement against Agilent shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•       Agilent shall have performed and complied in all material respects with all of its covenants in the merger agreement; and

•       the asset purchase agreement and the license agreement shall be in full force and effect, and no breach of such agreements shall have occurred and be continuing; all permits and authorizations necessary for the lawful consummation of the divestiture shall have been obtained and no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the divestiture.

In addition, the obligations of Agilent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties in the merger agreement (other than those set forth in the immediately following two bullet points) (a) that are qualified as to material adverse effect shall be true and correct and (b) that are not so qualified as to material adverse effect shall be true and correct, in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (b) to be so true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•       our representations and warranties in the merger agreement as to our power and authority to enter into, execute and deliver the merger agreement and perform our obligations thereunder, the enforceability of the merger agreement against us and with respect to the applicability of state takeover laws shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•       our representations and warranties in the merger agreement as to our capitalization shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in our actual fully diluted capitalization (including our outstanding capital stock and options) from our fully diluted capitalization as set forth in merger agreement by an amount that does not exceed one percent of such fully diluted capitalization;

•       we shall have performed and complied in all material respects with all of our covenants contained in the merger agreement;

•       there shall not have been any material adverse change in us which is continuing;

•       (a) no suit, action, proceeding, application or counterclaim shall be pending or brought by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the merger, the divestiture or any other transaction contemplated by the merger agreement, (ii) cause the merger, the divestiture or any of the other transactions contemplated by the merger agreement to be rescinded, (iii) result in any antitrust restraint, or (iv) have a material adverse effect on us or Agilent, (b) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any applicable law have been enacted having any such effect, and (c) no governmental authority shall have notified the parties of any intent to challenge, or issue a statement of objections, with respect to the merger, the divestiture or any of the other transactions contemplated by the merger agreement; and

•       the asset purchase agreement and the license agreement shall be in full force and effect, and no breach of such agreements shall have occurred and be continuing; all permits and authorizations necessary for the lawful consummation of the divestiture shall have been obtained and no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the divestiture.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, either before or after the adoption of the merger agreement by our stockholders:

•       by the mutual written consent of us and Agilent;

•       by written notice of either us or Agilent, if:

•        the merger has not been consummated on or before August 31, 2007; provided, however, that (i) if the closing shall not have occurred by August 31, 2007, but on such date, all of the conditions to closing (other than conditions that by their nature are only to be satisfied as of the closing) other than the condition with respect to antitrust law compliance have been satisfied or waived in writing, then neither party shall be permitted to terminate the merger agreement until October 31, 2007; and (ii) the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated by such date; or

•        any governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other final nonappealable action of permanently restraining, enjoining or otherwise prohibiting the merger or the other transactions contemplated by the merger agreement; provided, however, that the right to terminate the merger agreement under this provision shall not be available to any party whose breach of any provision of the merger agreement has been the cause of, or resulted in, such action;

•       by us upon a breach of any representation, warranty, covenant or agreement on the part of Agilent set forth in the merger agreement, or if any representation or warranty of Agilent in the merger agreement shall have become untrue, in either case such that the conditions in the merger agreement relating to the accuracy of representations of warranties of Agilent or performance of and compliance with the covenants of Agilent would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue and in any such case such breach is incapable of being cured or has not been cured in all material respects within ten business days after written notice thereof shall have been received by Agilent; or

•       by Agilent upon a breach of any representation, warranty, covenant or agreement on our part set forth in the merger agreement, or if any representation or warranty of us in the merger agreement shall have become untrue, in either case such that the conditions in the merger agreement relating to the accuracy of our representations and warranties or our performance of and compliance with our covenants would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue and in any such case such breach is incapable of being cured or has not been cured in all material respects within ten business days after written notice thereof shall have been received by us.

The merger agreement may be terminated, provided that such termination occurs before the adoption of the merger agreement by our stockholders:

•       by us, if each of our Special Committee and Board of Directors has effected a change of recommendation with respect to the merger in accordance with the provisions of the merger agreement as a result of the receipt of a superior proposal to the merger, we have not otherwise violated certain other provisions of the merger agreement and we have paid the termination fee to Agilent; or

•       by Agilent, at any time prior to Company Stockholder Approval, if we have (i) failed to call or hold the stockholders’ meeting as provided in the merger agreement, (ii) failed to include in this proxy statement the unanimous recommendation of the Special Committee and the recommendation of our Board of Directors that our stockholders vote in favor of the adoption of the merger agreement, (iii) effected a change of recommendation with respect to the merger, (iv) approved or recommended any alternative transaction to the merger, (v) entered into any letter of intent or other contract accepting any alternative transaction proposal, (vi) failed to reconfirm the unanimous recommendation of the Special Committee or the recommendation of our Board of Directors that our stockholders adopt the merger agreement within ten business days of receipt of a written request from Agilent to do so, or (vii) failed, within ten business days after any tender or exchange offer commenced by any third party shall have been first published, sent or given, to have sent to our security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Special Committee and Board of Directors recommends rejection of such tender offer or exchange offer.

The merger agreement may be terminated, provided that such termination occurs after the special meeting has occurred at which a vote was taken, if the merger agreement is not adopted by our stockholders at the special meeting, or at any adjournment or postponement thereof; provided, however, that the right to terminate the merger agreement under this provision shall not be available to us where the failure to obtain our stockholders’ adoption of the merger agreement shall have been caused by our failure to comply with any provision of the merger agreement or a breach of the voting agreement by any party thereto other than Agilent.

Termination Fees

The merger agreement obligates us to pay a termination fee to Agilent of $8,500,000 if:

•       we terminate the merger agreement prior to obtaining approval of our stockholders of the adoption of the merger agreement and following a change in recommendation of each of the Special Committee and our Board of Directors with respect to the merger that is effected in compliance with the terms of the merger agreement following our receipt of a superior proposal;

•       the merger agreement is terminated by Agilent, at any time prior to the adoption of the merger agreement by our stockholders, if we have, or the Special Committee or our Board of Directors or any other committee thereof has (i) failed to call or hold the special meeting of our stockholders to adopt the merger agreement, (ii) effected a change of recommendation, (iii) approved or recommended any alternative transaction to the merger, (iv) entered into any letter of intent or other contract accepting any alternative transaction proposal, (v) failed to reconfirm the unanimous recommendation of the Special Committee or the recommendation of our Board of Directors that our stockholders adopt the merger agreement within ten business days of receipt of a written request from Agilent to do so, or (vi) failed, within ten business days after any tender or exchange offer commenced by any third party shall have been first published, sent or given, to have sent to our security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Special Committee and Board of Directors recommends rejection of such tender offer or exchange offer; or

•       the merger agreement is terminated by us or Agilent if the merger agreement is not adopted by our stockholders at the special meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken, following a change of recommendation with respect to the merger by the Special Committee or our Board of Directors or any other committee, and if, within 12 months following termination of the merger agreement, any alternative transaction with respect to Stratagene is consummated or we enter into a contract providing for any alternative transaction to the merger.

Amendment and Waiver

The parties may amend, modify or waive any provision of the merger agreement prior to the closing date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, Agilent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after stockholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by such stockholders if, by law, such amendment would require further stockholder approval or if such amendment changes the amount or form of the consideration to be delivered to the holders of Stratagene common stock. No amendment or modification  to the agreement will be effective unless it is set forth in a written instrument signed on behalf of Agilent, Merger Sub and us and authorized by each of Agilent’s, Merger Sub’s and our boards of directors.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of Stratagene common stock, who choose not to vote in favor of the adoption of the merger agreement and who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares of our common stock appraised by the Delaware Court of Chancery, or the Chancery Court, and to receive “fair value” of these shares in cash, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger, in place of the merger consideration as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares under Delaware law. If you vote to adopt the merger agreement, you will not have the right to have your shares of our common stock appraised. If you desire to exercise your appraisal rights, you must also submit a written demand for payment of the fair value of our common stock held by you before the vote on the merger proposal is taken at the special meeting.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex I to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of Stratagene common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of

Section 262 contained in Annex I to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•       be a holder of record of shares of Stratagene common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the date of the merger;

•       deliver to us a written demand for appraisal of your shares of Stratagene common stock before the vote of stockholders with respect to the merger is taken at the special meeting; and

•       not vote in favor of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Stratagene common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Stratagene common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal. A vote in favor of the adoption of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of Stratagene common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that such person intends thereby to demand appraisal of his, her or its shares of Stratagene common stock in connection with the merger. If the shares of Stratagene common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of Stratagene common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Stratagene common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Stratagene common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Stratagene common stock as to which appraisal is sought and where no number of shares of Stratagene common stock is expressly mentioned the demand will be presumed to cover all shares of Stratagene common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

Stockholders who hold their shares of Stratagene common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to Stratagene Corporation, 11011 North Torrey Pines Road, La Jolla, California 92037; Attn: Corporate Secretary and delivered before the stockholder vote on the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of Stratagene common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Stratagene common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Chancery Court demanding a determination of the fair value of the shares of Stratagene common stock held by all holders entitled to appraisal. Neither Merger Sub nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of Stratagene common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Stratagene common stock and with whom agreements as to the value of their shares of Stratagene common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of Stratagene common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of Stratagene common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest accrued during the pendency of the proceeding if the Chancery Court so determines, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of Stratagene common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of Stratagene common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding, which do not include attorneys’ fees or expert witness fees, may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Stratagene common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of Stratagene common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of Stratagene common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of Stratagene common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Stratagene common stock is quoted on the NASDAQ Global Market under the symbol “STGN.” The table below shows, for the periods indicated, the high and low bid prices for shares of Stratagene common stock as reported by the NASDAQ Global Market.

	High	Low
Year ended December 31, 2005:
First quarter	$8.83	$6.51
Second quarter	$10.44	$7.25
Third quarter	$10.33	$6.42
Fourth quarter	$10.93	$8.67
Year ended December 31, 2006:
First quarter	$11.00	$9.50
Second quarter	$11.41	$5.51
Third quarter	$7.70	$3.98
Fourth quarter	$7.74	$6.07
Year ended December 31, 2007:
First quarter	$8.93	$6.91
Second quarter (through April 20, 2007)	$10.93	$8.06

The following table sets forth the closing sales price per share of Stratagene common stock, as reported on the NASDAQ Global Market on (i) April 4, 2007, the last full trading day before the public announcement of the proposed merger, and (ii) April 20 , 2007, the latest practicable date before the printing of this proxy statement:

April 4, 2007	$8.35
April 20, 2007	$10.76

If the merger is consummated, Stratagene common stock will be delisted from the NASDAQ Global Market, there will be no further public market for shares of Stratagene common stock and each share of Stratagene common stock will be converted into the right to receive $10.94 in cash, without interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of Stratagene common stock as of April 19, 2007 as to:

•       each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

•       each of our directors;

•       each of our five highest paid executive officers who are not listed as a director (the “named executive officers”); and

•       all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of shares beneficially owned is based on 22,491,160 shares of common stock outstanding as of April 19, 2007. All shares of common stock subject to options exercisable within 60 days following April 19, 2007 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, each person identified in the table possesses sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals and entities named below is: 11011 North Torrey Pines Road, La Jolla, California 92037.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Total
Joseph A. Sorge, M.D.(1)	13,136,300	56.5%
Nelson F. Thune(2)	204,679	*
John R. Pouk(3)	170,783	*
Carlton J. Eibl(4)	146,669	*
Steve R. Martin(5)	51,317	*
Robert C. Manion(6)	45,001	*
John C. Reed(6)	30,001	*
Peter Ellman(7)	8,501	*
Wellington Management Company(8)	1,589,771	7.1%
All directors and executive officers as a group (8 persons)(9)	13,793,251	58.2%

*                    Less than 1%.

(1)          Includes 319,753 shares of common stock held by J. A. Sorge Trust I, 226,560 shares of common stock held by J. A. Sorge Trust II, 319,753 shares of common stock held by J. A. Sorge Trust III, 226,560 shares of common stock held by J. A. Sorge Trust IV and 1,344,000 shares of common stock held by the Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002, for each of which Dr. Sorge serves as trustee. Also includes 86,125 shares of common stock held by BioSense Partners, L.P., of which Dr. Sorge is the general partner. Also includes options to purchase 756,460 shares of common stock which are exercisable within 60 days of April 19, 2007.

(2)          Includes options to purchase 102,158 shares of common stock which are exercisable within 60 days of April 19, 2007.

(3)          Includes options to purchase 166,550 shares of common stock which are exercisable within 60 days of April 19, 2007.

(4)          Includes options to purchase 80,001 shares of common stock which are exercisable within 60 days of April 19, 2007.

(5)          Includes options to purchase 45,000 shares of common stock which are exercisable within 60 days of April 19, 2007.

(6)          Includes options to purchase 30,001 shares of common stock which are exercisable within 60 days of April 19, 2007.

(7)          Includes options to purchase 7,501 shares of common stock which are exercisable within 60 days of April 19, 2007.

(8)          Wellington Management Company’s address is 75 State Street, Boston, MA 02109.

(9)          Includes options to purchase 1,217,672 shares of common stock which are exercisable within 60 days of April 19, 2007.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of Stratagene common stock present or represented by proxy and entitled to vote thereon.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated as anticipated, we expect to hold our 2008 Annual Meeting. If such meeting is held, we will notify stockholders entitled to vote at such meeting in writing in accordance with the terms of our bylaws and applicable law. In order to be considered for inclusion in our proxy materials for the 2008 Annual Meeting, we must receive stockholder nominations of persons for elections to our Board of Directors and proposals of business to be considered by our stockholders within a reasonable time period before we begin to print and mail proxy materials for the 2008 Annual Meeting in accordance with Exchange Act Rule 14a-8(e). Proposals should be sent to Stratagene Corporation, 11011 North Torrey Pines Road, La Jolla, California 92037; Attn: Corporate Secretary.

OTHER MAtters

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

WHERE YOU CAN FIND MORE INFORMATION

We and Agilent file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the U.S. Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

You should rely only on the information contained in this proxy statement to vote on the proposal to adopt the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in the proxy statement). Neither the mailing of this proxy statement to stockholders nor the payment of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope or vote through the internet or by telephone following the instructions on the proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Stratagene Corporation, 11011 North Torrey Pines Road, La Jolla, California 92037, telephone: (858) 373-6303, Attn: Chief Financial Officer.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

AGILENT TECHNOLOGIES, INC.,

JACKSON ACQUISITION CORP.

AND

STRATAGENE CORPORATION

APRIL 5, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 5, 2007 (the “Agreement Date”) by and among Agilent Technologies, Inc., a Delaware corporation (“Acquiror”), Jackson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Stratagene Corporation, a Delaware corporation (the “Company”).

RECITALS

A.      The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware.

B.      The Boards of Directors of Acquiror, Merger Sub and the Company (including an independent special committee of the Board of Directors of the Company (the “Special Committee”)) have determined that the Merger and the related transactions contemplated by this Agreement are in the best interests of their respective companies and stockholders and have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.  The Board of Directors of the Company, following the unanimous recommendation of the Special Committee, has determined to recommend to the stockholders of the Company the adoption of this Agreement.

C.      Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror’s willingness to enter into this Agreement, the Principal Stockholder is executing and delivering to Acquiror Voting Agreements substantially in the form attached hereto as Exhibit B (the “Voting Agreement”) under which such Principal Stockholder agrees to vote all shares of the Company’s capital stock beneficially owned by it in favor of adoption of this Agreement and the other transactions contemplated hereby and to give Acquiror an irrevocable proxy to do the same.

D.      Concurrently with the execution and delivery of this Agreement, the Company and Catalyst Assets LLC, a Delaware limited liability company (“Catalyst”), are entering into (i) an Asset Purchase Agreement substantially in the form attached hereto as Exhibit C (including all schedules and exhibits attached thereto, the “Asset Purchase Agreement”), pursuant to which the Surviving Corporation will sell, transfer and assign to Catalyst and Catalyst will purchase and assume from the Surviving Corporation certain assets and liabilities relating to the Transferred Business, to become effective at 12:01 a.m., Pacific Standard Time, on the first Business Day following the Effective Time, (ii) the license agreement substantially in the form attached hereto as Exhibit D (including all schedules and exhibits attached thereto, the “License Agreement”) pursuant to which the Surviving Corporation and Catalyst will each license to the other the right to use certain intellectual property, to become effective at 12:01 a.m., Pacific Standard Time, on the first Business Day following the Effective Time (the agreements and transactions described in clauses (i) through (ii) being referred to herein collectively as the “Divestiture”).

E.       Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Acquiror Common Stock” means the Common Stock, $0.0001 par value per share, of Acquiror.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Alternative Transaction” means with respect to the Company, any of the following transactions (other than the Merger):  (a) any acquisition or purchase from the Company by any Person or Group of more than a 20% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning securities representing 20% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole; (c) any liquidation or dissolution of the Company; or (d) any extraordinary dividend, whether of cash or other property.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (whether binding or non-binding), or any public announcement of an intention to make any offer, inquiry, proposal or indication of interest, to the Company or Company Stockholders relating to an Alternative Transaction.

“Antitrust Filings” means notification and report forms relating to the transactions contemplated by this Agreement filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction.

“Antitrust Laws” means federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Balance Sheet Date” means December 31, 2006, the date of the Company Balance Sheet.

“Business Day” shall mean a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in San Francisco, California.

“Cash Amount Per Share” means $10.94.

“Change of Recommendation” means the withholding or withdrawal of, or the amendment, qualification or modification in a manner or in substance adverse to Acquiror or Merger Sub, of any of the Company Board’s, the Special Committee’s or any other Company Board committee’s recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company Stockholders, a failure of the Company Board, the Special Committee and any other Company Board committee to recommend that Company Stockholders reject such tender or exchange offer.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means a time and date to be specified by the parties after the satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the Company’s audited balance sheet as of December 31, 2006 included in the Company Financial Statements.

“Company Board” means the board of directors of the Company.

“Company Business” means the business of the Company and the Company Subsidiaries, taken as a whole, as presently conducted and presently proposed to be conducted.

“Company Capital Stock” means the capital stock of the Company.

“Company Charter Documents” means the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, pensions, lump-sum death benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company ESPP” means Stratagene Corporation Employee Stock Purchase Plan of the Company.

“Company Optionholders” means the holders of Company Options.

“Company Option Plans” means the Stratagene Corporation 2006 Equity Incentive Award Plan, The Year 2000 Stock Option Plan of Stratagene Corporation, as amended and restated, The 2004 Independent Directors Option Plan of Stratagene Corporation, the Hycor Biomedical Inc. 2001 Stock Option Plan, the Hycor Biomedical Inc. 1992 Incentive Stock Plan and the Hycor Biomedical Inc. Nonqualified Stock Option Plan for Non-Employee Directors, collectively.

“Company Options” means options to purchase shares of Company Common Stock granted or assumed by the Company, whether or not under the Company Option Plans.

“Company Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.

“Company Product or Service” means each of the products and services currently produced, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of the Company and the Company Subsidiaries and each product and service currently under development by the Company or any Company Subsidiary.

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means that Mutual Confidential Disclosure Agreement between Acquiror and the Company, dated as of December 15, 2006.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation or undertaking (including subcontracts, leases, subleases, licenses, sublicenses, mortgages, notes, guarantees, indentures, warranties, guarantees, insurance policies, benefit plans and purchase orders).

“Debt” means the outstanding amount of (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price for the purchase of any property, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (d) accounts payable to trade creditors and other accrued expenses, in each case not arising in the ordinary course of business, (e) amounts owing under any capitalized or synthetic leases, (f) obligations secured by any Encumbrances, (g) commitments or obligations to assure a Person against loss (including contingent reimbursement obligations under letters of credit), and (h) guarantees or sureties with respect to any indebtedness or obligation of a type described in clauses (a) through (g) above of any Person, in each case, of the Company and/or any Company Subsidiary.

“Delaware Law” means the Delaware General Corporation Law.

“delivered” means, with respect to any statement in Article 2 of this Agreement to the effect that any information, document or other material has been “delivered” to Acquiror or its representatives, that such information, document or material was:  (A) made available for review by Acquiror or its representatives in the virtual data room set up by the Company in connection with this Agreement no later than 5:00 p.m. Pacific Time on the date two Business Days prior to the Agreement Date; (B) following advance written notice to Acquiror or its representatives that such information, document or material would not be made available pursuant to the foregoing clause (A), made available for review by Acquiror or its representatives in the physical data room set up by the Company in connection with this Agreement no later than 5:00 p.m. Pacific Time on the date two Business Days prior to the Agreement Date; or (C) actually delivered (whether by physical or electronic delivery) to Acquiror or its representatives no later than 5:00 p.m. Pacific Time on the date two Business Days prior to the Agreement Date.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company exercising appraisal rights pursuant to Section 262 of the Delaware Law in connection with the Merger.

“Divestiture Valuation” means the written valuation report relating to the Transferred Business and the rights granted to Catalyst in the Divestiture prepared by Navigant Capital Advisors, LLC.

“Documentation” means, collectively, laboratory notebooks, prototypes, samples, studies, summaries, research notes or logs, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other data, designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.

“DOL” shall mean the Department of Labor.

“Effective Time” means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger).

“Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Subsidiary of the Company.

“Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or contract between the Company or any Subsidiary of the Company and any Employee.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means any means any federal, state or local statute, law, regulation or other legal requirement (including without limitation principles of common law, directives, statutes, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Applicable Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of:  (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.

“Hazardous Substances Activities” means the use, handling, transportation, distribution, sale, release or threatened release of, or remedial action concerning any Hazardous Substance, performed in connection with any of the Owned Real Property or Leased Real Property.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all industrial and intellectual property rights, throughout the world, including patents, patent applications, patent rights (including rights in or relating to registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part, additions, provisionals, substitutes, utility models, reexaminations, patents of addition, improvements and reissues), trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, methods, clinical data, chemical compositions or structures, proprietary processes and formulae, protocols, databases and data collections, customer lists, supplier lists, technology, software source code and object code, algorithms, assay components, biological materials, cell lines, apparatus, architectures, structures, images, layouts, development tools, research tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all tangible embodiments of the foregoing, including manuals, laboratory notebooks, prototypes, samples, studies, summaries, programmers’ notes, memoranda and records.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will have, has had or may have any liability, for the benefit of Employees who perform services outside the United States and their dependents.

“IRS” shall mean the Internal Revenue Service.

“knowledge”, (i) when used with respect to the Company, means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of Joseph Sorge, John Pouk, Nelson Thune, Steve Martin, Gavin Fischer and Dennis Fergusen and each of the directors of the Company after making reasonable inquiry of the other officers of the Company or its Subsidiaries charged with senior administrative or operational responsibility for such matters, and (ii) when used with respect to the Acquiror, means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of the executive officers of Acquiror after making reasonable inquiry of the other officers of Acquiror charged with senior administrative or operational responsibility for such matters.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means, with respect to such entity, any change, event, circumstance, development or occurrence (each, an “Effect”) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided however that any adverse Effect to the extent arising out of or resulting from the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (a) changes in conditions in the United States or global economy or in capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such entity and its subsidiaries conduct business (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (c) changes proximately resulting from the announcement or pendency of the Merger, including changes with respect to the relationships, contractual or otherwise, of the Company with customers, suppliers, distributors, partners or employees; (d) any action taken by such entity with the prior written consent of the other parties; (e) changes in the trading volume or declines in the market prices of such entity’s capital stock or any failure to meet publicly announced revenue or earnings projections, in and of themselves (provided that such exclusion shall not in any way apply to any underlying Effect that may have caused any such change, decline or failure); (f) the existence of, or the terms of any settlement or judgment or license with respect to the pending litigation disclosed in the table in Schedule 3.7 of the Company Disclosure Letter, including the following pending cases: Applera Corp. v. Bio-Rad Laboratories, Inc. and MJ Research, Inc. and Stratagene Corporation (U.S. District Court for the District of Connecticut, Civil Action No. 3:04—cv—01881-RNC); Applera Corporation v. Stratagene Corporation (Landgericht Dusseldorf Regional Court, Dusseldorf, Germany, Case Number: 4 b O 418/04; Invitrogen Corporation v. Stratagene Corporation (U.S. District Court, Southern District of Maryland, Greenbelt Division — Civil Action No. 01-3566 DKC); Invitrogen Corporation v. BioCrest Manufacturing, L.P., Stratagene Holding Corp., and Stratagene (U.S. District Court, Western District of Texas, Austin Division — Civil Action No. A 01 CA 167 SS); Invitrogen Corporation v. Stratagene Holding Corp., and Stratagene, Inc., and BioCrest Manufacturing, L.P. (U.S. District Court for District of Maryland — Civil Action No. AW-01-1168) (previously 00-620), Invitrogen Corporation v. Stratagene (U.S. District Court for District of Maryland — Civil Action No. AW-94-2777), Stratagene California v. Bio-Rad Laboratories, Inc. et al (United States District Court for the Southern District of California - Civil Action No. 3:06-cv-02553) and Stratagene Corporation v. Bio-Rad Laboratories, Inc. (U.S. District Court for the District of Connecticut, Civil Action No. 3:04—cv—01881-RNC) (such pending cases, collectively, the “Current Litigation”); (g) any ability or failure of the Acquiror to obtain sufficient rights to the Intellectual Property that is the subject matter of the Current Litigation if such rights are necessary for the conduct of the Company Business; (h) the payment by the Company of amounts due or the provision of benefits to any officers or employees under the severance arrangements or employee benefit plans disclosed in Schedule 3.16(g) of the Company Disclosure Letter, which payment or provision of benefits arises from the consummation of the transactions contemplated by this Agreement; and (i) acts of war or terrorism or natural disasters, or fires or floods caused by any such natural disasters.

“Merger Sub Common Stock” means the Common Stock, $0.0001 par value per share, of Merger Sub.

“Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Encumbrances” means:  (a) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (c) statutory or common law liens to secure obligations to landlords, lessors or renters under lease or rental agreements incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable, or due but not delinquent, or being contested in good faith by appropriate proceedings; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable, or due but not delinquent, or being contested in good faith by appropriate proceedings; (e) encumbrances that do not materially impair the ownership or use of the assets to which they relate; and (e) with respect to securities, limitations on transfer imposed by federal or state securities laws.

“Person” means any natural person, corporation, company, limited liability company, general partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Principal Stockholder” means, collectively, Joseph A. Sorge, the J. A. Sorge Trust I, the J. A. Sorge Trust II, the J. A. Sorge Trust III, the J. A. Sorge Trust IV, the Joseph A. Sorge Charitable Remainder Trust and Biosense Partners, LP.

“Proxy Statement” means the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company Stockholders for the Company Stockholder Approval, as amended or supplemented.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company or Acquiror, as the case may be, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” means with respect to the Company, an unsolicited, written bona fide Alternative Transaction Proposal, which the Special Committee and the Company Board have each in good faith determined (after consultation with its outside legal counsel and financial advisor), taking into account, amongst other things, all legal, financial, regulatory, timing and other aspects of the proposal, the need for and contingency of any financing, the conditions to consummation of the proposal and the Person making the proposal, (a) is more favorable, from a financial point of view, to the Company Stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Acquiror in response to such Alternative Transaction Proposal), and (b) is reasonably likely to be consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “20%” or “80%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expenses” means all costs and expenses incurred in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Transferred Business” means the business of the Company being transferred to Catalyst, as reflected in the Asset Purchase Agreement and License Agreement.

“Unvested Company Option” means any Company Option that is not vested or exercisable under the terms of the Contract with the Company (including, without limitation, any stock option agreement) governing such Company Option and the terms of the applicable Company Option Plan.

“Vested Company Option” means any Company Option that is vested and exercisable under the terms of the Contract with the Company (including, without limitation, any stock option agreement) governing such Company Option and the terms of the applicable Company Option Plan.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1           Conversion of Shares.

(a)         Conversion of Merger Sub Common Stock.  At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b)         Conversion of Company Securities.

(i)            Company Common Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Cash Amount Per Share.  The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder.

(ii)           Vested Company Options with an Exercise Price Less than the Cash Amount Per Share.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Vested Company Option with an exercise price per share of Company Common Stock that is less than the Cash Amount Per Share and that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (B) the Cash Amount Per Share, less the exercise price per share of Company Common Stock subject to such Vested Company Option; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to such holder the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(ii).  The amount of cash each Company Optionholder is entitled to receive for the Company Options (other than Company Options with an exercise price equal to or greater than the Cash Amount Per Share) held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options (other than Company Options with an exercise price equal to or in excess of the Cash Amount Per Share) held by such Company Optionholder.

(iii)          Vested Company Options with an Exercise Price Equal to or Greater than the Cash Amount Per Share. Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, each Vested Company Option with an exercise price per share of Company Common Stock that is equal to or greater than the Cash Amount Per Share and that is issued and outstanding immediately prior to the Effective Time (an “Underwater Option”) by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), shall be cancelled and extinguished without any payment or other consideration or the issuance of any securities in exchange or substitution therefor.

(iv)          Unvested Company Options. Acquiror will not assume any Unvested Company Option.  Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, each Unvested Company Option regardless of the exercise price of such Unvested Company Option, that is issued and outstanding as of immediately prior to the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof , shall be cancelled and extinguished without any payment or other consideration or the issuance of any securities in exchange or substitution therefor.

(v)           The Company shall cause the administrator of each of the Company Option Plans to take any actions necessary under the terms of such Company Option Plans to enable the treatment of the Company Options in the Merger as set forth in subclauses (ii) through (iv) of this Section 2.1(b).

(c)         Cancellation of Company-Owned Stock.  Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company or any Company Subsidiaries immediately prior to the Effective Time shall, at the Effective Time, be cancelled and extinguished without any conversion thereof.

(d)         Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2           Effects of the Merger.  At and upon the Effective Time:

(a)         the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b)         the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(c)         the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub, until thereafter amended as provided by Delaware Law;

(d)         the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e)         the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f)          the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

2.3           Tax Consequences and Withholding.

(a)         The parties intend that the Merger shall be treated as a Taxable purchase of securities of the Company pursuant to the Code.  However, Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding (i) the Tax treatment of the Merger or (ii) any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  The Company and, by virtue of the Company Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Stockholders, acknowledge that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b)         Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any other provision of Applicable Law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

2.4           Further Assurances.  If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”)

referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates unless and to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), the Company represents and warrants to Acquiror as follows:

3.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority to own, operate and lease its properties and to carry on the Company Business.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect.  The Company has delivered to Acquiror true and complete copies of the Company Charter Documents.  The Company is not in violation of the Company Charter Documents.

3.2           Company Subsidiaries.

(a)         Organization and Good Standing.  Schedule 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Subsidiaries.  Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Company Subsidiary has the requisite corporate, limited liability company or partnership power and authority, as applicable, to own, operate and lease its properties and to carry on its business as currently conducted and as presently proposed to be conducted.  Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing or licensed to do business, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; without limiting the foregoing, each respective Company Subsidiary is so qualified or licensed and in good standing in each jurisdiction listed on Schedule 3.2(a) of the Company Disclosure Letter.  The Company has delivered to Acquiror true and complete copies of the currently effective Certificate of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date.  Each Company Subsidiary is not in violation of its Certificate of Incorporation or Bylaws (or other comparable charter documents), each as amended to date.

(b)         Ownership.  The Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary and all such shares or other equity interests are duly authorized, validly issued, fully paid and nonassessable.  All of the issued and outstanding shares of capital stock or other equity interest of each Company Subsidiary are owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound.  There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.  Other than the Company Subsidiaries set forth in Schedule 3.2(a) of the Company Disclosure Letter, the Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.  The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution to or on behalf of any other Person.

3.3           Power, Authorization and Validity.

(a)         Power and Authority.  The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and other transactions contemplated hereby. The Special Committee, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the members thereof, and following consideration of the terms and conditions of the Merger and this Agreement in conjunction with consideration of the terms of the Divestiture, the Divestiture Valuation and the Fairness Opinion, viewing such transactions as a whole, has (i) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger, (iii) recommended the adoption of this Agreement by the Company Board, and (iv) recommended that the adoption of this Agreement be submitted to the Company Stockholders for consideration and that the Company Stockholders adopt this Agreement. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of all members of the Company Board, other than Joseph Sorge who abstained from such vote, has (i) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger, and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement.  The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby under the Company Charter Documents, Applicable Law and any Contract to which such stockholders or the Company is a party.

(b)         No Consents.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, or any other Person (governmental or otherwise), is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger or the Divestiture, except for (i) the filing of the

Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Company Stockholder Approval, (iii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iv) the filing of a Notification of a Concentration pursuant to Sec 39 Para 1 of the German Act Against Restraints of Competition in connection with the Merger, (v) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (vii) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, materially affect the Company and its Subsidiaries taken as a whole or the Company’s ability to consummate the Merger or the Divestiture.

(c)         Enforceability.  This Agreement has been duly executed and delivered by the Company.  Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at law or in equity).

(d)         Takeover Laws.  The adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Board referred to in Section 3.3(a) constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger, and the transactions contemplated hereby the provisions of Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law do not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger or other transactions contemplated hereby.  No other state takeover or other similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.4           Capital Structure of the Company.

(a)         As of the Agreement Date, the authorized capital stock of the Company consists solely of Fifty Million (50,000,000) shares of Company Common Stock, and Four Million (4,000,000) shares of Company Preferred Stock.  A total of 22,471,395 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding as of the Agreement Date.  As of the Agreement Date, the Company has reserved (i) an aggregate of 4,714,318 shares of Company Common Stock for issuance pursuant to the Company Option Plans (including shares subject to outstanding Company Options) and (ii) an aggregate of 1,000,000 shares of Company Common Stock for issuance pursuant to the Company ESPP.  As of the Agreement Date, (i) a total of 2,623,671 shares of Company

Common Stock are subject to outstanding Company Options, (ii) no shares of Company Capital Stock are subject to outstanding warrants, (iii) a total of 1,932,768 shares of Company Common Stock are reserved for future grant and issuance under the Company Option Plans (excluding shares subject to outstanding Company Options), and (iv) a total of 840,311 shares of Company Common Stock are reserved for future grant and issuance under the Company ESPP.  Except for such Company Options as set forth above (and any Company Options granted under the Company ESPP after the Agreement Date), there are no stock appreciation rights, stock units, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or Company Voting Debt or any securities or debt convertible into or exchangeable for Company Capital Stock or Company Voting Debt or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

(b)         All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal, preemptive right, right of repurchase or vesting condition and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts.  There is no Liability for dividends accrued and unpaid by the Company.  As of the Agreement Date, there are no shares of Company Common Stock held in treasury by the Company or any Company Subsidiaries.

(c)         Schedule 3.4(c) of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) each holder of outstanding Company Options that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), (iv) the number of shares covered by such Company Option, (v) the term of such Company Option, (vi) the vesting schedule for such Company Option, and (vii) the terms of any accelerated vesting or exercisability of any Company Options, or any change in the price, exercise period, or other modifications in the terms of any Company Option, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary following the Merger or otherwise.  The terms of the Company Option Plans permit the conversion of the Vested Company Options into cash as provided in Section 2.1(b)(ii) of this Agreement, without the consent or approval of the holders of such Company Options, the Company Stockholders or otherwise.  The terms of the Company Option Plans permit the cancellation of Company Options as provided in Section 2.1(b)(iii) and Section 2.1(b)(iv) of this Agreement, without (A) the consent or approval of the holders of such Company Options, the Company Stockholders or otherwise, (B) the payment of any consideration to the holders of such Company Options and (C) acceleration of the exercise schedule or vesting provisions in effect for such Company Options.  All issued and outstanding Company Options were issued by the Company in material compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts and were not issued in material violation of and are not subject to any right of rescission, right of first refusal or preemptive right.  True and correct copies of the Company Option Plans and each agreement for each Company Option have been delivered by the Company to Acquiror, and such plans and agreements have not been amended, modified or supplemented since being delivered, and there are no agreements, understandings or commitments to grant additional Company Options or to amend, modify or supplement such plans or agreements in any case from those delivered.

(d)         Option Grant Practice.  All grants of Company Options are in material compliance with the terms of the applicable Company Option Plan under which such Company Options were granted and with Applicable Law. All Company Options have been properly accounted for in the Company’s financial statements and reported in compliance in all material respects with GAAP and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto and, to the Company’s knowledge, there is no basis for any claim that the grant date of any Company Option is inaccurate or the exercise price thereof is improper.

(e)         Company Debt.  No bonds, debentures, notes or other Debt of the Company or any Company Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date.  Schedule 3.4(e) to the Company Disclosure Letter accurately lists all Debt of the Company and Company Subsidiaries, including, for each item of Debt, the agreement governing the Debt.  All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(f)          No Other Rights.   The Company Charter Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any securities of the Company or any Company Subsidiary presently issued and outstanding or that may be subsequently issued.  The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company (other than the Voting Agreement).

3.5           No Conflict.  Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or the Divestiture or any other transaction contemplated hereby or thereby:  (a) conflicts with, or requires any consent, approval or waiver of any Person pursuant to, or (with or without notice or lapse of time, or both) results in a right of termination, cancellation or acceleration of any obligation or loss of any benefit under or a breach, or violation of, or constitutes a default under (i) any provision of the Company Charter Documents or other comparable charter documents of any Company Subsidiary, each as currently in effect, (ii) subject to the consents, authorizations and filings set forth in Section 3.3(b), any Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties, or (iii) any Company Material Contract (as defined in Section 3.12) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (b) will result in the creation of any material Encumbrance on any of the material properties or assets of the Company or any Subsidiary.

3.6           SEC Filings.

(a)         SEC Reports.  The Company has filed with the SEC all registration statements, prospectuses, reports, forms, schedules, certifications and other documents (including exhibits and all other items incorporated by reference therein) required to be filed or furnished by Company since April 29, 2004 (all such required registration statements, prospectuses, reports, forms, schedules, certifications and other documents (and all exhibits thereto and all other items incorporated by reference therein), including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “Company SEC Documents”).  As of their respective filing dates (or, in the case of registration statements, as of the date of effectiveness), the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and the disclosure requirements of Rule 4350 of NASDAQ’s Corporate Governance Rules and (ii) did not at the time they were filed or became effective, as applicable (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing or effectiveness, as applicable) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein or incorporated by reference therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document.  None of the Company Subsidiaries is subject to the reporting requirements of the Exchange Act.

(b)         Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect as of the date of such filing, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and the Company Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring period-end adjustments and may not contain footnotes).  Except as reflected in the Company Balance Sheet (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Applicable Law, (ii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves), and (iii) Liabilities for the Company’s Transaction Expenses.  The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements are consistent with such books and records.

(c)         Sarbanes Act.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Act.  To the Company’s knowledge, there are no other violations of the Company’s code of conduct, adopted pursuant to NASDAQ Rule 4350(n).  The Company has delivered to Acquiror complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, that have been submitted or made by any party to the Audit Committee of the Company Board since January 1, 2004 pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act.  The Company has delivered to Acquiror complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, made or submitted by any attorney representing the Company or any of its Subsidiaries to the Company’s chief executive officer, any supervising attorney or any committee of the Company Board, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 CFR Part 205 with respect to any material violation.

(d)         Controls.  The Company has established and maintains and adheres to a system of internal accounting controls sufficient to provide reasonable assurances that except as would not be material to the Company and its Subsidiaries taken as a whole (i) transactions of the Company and the Company Subsidiaries are being executed only in accordance with appropriate authorizations of management and, where required by Applicable Laws or the Company’s code of conduct, by the Company Board, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in compliance with GAAP and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, and (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.  To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of the Company Subsidiaries who have a role in the Company’s internal controls over financial reporting.  The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the Sarbanes Act with respect to such reports, and such controls are reasonably effective for this purpose. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes Act and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof.  The Company has established and maintains “internal control over financial reporting” (as defined in Rule13a-15 promulgated under the Exchange Act) and such internal control over financial reporting are effective based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework.”

(e)         Off-Balance Sheet Arrangements.  Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f)          Amendments.  The Company has heretofore delivered to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.  No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Documents has been amended or modified, except for amendments or modifications so furnished or which have been filed as an exhibit to a subsequently dated Company SEC Document.  The Company has heretofore delivered to Acquiror a complete and correct copy of any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and current fiscal year.  The SEC has not provided comments to the Company in connection with any Company SEC Documents that to the Company’s knowledge remain unresolved and are material.  No investigation by the SEC or any other Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened.

(g)         Proxy Statement.  The information supplied by the Company for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein or incorporated by reference therein not misleading.  The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders, at the time of the meeting of Company Stockholders to consider the Company Stockholder Approval (the “Company Stockholders’ Meeting”), or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub that is contained in the Proxy Statement.

3.7           Litigation.  There is no action, suit, arbitration, mediation, proceeding or, to the Company’s knowledge, claim or investigation pending against the Company or any Company Subsidiary or any of their respective assets or properties (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree, injunction or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary (or to the knowledge of the Company, against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary).  Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.  There are currently pending no internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, option grant practices, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues (each, an “Internal Investigation”). The Company has delivered to Acquiror complete and correct copies of any written reports, submissions, correspondence, findings or other documentation with respect to any Internal Investigation, or a reasonably detailed summary of any such Internal Investigation to the extent that a written report with respect thereto was not or has not been prepared, whether such Internal Investigation is currently pending or was conducted in the past since January 1, 2003. To the Company’s knowledge, there is no basis for any person to assert a claim against the Company based upon:  (a) the Company’s entering into this Agreement or consummating the Merger or any of the transactions contemplated by this Agreement; or (b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a Company Securityholder, including any option, warrant, preemptive right or right to notice or to vote, other than the rights of the Company Stockholders with respect to the Company Capital Stock shown as being outstanding in Section 3.4(a), the rights of Company Optionholders with respect to the Company Options shown as being owned by such Persons on Schedule 3.4(c) of the Company Disclosure Letter.

3.8           Compliance with Laws.

(a)         Applicable Laws.  The Company and each Company Subsidiary has materially complied, and is now in material compliance, with all material Applicable Laws.  Neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to materially comply, or is not in material compliance, with material Applicable Law. To the Company’s knowledge, (i) no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and (ii) no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

(b)         Governmental Permits.  The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any material violation of Applicable Law (“Governmental Permits”).  The Company and each Company Subsidiary has materially complied, and is now in material compliance, with all Governmental Permits, and all such Governmental Permits are valid and in full force and effect.  The Company has delivered to Acquiror true, correct and complete copies of each Governmental Permit that is material to the business of the Company and its Subsidiaries.  Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.  None of the Governmental Permits that are material to the business of the Company and its Subsidiaries will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or transactions contemplated hereby.

(c)         Third Party Manufacturing.  With respect to all third party manufacturers and suppliers of key raw materials used by the Company or its Subsidiaries (each a “Third Party Manufacturer”), the Company has inspected all Third Party Manufacturers and to its knowledge, each such Third Party Manufacturer:

(i)            has complied and is complying, in each case in all material respects, with all Applicable Laws, including Laws enforced by the FDA and any similar state or foreign regulatory or Governmental Entities;

(ii)           has all material permits to perform its obligations as a Third Party Manufacturer and all such permits are in full force and effect; and

(iii)          has not been debarred under the Federal Food, Drug and Cosmetic Act or similar law of any other jurisdiction or otherwise excluded from or restricted in any material respect manner from participation in, any government program related to pharmaceutical products and does not employ or use the services of any individual or entity that is or, during the time when such person or entity was providing services as a Third Party Manufacturer to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted.

(d)         Unlawful Payments.  Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii)

made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law.

(e)         Export Control Laws.  The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing:  (i) the Company and each Company Subsidiary has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States; (ii) the Company and each Company Subsidiary is in compliance in all material respects with the terms of all applicable material export licenses or other approvals; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such material export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s material export transactions that would reasonably be expected to give rise to any future claims; and (v) no consents or approvals for the transfer of material export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

(f)          NASDAQ.  The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on NASDAQ, including all applicable corporate governance rules and regulations.

3.9           Taxes.

(a)         Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns.  All such Tax Returns are true, correct and complete in all material respects.  The Company has delivered, or will deliver to Acquiror prior to the Closing, correct and complete copies of all Tax Returns filed (including all supporting work papers and official foreign government receipts for any Taxes paid to foreign Tax authorities), all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary.

(b)         The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

(c)         The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(d)         None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Permitted Encumbrances. To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(e)         Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than a member of the Company Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

(f)          The Divestiture will not trigger the recognition of any deferred gain or loss arising out of any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13.

(g)         Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(h)         Neither the Company nor any of its Subsidiaries has entered into any material agreement with or received any ruling from any Governmental Authority relating to Tax incentives or Tax holidays.

(i)          Neither the Company not any of its Subsidiaries has engaged in (i) a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or (ii) a transaction where disclosure was required under the Code or Treasury Regulations (or similar provision of state, local or foreign law) in order to avoid the application of penalties.

3.10         Real and Personal Properties.

(a)         The Company and each Company Subsidiary has (i) good and valid title to, or valid leasehold or sublease interests in all of their respective real property, and (ii) good and valid title to, or valid leasehold or other comparable contract rights in, all of their respective tangible assets and other personal properties that are material to the conduct of the Company Business, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, and (b) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents.  Such assets are sufficient for the continued operation of the Company Business.  All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

(b)         Schedule 3.10(b) to the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property owned by the Company or any

Company Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all real property leases, subleases, licenses, rights of entry or similar agreements related to the use or occupancy of real property to which the Company or any Company Subsidiary is a party (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Company Subsidiary, as applicable, has good and valid fee title thereto, free and clear of all Encumbrances other than Permitted Encumbrances, (B) neither the Company nor such Company Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, and (D) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, (w) the Company or the Company Subsidiary, as applicable, has a valid leasehold/subleasehold interest in the respective real properties otherwise leased/subleased by it as lessee/sublessee, free and clear of all Encumbrances other than Permitted Encumbrances, and (x) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or collaterally assigned or granted any other security interest in any such leasehold/subleasehold estate or any interest therein.  The Company has delivered to Acquiror true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.  Each of such leases, subleases and other Contracts under which the Company and/or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms, and no material default has occurred, nor has there occurred any event which with notice, the passage of time, or both, would constitute a material default under such leases, subleases or Contracts.

(c)         The Company and its Subsidiaries are not in violation in any material respect of any material Applicable Laws regarding the operation of its Owned Real Property or Leased Real Property, nor has the Company or any of its Subsidiaries received any notice of material violation of any such Applicable Laws. To the Company’s knowledge, there are no Applicable Laws, covenants or restrictions, or any change contemplated therein, or any judicial or administrative action, or action by adjacent landowners, or natural or artificial conditions upon any such real property or any other facts or conditions which would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(d)         The personal property and equipment of each of the Company and each Company Subsidiary that are used in and material to the operations of their respective businesses are (i) in good operating condition and repair, subject to normal wear and tear, (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (iii) free from any material defects,.

3.11         Absence of Certain Changes.  Since the Balance Sheet Date, the Company and its Subsidiaries have operated the Company Business in the ordinary course consistent with past practices, and since such date there has not been with respect to the Company or any Company Subsidiary any:

(a)         Material Adverse Change or any change, event, circumstance, development or occurrence that would reasonably be expected to result in a Material Adverse Change;

(b)         amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c)         incurrence, creation or assumption of (i) any material Encumbrance on any of its assets or properties (other than Permitted Encumbrances) (ii) any Debt, and (iii) any Liability as guaranty or surety with respect to the obligations of any other Person;

(d)         payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $150,000 for any single Liability to a particular creditor;

(e)         purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.14(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(f)          damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(g)         declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plans or applicable Contracts in connection with the termination of service of employees or other service providers);

(h)         material change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights) made to or with any of such officers, directors, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” of the Company or any of its Subsidiaries within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans of the Company or any of its Subsidiaries to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has granted or provided any) severance, acceleration of vesting or other similar benefits to any such Persons;

(i)          change or termination with respect to its management or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(j)          Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation, benefits and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(k)         execution of any Employment Agreements or service Contracts (other than employment offer letters for newly-hired employees and service Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company or Company Subsidiary without cost or liability) or the extension of the term of any existing Employment Agreement or service Contract with any Person in the employ or service of the Company or any Company Subsidiary;

(l)          making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m)        entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any material default by it under such Contract (or other right or obligation), or any written notice by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);

(n)         material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o)         entering into by it of any transaction, contract, agreement, arrangement, commitment or undertaking that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $150,000 or that is not entered into in the ordinary course of its business consistent with its past practices;

(p)         making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary;

(q)         except as required by GAAP, any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies) or any material revaluation of any of its assets;

(r)          any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $100,000, or any material discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(s)         commencement or settlement of any material litigation;

(t)          entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under GAAP; or

(u)         announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.12         Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 3.12(a)-(u) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is bound (each a “Company Material Contract”):

(a)         any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(b)         any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $300,000 or more in any given 12-month period;

(c)         any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to manufacture, reproduce, sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology generating, or that is reasonably likely to generate, over the 12-month period from the date of this Agreement more than $300,000 in revenues for the Company or any of its Subsidiaries or that is otherwise material to the Company and its Subsidiaries taken as a whole;

(d)         any license, sublicense and other Contract to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property rights of a third party or has been assigned Intellectual Property developed for the Company by any third party (“Third Party IP Rights”), or receives the benefit of a license, covenant not to assert or other encumbrance of Third Party IP Rights, (i) (A) which Third Party IP Rights are used in, incorporated into, or integrated or redistributed with, any Company Product or Service, or (B) which Third Party IP Rights relate to, or are used in the development, manufacture, or compilation of any significant Company Product or Service, and, in either case, which results in, or is reasonably likely to result in, more than $300,000 in royalty, honoraria or license fee payments over the twelve month period from the date of this Agreement, (ii) where the failure of the Company to have such rights with respect to such third party Intellectual Property would, or would be reasonably likely to result in, Liabilities of the Company or subject the Company or its Subsidiaries to risk of claims or litigation which would be material to the Company and its Subsidiaries, taken as a whole, or (iii) that is otherwise material to the Company and its Subsidiaries, taken as a whole (a “Material Inbound IP License”);

(e)         any license, sublicense and other Contract to which the Company is a party and pursuant to which Company has authorized any third party to use Company-Owned IP Rights which (i) (A) grants a license to, covenants not to assert or otherwise encumbers any material components of or a significant portion of the Company’s patent portfolio, or (B) grants any third party the right to sublicense any of such Company-Owned IP Rights, in either case, which results in, or is reasonably likely to result in, more than $300,000 in royalty, honoraria or license fee payments to the Company over the twelve month period from the date of this Agreement,  or (ii) that is otherwise material to the Company and its Subsidiaries, taken as a whole (a “Material Outbound IP License”);

(f)          any partnership Contract or any Contract relating to the establishment or operation of a joint venture entity under shared control with a third party in which the Company or any of its Subsidiaries has invested equity and pursuant to which the parties collaborate or integrate operations to achieve a commercial objective;

(g)         any Contract, other than a license of intellectual property, that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party that (a) has resulted, or is reasonably likely to result, in payment(s) to or by the Company or any of its Subsidiaries of more than $300,000 in any given 12-month period or (b) is otherwise material to the Company and its Subsidiaries, taken as a whole;

(h)         any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(i)          any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(j)          any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer and cost plus a percentage pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential suppliers or customers; provided, however, that such Contract (a)  has resulted, or is reasonably likely to result, in payment(s) to or by the Company or any of its Subsidiaries of more than $300,000 in any given 12-month period or (b) is otherwise material to the Company and its Subsidiaries, taken as a whole;

(k)         any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(l)          any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person (other than licenses or other Contracts with customers entered into in the ordinary course of business providing for indemnification with respect to Intellectual Property or other customary business matters);

(m)        any Contract (i) in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(n)         any Contract pursuant to which it has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise since inception, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Company Subsidiaries); provided, however, that such Contract (a) has resulted, or is reasonably likely to result, in payment(s) to or by the Company or its Subsidiaries of more than $300,000 in any given 12-month period or (b) is otherwise material to the Company and its Subsidiaries, taken as a whole;

(o)         any Contract with a Governmental Authority or any Governmental Permit;

(p)         any Contract pursuant to which it has purchased any real property, or any Contract pursuant to which it is a lessor or lessee of any real property or personal property involving in excess of $75,000 per annum;

(q)         any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by it in connection with this Agreement and the transactions contemplated hereby;

(r)          any settlement or litigation “standstill” agreement, or any tolling agreement, under which the Company or any other Person has outstanding obligations; or

(s)         any other Contract which does not constitute a Contract of the type listed in clauses (a) through (r) of this Section 3.12 and that is material to the Company and its Subsidiaries, taken as a whole.

A true and complete copy of each agreement or document required by these subsections (a)-(t) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter has been delivered to Acquiror’s legal counsel.  All Company Material Contracts are in written form.

3.13         No Default; No Restrictions.

(a)         The Company or the applicable Company Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract.  Each of the Company Material Contracts is in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether considered at a proceeding at law or in equity).  Neither the Company nor any

Company Subsidiary is in default under any Company Material Contract and, to the Company’s knowledge, there is no event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (A) the right to exercise any remedy under any Company Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (D) the right to cancel, terminate or materially modify any Company Material Contract.  Neither the Company nor any Company Subsidiary has received any written notice regarding any actual or alleged material violation or material breach of or material default under, or intention to cancel or modify, any Company Material Contract.

(b)         Except as listed in Schedule 3.12(j) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, and no material asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order or decree that restricts or prohibits, or purports to restrict or prohibit, the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

(c)         To the knowledge of the Company, with respect to any Contract with a Governmental Authority, there is neither an existing nor a reasonable basis for a: (i) civil fraud or criminal investigation by any Governmental Authority; (ii) qui tam action brought against the Company or any of the Company Subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of the Company Subsidiaries; (iv) claim or request by a Governmental Authority for a contract price adjustment based on asserted defective pricing, disallowance of cost or non-compliance with statute, regulation or contract; (v) dispute involving the Company or any of the Company Subsidiaries on such Contract, or (vi) claim or equitable adjustment by the Company or any of the Company Subsidiaries relating to such Contract.  Neither the Company nor any of the Company Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.

3.14         Intellectual Property.

(a)         The Company and each Company Subsidiary (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  Such Company IP Rights are sufficient for such conduct of the Company Business.  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company or any Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b)         Except as provided in Schedule 3.14(b) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, license or other Contract governing any material Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of any material Company IP Right or portion thereof.    After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.

(c)         Neither the operation of the Company Business nor the use, development, testing, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service (i) violates (or will violate) any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates (or will infringe or misappropriate) any Intellectual Property right of any other party.  There is no pending or, to the Company’s knowledge, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company IP Right, nor to the Company’s knowledge is there any legitimate basis for any such claim.  Neither the Company nor any Company Subsidiary has received any notice asserting that the operation of the Company Business or the development, manufacture, marketing, licensing, sale, offering for sale, distribution or intended use of the Company Products or Services conflicts with or infringes (or will conflict with or infringe) the rights of any other party, nor to the Company’s knowledge is there any legitimate basis for any such assertion. Neither the Company nor any Company Subsidiary has received any notice from any third party offering a license under any such third party patents.  None of the Company-Owned IP Rights, Company-Licensed IP Rights, the Company Products or Services, the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d)         No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  Neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(e)         The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all confidential or non-public information included in the Company IP Rights.  All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all forms of such agreements have been delivered to Acquiror’s legal counsel.  The Company has secured valid written assignments from all of the Company’s and the Company Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f)          Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made throughout the world by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, including intent-to-use applications, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP Rights (collectively, the “Company Registered IP Rights”).  All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof.  Schedule 3.14(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(g)         The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(e) of the Company Disclosure Letter and Permitted Encumbrances).  The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).

(h)         Neither the Company nor any of the Company Subsidiaries has knowingly permitted the Company’s and the Company Subsidiaries’ rights in any material Company-Owned IP Rights to lapse or enter the public domain.

(i)          Neither the Company nor any Company Subsidiary nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code.  Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.  As used in this Section 3.14(i), “Company Source Code” means, collectively, any human readable software source code, or confidential manufacturing specifications or designs, or any material portion or aspect of the software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.

(j)          To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary.

(k)         All Company Products or Services provided by or through the Company or any Company Subsidiary to customers, and all software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers, on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.  The Company has delivered to Acquiror all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company.  The Company has a policy and procedure for tracking material errors and defects of which it becomes aware in any Company Products or Services.

(l)          No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company-Owned IP Rights.  No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any material Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(m)        Schedule 3.14(m) of the Company Disclosure Letter lists all Open Source Materials used by the Company or any Company Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and if so, how) the Open Source Materials were modified or distributed by the Company or any Company Subsidiary). As used in this Section 3.14(m), “Open Source Materials” means any software or other material that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge.   Open Source Materials includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.  The Company is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials.

(n)         Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Company Subsidiary with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such

Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.15         Certain Transactions and Agreements.  Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports, (a) none of the officers and directors of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the stockholders of the Company or any Company Subsidiary, nor any immediate family member of an officer, director or stockholder of the Company or any Company Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded),  (b) to the knowledge of the Company, none of the officers, directors, employees or stockholders of the Company or any Company Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), none of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror, and none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Law.

3.16         Employee Matters and Benefit Plans.

(a)         Schedule.  Schedule 3.16(a) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each International Employee Plan.  The Company does not have any plan and has made no commitment (in writing or otherwise) to establish, adopt or enter into any new Company Employee Plan or International Employee Plan, or to materially modify any Company Employee Plan or International Employee Plan (except to the extent required by Applicable Law or to conform any such Company Employee Plan or International Employee Plan to the requirements of any Applicable Law, or as required by this Agreement).

(b)         Documents.  The Company has delivered to Acquiror correct and complete copies of: (i) all documents embodying or governing each Company Employee Plan and International Employee Plan, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan and International Employee Plan; (ii) in relation to each unfunded International Employee Plan, a description and a schedule of the liabilities under that International Employee Plan; (iii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, and each International Employee Plan (and if there is no such actuarial valuation, a description and a schedule of the funding position of the relevant Company Employee Plan or International Employee Plan); (iv) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (v) if any Company Employee Plan is funded, the most recent financial statements of the Company Employee Plan; (vi) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vii) the most recent IRS determination, opinion, notification and advisory letters, if any, with respect to any Company Employee Plan; (viii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all material correspondence to the Company from any governmental agency or from the Company to any governmental agency relating to any Company Employee Plan; (x) the three most recent plan years discrimination tests for each Company Employee Plan subject to non-discrimination testing under the Code; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c)         Employee Plan Compliance.  (i) Each Company Employee Plan and each International Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received (or was adopted using a prototype plan that received) a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent amendments to the Code, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) the Company has not engaged in any “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA,  that is not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), with respect to any Company Employee Plan; (iv) no event has occurred and no condition exists with respect to any Company Employee Plan that would reasonably be expected to subject the Company or any ERISA Affiliate to any material tax, fine, lien or penalty imposed by Applicable Laws, including, without limitation, ERISA or the Code; (v) there are no audits by any governmental agency pending, and no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or International Employee Plan or the assets of any Company Employee Plan or International Employee Plan; (vi) each Company Employee Plan (other than any Company Option Plan, the Company ESPP or any Company Option) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Acquiror, the Company or any of its ERISA Affiliates (other than liability for benefits accrued under such Company Employee Plan, accrued and unpaid contributions required under such Company Employee Plan and ordinary administration expenses); and (vii) to the knowledge of the Company and any ERSIA Affiliate,  neither the Company nor any ERISA

Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4978 and 4980 of the Code and neither the Company nor any Subsidiary of the Company or any ERISA Affiliate is subject to any material penalty or tax with respect to any International Employee Plan.

(d)         Pension Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e)         Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Except as set forth on Schedule 3.16(e) of the Company Disclosure Letter, neither the Company, nor any ERISA Affiliate is currently maintaining, establishing, sponsoring, participating in or contributing to, nor, to the Company’s knowledge, has at any time ever maintained, established, sponsored, participated in, or contributed to, any multiple employer plan subject to Section 4063 or Section 4064 of ERISA or to any plan described in Section 413 of the Code.

(f)          No Post-Employment Obligations.  Except as set forth in Schedule 3.16(f) of the Company Disclosure Letter, no Company Employee Plan or International Employee Plan provides, or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other Applicable Law, and, to the Company’s knowledge, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by Applicable Law.

(g)         Effect of Transaction.  Except as set forth on Schedule 3.16(g) of the Company Disclosure Letter or expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, International Employee Plan, or loan agreement of the Company or any of its Subsidiaries with any Employee that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, or increase in benefits by the Company or obligation of the Company to fund benefits with respect to any Employee (other than distribution in the ordinary course of business consistent with past practice).

(h)         Employment Matters.  The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, or to the Company’s knowledge, threatened, claims or actions against the Company under any worker’s compensation policy or long-term disability policy (other than routine claims for benefits).

(i)          Labor.  No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened.  The Company does not know of any activities or proceedings of any labor union to organize any Employees.  Except as set forth in Schedule 3.16(i) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company.  Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Except as set forth in Schedule 3.16(i) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.  The Company has notified in writing all affected employees of any announced plant or office closures located outside of the United Sates and all Applicable Laws relating to such closures have been complied with in contemplation of such closure.

(j)          International Employee Plans.  Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan, except where such compliance does not have and could not be reasonably expected to have a Material Adverse Effect on the Company.  Except as required by law, no condition exists that would prevent the Company or Acquiror from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).  Each International Employee that is required to be funded is fully funded, and with respect to all other International Employee Plans, adequate reserves have been established on the accounting statements of the Company or applicable Subsidiary.  Employer contributions to the International Employee Plans, including, but not limited to, the Central Provident Fund in Singapore, accrued as of the date of this Agreement and all outstanding and accrued insurance premiums payable in respect of the International Employee Plans have been paid in full as of the date of this Agreement, in each case to the extent they are required to have been paid.

(k)         Immigration Laws.  The Company has complied, in all material respects, with all Applicable Laws governing the employment of personnel by U.S. companies, the employment of non-U.S. nationals in the United States and the employment of non-U.S. national in countries outside of the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(l)          Employee Information.  The Company has delivered to Acquiror in a format reasonably satisfactory to Acquiror a complete and correct list setting forth the names, positions and rates of compensation of all officers, directors, employees and consultants of the

Company, as of the Agreement Date, showing each such person’s name, positions, and annual remuneration (excluding accrued vacation, overtime and sick leave benefits), bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.  To the knowledge of the Company, no executive or key employee of the Company has any plans to terminate his or her employment with the Company.

3.17         Corporate Documents.  The Company has delivered to Acquiror for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following:  (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary; and (c) all material permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company.  The books, records and accounts of the Company and the Company Subsidiaries are in all material respects true, complete and correct.

3.18         Advisor Fees.  Except for fees payable to  (a) Houlihan Lokey Howard & Zukin as set forth in the engagement letter between the Company and Houlihan Lokey Howard & Zukin dated March 25, 2007, and (b) Navigant Capital Advisors, LLC as set forth in the engagement letter between the Company and Navigant Capital Advisors, LLC dated March 21, 2007 (collectively, the “Engagement Letters”), true, correct and complete versions of which have been provided by the Company to Acquiror, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquiror will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate of the Transaction Expenses of the Company in connection with this Agreement or the Transactions contemplated hereby, other than the expenses payable pursuant to the Engagement Letters, is set forth on Schedule 3.18 to the Company Disclosure Letter.

3.19         Insurance.  The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.19 of the Company Disclosure Letter.  Schedule 3.19 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since inception.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and neither the Company nor any Company Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.  Each of the Company and each Company Subsidiary has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.

3.20         Environmental Matters.

(a)         No real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) currently or formerly owned, operated, used or occupied by the Company or any of its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or any of its Subsidiaries, in each case that would be reasonably likely to require investigation and/or remediation pursuant to Environmental Law.  The Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has filed in the past, is not in the process of filing, has no filing pending, and neither the Company nor any of its Subsidiaries intends to file, any notice or report under any Environmental Law reporting a violation of any Environmental Law.  There is not now, and to the knowledge of the Company there has never been, in any Owned Real Property or Leased Real Property: (i) any underground storage tank or surface impoundment; (ii) any landfill or waste pile which either is or was used to dispose or store any Hazardous Substance or contains or contained a substantial volume of Hazardous Substances, except in compliance with applicable Environmental Laws; or (iii) any polychlorinated biphenyls.  To the Company’s knowledge, any asbestos containing material which is on or part of any Owned Real Property or Leased Real Property (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law in any material respect.   Hazardous Substances Activities (i) have been conducted in compliance in all material respects with all applicable Environmental Laws, and (ii) have not resulted in the exposure of any person to a Hazardous Substance in a manner which has or could reasonably be expected to cause an adverse health effect to such person.  To the Company’s knowledge, there is no fact or circumstance which could reasonably be expected to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or its Subsidiaries any environmental liability which would have a Material Adverse Effect.  The Company and its Subsidiaries have materially complied with all environmental disclosure obligations imposed upon the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has received any written notice, demand or request for information from any Governmental Authority or other third party indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or arising from Hazardous Substances.  Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Authority or is a party to any indemnity or any other agreement with any third party under any Environmental Law or otherwise relating to any Hazardous Substances.

(b)         The Company has delivered to Acquiror true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company pertaining to Environmental Law.

3.21         Customers and Suppliers.

(a)         Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any material customer or distributor and the Company has no knowledge of any material dissatisfaction on the part of any such customer or distributor.  Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company, oral notice from any material customer or distributor that such customer or distributor shall not continue as a customer or distributor of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer or distributor intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

(b)         Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any material supplier. The Company and the Company Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.22         Privacy.  Neither the Company nor any Company Subsidiary has collected any personally identifiable information from any third parties.  The Company and each Company Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) have been delivered to the Acquiror.  The Company’s and the Company Subsidiaries’ privacy policies are and have been available on the Company Websites (as defined below).  The Company’s and the Company Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies.  The Company and each Company Subsidiary has complied with all Applicable Law in all material respects relating to (a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company and the Company Subsidiaries (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and the Company Subsidiaries or by third parties having authorized access to the Company’s and the Company Subsidiaries’ records.  The Company’s and the Company Subsidiaries’ privacy policies conform, and at all times have conformed, in all material respects to all of the Company’s and the Company Subsidiaries’ contractual commitments to their customers and the viewers of the Company Websites.  Each of the Company Websites and all materials distributed or marketed by the Company and the Company Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law in any material respect.  No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of the Company Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or the Company Subsidiaries. With respect to all personal and user information described in this Section 3.22, the Company and the Company Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Company or any of the Company Subsidiaries, there has been no unauthorized access to or other misuse of that information.

3.23         Regulatory Matters.

(a)           Except as listed in Schedule 3.23(a) to the Company Disclosure Letter, there are no lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the federal Food and Drug Administration (“FDA”), the U.S. Department of Health and Human Services (the “HHS”), the Center for Medicare and Medicaid Services (the “CMS”), the Nuclear Regulatory Commission (the “NRC”), the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any similar or other state or foreign regulatory or Governmental Authority with oversight of the business of the Company and its Subsidiaries (collectively, “Regulatory Agencies”) that are pending or, to the knowledge of the Company, threatened against or relating to the Company, or any product marketed by or under clinical investigation conducted by or on behalf of the Company, (ii) during the past five years, there have been no product recalls, corrections or similar actions by the Company, (iii) neither the Company nor any of its officers, employees or agents has made an untrue statement of material fact or fraudulent statement to any of the Regulatory Agencies, or failed to disclose a material fact required to be disclosed to any of the Regulatory Agencies, (iv) there are no unresolved reports, warning letters, inspections or other documents received from or issued to the Company or, to the knowledge of the Company, to any other person by any of the Regulatory Agencies that indicate or suggest lack of compliance with applicable regulatory requirements by the Company or, to the knowledge of the Company, persons providing services for the Company’s benefit, (v) all applicable Company manufacturing operations have been and are being conducted in compliance with applicable current good manufacturing practice regulations, including those set forth in 21 C.F.R. Parts 210 and 211, (vi) the Company has not received any written notice that the FDA, the NRC or other regulatory agencies have commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Company product or withdrawn advertising or sales promotion materials or commenced, or threatened to initiate, any action to enjoin production at any facility at which any Company product is manufactured, (vii) as to each product currently manufactured and/or distributed by or on behalf of the Company, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Section 301 et seq., and all advertising and sales promotional materials of the Company are otherwise in material conformance with applicable regulations and FDA laws, policies and guidelines.  To the knowledge of the Company, the Company’s contractors are in substantial compliance with all applicable laws and regulations and have secured all material licenses, renewals and quotas from the each of the Regulatory Agencies necessary to their operations.

(b)           The Company is not debarred under the federal Food, Drug and Cosmetic Act (“FDCA”) and/or federal Foreign Corrupt Practices Act (“FCPA”) or otherwise excluded from or restricted in any manner from participation in, any government program, and to its knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted.

(c)           Neither the Company nor any of its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, investigation by: (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991); (B) HHS Officer of Inspector General or DOJ pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. Section 3729 et seq.); or (C) any equivalent statute of any state or foreign jurisdiction. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, (1) any officer or employee of the Company or any of its Subsidiaries, (2) any authorized agent of the Company or any of its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or any of its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Applicable Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Applicable Law.

(d)           Neither the Company nor any of its Subsidiaries or its Affiliates, nor, to the knowledge of the Company, any of its third party suppliers (with respect to a facility producing materials for the Company or its Subsidiaries) has any open or unresolved issues with respect to any FDA Form 483 notice or similar notice received with respect to any production plants.

(e)           The Company has no knowledge of any facts which could reasonably be expected to cause (i) the withdrawal or recall of any Company Product or Service sold or intended to be sold by the Company, (ii) a change in the marketing classification, labeling or promotional materials of any such product, (iii) a termination or suspension of marketing of any such product, (iv) any adverse events or safety concerns not already disclosed that could have an impact on the ability to market any such product, or (v) a regulatory filing.  There are no claims pending nor, to the knowledge of the Company, threatened against the Company with respect to the quality of or absence of defects in any Company Product or Service, nor to the knowledge of the Company are there any facts relating to the quality of or absence of defects in such product which, if known by a potential claimant or any of the Regulatory Agencies or Governmental Authority, could reasonably be expected to give rise to a claim or proceeding.

3.24         Fairness Opinion.  The Special Committee has received an opinion from Houlihan Lokey Howard & Zukin, dated as of the Agreement Date, to the effect that, as of the Agreement Date and based on and subject to the matters set forth in the opinion, the Cash Amount Per Share is fair, from a financial point of view, to the holders of Company Common Stock other than the Principal Stockholder (the “Fairness Opinion”).

3.25         Divestiture Valuation.  The Special Committee has received the Divestiture Valuation, a copy of which has been provided to the Acquiror and such Divestiture Valuation has not been amended, supplemented, qualified or modified in any manner.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as follows:

4.1           Organization and Good Standing.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.  Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.  Acquiror has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date.  Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2           Power, Authorization and Validity.

(a)         Power and Authority.  Acquiror has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  The execution, delivery and performance by Acquiror of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror.  Merger Sub has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)         No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iii) the filing of a Notification of a Concentration pursuant to Sec 39 Para 1 of the German Act Against Restraints of Competition in connection with the Merger, (iv) the filing with the SEC of such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by

Acquiror or Merger Sub under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, materially affect Acquiror or its ability or that of the Merger Sub to consummate the Merger.

(c)         Enforceability.  This Agreement has been duly executed and delivered by Acquiror and Merger Sub.  Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at law or in equity).  Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at law or in equity).

4.3           No Conflict.  Neither the execution and delivery of this Agreement by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby, conflicts with, or (with or without notice or lapse of time, or both) result in a termination, breach, or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.4           Financing.  Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.

4.5           Stock Ownership.  As of the Agreement Date, neither Acquiror nor Merger Sub beneficially own any shares of Company Capital Stock.  Neither Acquiror nor Merger Sub, nor any of their “affiliates” or “associates”, has been an “interested stockholder” of the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of the Delaware Law.

4.6           No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.7           Proxy Statement.  The information supplied by Acquiror for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein or incorporated by reference therein not misleading.  The information supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

4.8           Litigation.  There is no action, suit, arbitration, mediation, proceeding or, to Acquiror’s knowledge, investigation pending against Acquiror or Merger Sub or any of their respective assets or properties before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Acquiror, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened that, individually or in the aggregate, would be reasonably be expected to impair Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement. There is no judgment, decree, injunction or order of any Governmental Authority, arbitrator or mediator outstanding against Acquiror or Merger Sub that, individually or in the aggregate, would be reasonably be expected to impair Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.9           Advisor Fees.  Neither Acquiror, Merger Sub nor any Affiliate of Acquiror or Merger Sub is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

ARTICLE 5
COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Acquiror as follows:

5.1           Preparation of SEC Documents; Company Stockholders’ Meeting.

(a)         Proxy Statement.  As soon as reasonably practicable following the Agreement Date, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form.  At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the Proxy Statement in definitive form with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will as promptly as practicable advise Acquiror, of the time when the Proxy Statement (in both preliminary and definitive form) has been filed with the SEC or any supplement or amendment has been filed, the issuance of any stop order, or any oral or written request by the SEC for amendment of the Proxy Statement or the receipt of any comments of the SEC thereon and responses thereto or requests by the SEC for additional information and will as promptly as practicable provide Acquiror with copies of any written communication from the SEC or any state securities commission.  The Company will respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or any amendments or supplements thereto. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Acquiror shall as promptly as practicable provide to the Company, upon the reasonable request of the Company, any information concerning Acquiror that Acquiror reasonably determines is required to enable the Company to adequately respond to such comments or such request. If at any time prior to the Effective Time any event or information (including any Change of Recommendation) relating to the Company, or any of its Affiliates, officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein or incorporated by reference therein not misleading, the party which discovers such information shall as promptly as practicable notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable and, to the extent required by law, disseminated to the stockholders the Company. Prior to filing the Proxy Statement in both preliminary and definitive form, any amendments or supplements thereto or any other filing with the SEC, or responding to any comments or inquiries by the SEC with respect to any filings related to the Merger, the Company will provide Acquiror with reasonable opportunity to review and comment on each such filing or response in advance and shall give due consideration to and act reasonably and in good faith with respect to the incorporation of any changes in such filings or responses reasonably proposed by Acquiror.

(b)         Company Stockholders’ Meeting.  The Company shall, as soon as reasonably practicable following the Agreement Date, take all action necessary in accordance with the Company Charter Documents, Applicable Law and the rules of NASDAQ to duly give notice of, convene and hold the Company Stockholders’ Meeting.  Subject to Section 5.2(d), the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will take all other action necessary or advisable to secure the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with the Company Charter Documents, Applicable Law and the rules of NASDAQ.  Without the prior written consent of Acquiror, adoption of this Agreement

(including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.  Unless this Agreement is terminated in accordance with its terms, notwithstanding any Change of Recommendation by the Special Committee, the Company Board or any other Company Board committee, adoption of this Agreement shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(c)         Board Recommendation.  Except to the extent expressly permitted by Section 5.2(d), (i) the Special Committee shall recommend that the Company Board adopt this Agreement, (ii) each of the Special Committee and the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (iii) the Proxy Statement shall include a statement to the effect that the Special Committee has unanimously recommended, and the Company Board has recommended, that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting, and (iv) neither the Special Committee, the Company Board nor any other committee of the Company Board shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the recommendation that the Company Stockholders vote in favor of the adoption of this Agreement.

5.2           No Solicitation.

(a)         Alternative Transaction.  The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement, it shall not and will cause its Subsidiaries not to, (i) permit any of its or its Subsidiaries’ officers, directors, employees, affiliates, attorneys, financial advisors or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, solicit, initiate, seek,  endorse, recommend, facilitate, support or knowingly encourage any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations, or enter into any agreement with, any party or group regarding any Alternative Transaction (except to disclose the existence of the provisions of this Section 5.2), (ii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iii) enter into any letter of intent or similar document or any Contract relating to any Alternative Transaction Proposal.  The Company will, and will cause its Subsidiaries and Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Acquiror’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or Representatives have engaged in any such activities within the 12-month period preceding the Agreement Date.  The Company will, and will cause its Subsidiaries and Representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which the Company of any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal.  Any breach of the foregoing provisions of this subsection by any of the Company’s Subsidiaries or Representatives shall be deemed to be a breach by the Company.

(b)         Notification. As promptly as practicable (and in any event within 24 hours) after receipt by the Company, any of its Subsidiaries or Representatives or the Principal Stockholder of any Alternative Transaction Proposal or any request or any indication of interest or inquiry that constitutes, or could reasonably be expected to lead to, any Alternative Transaction Proposal, the Company shall provide Acquiror with written notice of the material terms and conditions of such Alternative Transaction Proposal, request, indication of interest or inquiry, and the identity of the Person or Group making any such Alternative Transaction Proposal, request, indication of interest or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request, indication of interest or inquiry.  In addition, the Company shall as promptly as practicable keep Acquiror reasonably informed, on a reasonably current basis, of the status and material terms of any such Alternative Transaction Proposal, request, indication of interest or inquiry (including any substantive modifications or proposed substantive modifications thereto), and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Acquiror a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, indication of interest or inquiry.  The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the Special Committee, of the Company Board or of any other committee of the Company Board at which it is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

(c)         Superior Proposal.  Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that prior to the time that Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be, or which the Special Committee and the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is reasonably likely to become, a Superior Proposal, the Company, the Special Committee or the Company Board may then take the following actions, but only if (i) (A) each of the Special Committee and the Company Board determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, and (B) the Company has given Acquiror prior written notice of its intention to take any of the following actions and of the identity of the Person or Group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal, and (ii) it shall not have breached any of the provisions of this Section 5.2:

(i)            Furnish nonpublic information to the Person or Group making such Alternative Transaction Proposal, provided that (A) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and shall require such Person to agree to customary employee non-solicitation provisions covering at least 12 months from execution of such confidentiality agreement and (B) contemporaneously with furnishing any such nonpublic information to such

Person or Group, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and

(ii)           Engage in discussions or negotiations with such Person or Group with respect to such Alternative Transaction Proposal.

(d)         Changes of Recommendation Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which each of the Special Committee and the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is a Superior Proposal, the Company Board may make a Change of Recommendation or recommend such Superior Proposal, if all of the following conditions in clauses (i) through (vi) are met:

(i)            the Superior Proposal has been made and has not been withdrawn and continues to constitute a Superior Proposal;

(ii)           the Company Stockholder Approval has not yet been obtained;

(iii)          the Company has (A) provided to Acquiror three Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or Group of Persons making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Acquiror all materials and information delivered or made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal, and (C) during the aforementioned three Business Day period, if requested by Acquiror, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal;

(iv)          Acquiror shall not have, within the aforementioned three Business Day period, made an offer that the Special Committee has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal;

(v)           the Special Committee has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and the results of any negotiations with Acquiror as contemplated by subsection (iii) above and any offer from Acquiror contemplated by subsection (iv) above, the Special Committee is required to effect a Change of Recommendation to comply with its fiduciary duties to the Company Stockholders under Applicable Law; and

(vi)          the Company shall have complied with the provisions set forth in this Section 5.2.

(e)           Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company, the Special Committee or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a), or Item 1012(a) of

Regulation M-A, promulgated under the Exchange Act; provided that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).  Notwithstanding the foregoing, it is understood and agreed that, for purposes of this Agreement (including Article 9), a factually accurate public statement by the Company that solely describes the receipt of an Alternative Transaction Proposal and the operation of this Agreement with respect thereto shall not be deemed to constitute a Change of Recommendation, or an approval or recommendation or neutral position with respect to such Alternative Transaction Proposal.

(f)            Acquiror and the Company acknowledge that pursuant to the terms of the Voting Agreement, upon a Change of Recommendation effected in accordance with this Section 5.2, the Voting Agreement shall terminate.

5.3           Maintenance of Business.

(a)         The Company shall, and shall cause each of its Subsidiaries to, carry on and use its and their reasonable best efforts to preserve substantially intact the Company Business and its relationships with customers, suppliers, manufacturers, employees and others who are parties to any Material Contract, in each case in the ordinary course in substantially the same manner as it has prior to the Agreement Date consistent with its past practices.  If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier, key manufacturer or key employee, it shall promptly bring such information to Acquiror’s attention in writing and, if requested by Acquiror, shall exert reasonable commercial efforts to promptly restore the relationship.

(b)         The Company shall exercise its commercially reasonable efforts to, and shall cause each of its Subsidiaries to exercise their commercially reasonable efforts to, (i) pay all of its Debts and Taxes when due, subject to good faith disputes over such Debts or Taxes, (ii) pay or perform its other Liabilities when due, subject to good faith disputes over such Liabilities and (iii) keep available the services of its present executive officers and key employees.

(c)         The Company shall, and shall cause each of its Subsidiaries to, use its diligent efforts to assure that each of its material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Divestiture.

5.4           Conduct of Business.  The Company shall, and shall cause each of its Subsidiaries to, continue to conduct the Company Business in the ordinary and usual course consistent with its past practices in all material respects, and except (i) as otherwise expressly permitted pursuant to the terms of this Agreement, (ii) as required by Applicable Law or (iii) as set forth in Schedule 5.4 to the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without Acquiror’s prior written consent:

(a)         incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, other than (i) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis) or (ii) indebtedness and guarantees among the Company and its Subsidiaries;

(b)         (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)         other than the entry into contracts providing for commercial sales of the Company’s products and services in the ordinary course of business and consistent with past practice, enter into any Company Material Contract, violate, terminate (other than in accordance with its terms), or materially amend or otherwise materially modify or waive any of the terms of any Company Material Contract, or enter into any material transaction outside the ordinary course of business consistent with past practice;

(d)         place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties;

(e)         sell, lease, license, transfer or dispose of any assets material to the Company Business except for (i) sales of products and services in the ordinary course of business consistent with its past practices, (ii) pursuant to any Contracts that are in force as of the Agreement Date that are disclosed in Schedule 5.4 of the Company Disclosure Letter, copies of which have been delivered to Acquiror, or (iii) transfers of assets among the Company and its Subsidiaries;

(f)          (i) pay any bonus, increased salary, severance, retention or special remuneration or perquisite to any officer, director, employee or consultant (except in the ordinary course of business consistent with its past practices pursuant to any Company Employee Plan or International Employee Plan in effect as of the Agreement Date which have been listed in Schedule 3.16 of the Company Disclosure Letter and copies of which have been delivered to Acquiror), (ii) amend or enter into any employment Contract with any such person (except agreements regarding at-will employment arrangements entered into in the ordinary course of business, pursuant to a standard offer letter with no severance provisions, to fill open positions listed on Schedule 5.4(f) of the Company Disclosure Letter), (iii) amend or enter into any consulting Contract with any such person (except consulting Contracts entered into in the ordinary course of business consistent with past practice that are terminable with no more than 60 days prior notice without penalty to the Company or any of its Affiliates), (iv) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Employee Plans (except in each case as required under ERISA, or the Code, or Applicable Law), or (v) materially amend any nonqualified deferred compensation plan within the meaning of Section 409A of the Code and applicable guidance thereunder or Company Options except that the Company and the Company’s Subsidiaries may make such amendments to the extent necessary to meet the requirements of Section 409A of the Code and applicable guidance thereunder (or to meet the requirements of an exemption from Section 409A of the Code), in each case as previously disclosed to and reasonably acceptable to Acquiror;

(g)         change any of its accounting methods, policies or procedures, unless required by GAAP, Applicable Laws or SEC guidelines as concurred with by its independent accountants and following notice to and consultation with Acquiror;

(h)         declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock (other than dividends by wholly-owned Subsidiaries of the Company payable solely to the Company), or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i)          terminate, waive or release any material right or claim other than pursuant to any settlement of any litigation, action, suit, proceeding, claim or arbitration entered into in compliance with subclause (r) below;

(j)          issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options outstanding on the Agreement Date or the issuance of shares of capital stock by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company or the grant of Company Options under the Company ESPP (and the issuance of shares of Company Common Stock pursuant to the exercise of such Company Options);

(k)         subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary of the Company after the consummation of such transaction;

(l)          acquire or agree to acquire by merging, consolidating, reorganizing, or entering into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), or acquire a material portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m)        amend its Certificate of Incorporation or Bylaws or other comparable charter documents;

(n)         license any of its Intellectual Property (except for licenses under its standard customer agreement, in the forms delivered to Acquiror, made in the ordinary course of business consistent with its past practices) or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $5,000 per copy) or transfer or provide a copy of any Intellectual Property of the Company to any Person other than (i) to employees or consultants of the Company or any of its Subsidiaries who have a reasonable need to access such Intellectual Property in the course of performance of their duties for the Company or any such Subsidiary or (ii) pursuant to pre-existing obligations arising from existing customer agreements;

(o)         materially change any insurance coverage;

(p)         (i) agree to any audit assessment by any Tax Authority, (ii) file any income Tax Return, any other material Tax Return or any amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Acquiror for its review and adoption at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or material assessment in respect of Taxes;

(q)         modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions, except, in each case, as required by Applicable Law;

(r)          (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills), (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration related to Company IP Rights or the Intellectual Property of any other Person except as described in Schedule 5.4 to the Company Disclosure Letter, or (iii) settle or agree to settle any other litigation, action, suit, proceeding, claim or arbitration (except in each case where the amount in controversy does not exceed $200,000 and does not involve injunctive or other equitable relief);

(s)         (i) pay, discharge or satisfy, in an amount in excess of $200,000 in any one case or $400,000 in the aggregate, any Liability other than the payment, discharge or satisfaction of (1) any Liability arising in the ordinary course of business, (2) Liabilities reflected or reserved against in the Company Balance Sheet, (3) Transaction Expenses, and (4) any Liability arising out of any settlement, litigation, action, suit, proceeding, claim or arbitration expressly permitted by Section 5.4(r) above, or (ii) make any capital expenditures, capital additions or capital improvements in any fiscal quarter that are more than 10% greater than those scheduled to be made for such fiscal quarter under the Company’s capital expenditures budget previously provided or made available to Acquiror and attached to Schedule 5.4 of the Company Disclosure Letter;

(t)          materially change the manner in which it extends warranties, discounts or credits to customers with respect to material Contracts;

(u)         engage in the conduct of any new line of business;

(v)         create any new Subsidiaries; or

(w)        (i) agree to do any of the things described in the preceding clauses (a)-(v), (ii) take or agree to take any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 8.3(a) would not be satisfied, or (iii) take or agree to take any action which could reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company such that the condition set forth in Section 8.3(b) would not be satisfied.

For purposes of this Section 5.4, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the Agreement Date.

5.5           Advice of Changes.

(a)         Closing Conditions.  The Company shall advise Acquiror in writing as promptly as practicable of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate in any material respect, (ii) any breach in any material respect of any covenant or obligation of the Company pursuant to this Agreement, (iii) any Material Adverse Change in the Company, or (iv) any Effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Article 8 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not be deemed to (i) modify any representation or warranty contained herein, (ii) supplement or modify the Company Disclosure Letter or (iii) limit or otherwise affect the remedies available hereunder to Acquiror or the conditions to Acquiror’s obligation to consummate the Merger.

(b)         Litigation.  The Company shall notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such.

5.6           Reasonable Efforts.

(a)         Governmental and Third Party Approvals.  Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger, the Divestiture and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Divestiture.  Subject to Applicable Law relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent reasonably practicable the Company will consult Acquiror on, all the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger, the Divestiture and/or the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Divestiture as promptly as practicable, and in any event within ten business days of the date hereof, and to supply to any Governmental Authority as promptly as practicable any additional information and documentary material required under Applicable Law to obtain any necessary approvals of such Governmental Authority in connection with the Merger, the Divestiture and/or the other transactions contemplated by this Agreement (including substantially complying with any Request for Additional Information issued pursuant to applicable antitrust laws) and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.6(a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)         Notification.  The Company shall keep Acquiror reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational).  In furtherance and not in limitation of the foregoing, the Company shall use its commercially reasonable efforts to (i) promptly notify Acquiror of, and if in writing, furnish Acquiror with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement, (ii) permit Acquiror to review and discuss in advance, and consider in good faith the views of Acquiror in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement unless it consults with Acquiror in advance and to the extent permitted by such Governmental Authority gives Acquiror the opportunity to attend and participate thereat, (iv) furnish Acquiror with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement, the Merger and/or the Divestiture, and (v) furnish Acquiror with such necessary information and reasonable assistance as Acquiror may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.  The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Acquiror under this Section 5.6 as “outside counsel only.”  Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel.

(c)         State Takeover Statutes.  In connection with and without limiting the foregoing, the Company shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.  Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Special Committee has determined in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company, it is required to take such action to comply with its fiduciary duties to the Company Stockholders under Applicable Law.

5.7           Access to Information.  Subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access at all reasonable times during normal business hours upon reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request; provided, however, that the Company shall not be obligated to provide such information if the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege.  No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.8           Confidentiality.  The Company will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

5.9           Public Announcements.  The Company will consult with Acquiror before issuing, and will provide Acquiror the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by the Company with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as the Company may determine in good faith is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ.  In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 5.9, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Acquiror or its business, financial condition or results of operations without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed.  The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

5.10         Employee Benefits.

(a)         Termination of Benefit Plans.

(i)  The Company agrees to take all such actions as are necessary or appropriate to terminate each Company Employee Plan that is subject to Section 401(k) of the Code effective as of the day immediately preceding the Effective Time.  Acquiror shall receive from the Company, not later than five Business Days prior to the Closing, evidence that such Company Employee Plans will be terminated pursuant to resolutions of the Company Board, or resolutions of the Board of Directors of the relevant Subsidiary of the Company that maintains any such Company Employee Plan, and such other instruments (the form and substance of such resolutions and instruments shall be subject to review and approval of Acquiror), effective as of the day immediately preceding the Effective Time.  In the event that distribution or rollover of assets from the trust or custodial account of a 401(k) plan which is terminated is reasonably anticipated to result in liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror as soon as possible following the date of this Agreement.

(ii)           The Company agrees to take all such actions as are necessary or appropriate to terminate each Company Employee Plan that is a “welfare plan” (as defined in Section 3(2) of ERISA) and provides medical, health, life insurance and disability plans effective as of the Effective Time (or such later time as is designated by the Acquiror in a written notice to the Company prior to the Effective Time) to the extent permitted by Applicable Law.

(iii)          The Company agrees to terminate any and all group severance, separation or salary continuation plans, programs, or arrangements that are covered under ERISA, as of the day immediately preceding the Closing Date.

(iv)          The Company shall provide all notices required for protected benefits under a Company Employee Plan terminated pursuant to subclause (i) of this Section 5.10(a) under the Code, including, but not limited to notices pursuant to Section 411(d)(6) of the Code, which notices shall be subject to reasonable review and approval of Acquiror.

(b)         Company ESPP.  The Company shall terminate the Company ESPP immediately prior to the Effective Time.  To the extent any offering period under the Company ESPP is in progress prior to such termination, the Company shall ensure that such offering period ends upon such termination, and any outstanding Company Options under the Company ESPP are exercised, on or prior to such termination in accordance with the terms of the Company ESPP.

(c)         Termination of Employees.  To the extent permitted by Applicable Law, and subject to the terms and conditions of any applicable Employment Agreement, the Company agrees to take all such actions as are necessary to terminate the employment of each employee of the Company or any Subsidiary of the Company who has not been offered employment by Acquiror or who does not accept Acquiror’s offer of employment prior to the Effective Time, effective as of the Effective Time.  The Company shall provide each of the employees of the Company or a Subsidiary of the Company whose employment is terminated as of the Effective Time with severance payments and benefits that are at least as favorable as it has provided to similarly situated terminated employees in the past.  The Company shall honor and perform all of its obligations under the employment, severance, retention, sales or other bonus agreements, service contracts, and stay-put agreements and other similar arrangements and all change of control and acceleration provisions in all Company Employee Plans as listed in Schedule 5.10(c) in favor of employees of the Company as of the Closing Date in accordance with the terms thereof at the Company’s expense.

(d)         The Company will consult with Acquiror (and consider in good faith the advice of Acquiror) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 5.10 and any other matters relative to the entry into the Agreement or the effects of the Merger.

(e)         Without limiting the generality of Section 10.5, nothing herein expressed or implied shall confer upon an current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights of any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

5.11         Resignations.  To the extent requested by Acquiror in writing prior to the Closing, on the Closing Date, the Company shall cause to be delivered to Acquiror duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Acquiror.

5.12         Stockholder Litigation.  The Company shall give Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Acquiror’s prior written consent, which consent shall not be unreasonably withheld.

5.13         Third Party Consents.  As soon as reasonably practicable following the Agreement Date, the Company will use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties set forth on Schedule 5.13 of the Company Disclosure Letter.  In connection with seeking such consents, waivers and approvals, the Company shall keep Acquiror reasonably informed of all material developments and, shall at Acquiror’s request, include Acquiror in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Acquiror.  For the avoidance of doubt, the failure of the Company to obtain any such consent, approval or waiver following the Company’s commercially reasonable efforts to obtain same shall not affect the Acquiror’s obligation to consummate the Merger.  In the event the Merger does not close for any reason, Acquiror shall not have any liability to the Company or its stockholders for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

5.14         Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15         Lease Estoppels.  Prior to the Closing and effective as of the Closing, the Company shall use commercially reasonable efforts to obtain a written estoppel certificate signed by the landlord of each lease for the Leased Real Property confirming, among other items that may be reasonably requested by Acquiror, that the lease is in full force and effect and that there are no breaches or defaults presently existing under the lease, in a form reasonably satisfactory to Acquiror.  For the avoidance of doubt, the failure of the Company to obtain any such written estoppel certificate following the Company’s commercially reasonable efforts to obtain same shall not affect the Acquiror’s obligation to consummate the Merger.

5.16         Transferred Business Tax Basis.  Prior to the Closing, the Company shall prepare and deliver to Acquiror a certificate from the Company reflecting the cumulative tax basis of the assets to be transferred by the Company to Catalyst pursuant to the Divestiture.

ARTICLE 6
ACQUIROR COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Acquiror covenants and agrees with the Company as follows:

6.1           Advice of Changes.  Acquiror shall advise the Company as promptly as practicable in writing of (a) any event, development or circumstances which has resulted in, or would reasonably be expected to result in, Acquiror’s or Merger Sub’s inability to consummate the Merger or to perform their respective obligations under this Agreement, and (b) any event, development or circumstances that would reasonably be expected to cause any of the conditions in Article 8 not to be satisfied.

6.2           Reasonable Efforts.

(a)         Governmental and Third Party Approvals.  Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger, the Divestiture and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Divestiture.  Subject to Applicable Law relating to the exchange of information, the Company shall have the right to review in advance, and to the extent reasonably practicable Acquiror will consult the Company on, all the information relating to Acquiror and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger, the Divestiture and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, Acquiror agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Divestiture as promptly as practicable, and in any event within ten business days of the date hereof, and to supply to any Governmental Authority as promptly as practicable any additional information and documentary material required under Applicable Law to obtain any necessary approvals of such Governmental Authority in connection with the Merger, the Divestiture and/or the other transactions contemplated by this Agreement (including substantially complying with any Request for Additional Information issued pursuant to applicable antitrust laws) and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.6(a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)         Notification.  Acquiror shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational).  In furtherance and not in limitation of the foregoing, Acquiror shall use its commercially reasonable efforts to (i) promptly notify the Company of, and if in writing, furnish the Company with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the Company in advance, (iv) furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish the Company with such necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.  Acquiror may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 6.2 as “outside counsel only.”  Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from Acquiror or its legal counsel.

(c)         State Takeover Statutes.  In connection with and without limiting the foregoing, Acquiror shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Divestiture or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Divestiture and the other transactions contemplated by this Agreement.

(d)         Antitrust Restraints.  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or the Company or the Company Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

6.3           Confidentiality.  Acquiror and Merger Sub will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

6.4           Employee Benefits.

(a)         “At-will” Employment.  Acquiror shall make offers of “at-will” employment (or local, legally required employment agreements), on either a transitional or permanent basis as determined by the Acquiror, to substantially all of those persons who are employees of the Company and its Subsidiaries immediately prior to the Closing Date.  The specific persons offered employment shall be determined by the Acquiror in its sole discretion. Such offers of employment shall be effective as of the Effective Time, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States.  Such “at-will” employment arrangements, if accepted by the employee, will supersede any prior Employment Agreements and other similar contractual arrangements with such employee in effect prior to the Effective Time except, in the case of Company Employees located outside the United States, to the extent that Applicable Law precludes the application of an “at-will” employment arrangement.  Each employee offered employment by the Acquiror shall have not less than seven days to consider his or her offer of employment.  Each employee offered employment by Acquiror that becomes an employee of the Acquiror upon the Effective Time (or remains an employee of the Surviving Corporation or any Subsidiary of the Surviving Corporation) (each, a “Continuing Employee”) shall receive service credit for his or her prior service with the Company and the Company’s Subsidiaries under the Acquiror’s flexible time off policy (the “FTO Plan”), subject to the limitations on accrual generally applicable to Acquiror’s employees under its FTO Plan.  Except as expressly set forth herein, Continuing Employees shall be deemed new employees of the Acquiror for purposes of benefits, accrual, eligibility or vesting under the Acquiror’s benefit plans.  From and after the Effective Time, Acquiror shall take all actions as are necessary to allow Continuing Employees to participate in the benefit programs of Acquiror to the same extent as similarly situated employees of Acquiror as soon as practicable after the Effective Time.  Each of the Continuing Employees shall enter into the Acquiror’s standard agreement regarding confidential and proprietary information and Acquiror’s standard form of offer letter subject to the Closing.

6.5           Indemnification of Company Directors and Officers.

(a)         From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to each individual who as of immediately prior to the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time.  Without limiting the foregoing, Acquiror, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Company Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Persons unless such modification is required by Applicable Law.  In addition, from and after the Effective Time, Acquiror shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.5 (including in connection with enforcing the indemnity and other obligations provided for in this Section 6.5) as incurred to the fullest extent permitted under Applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law and/or a Governmental Authority.

(b)         For the six-year period commencing immediately after the Effective Time, Acquiror shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable, when taken as a whole, than those of such policy in effect on the date of this Agreement (or Acquiror may substitute therefor policies of insurance, including a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, providing at least the same coverage with respect to acts and omissions occurring at or prior to the Effective Time); provided however that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for any such coverage in excess of 300% of the annual premium currently paid by the Company under its directors’ and officer’s liability insurance policy in effect as of the date hereof, and if the cost for any such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount.

(c)         The provisions of this Section 6.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, agreement or otherwise.  The obligations of Acquiror and the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Person to whom this Section 6.5 applies unless (x) such termination or modification is required by Applicable Law or (y) the affected Company Indemnified Person shall have consented in writing to such termination or modification (it being expressly agreed that the Company Indemnified Persons to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

(d)         In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.5.

ARTICLE 7
CLOSING MATTERS

7.1           The Closing.  Subject to termination of this Agreement as provided in Article 9, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

7.2           Exchange of Certificates.

(a)         Exchange Fund.  As soon as reasonably practicable after the Effective Time, Acquiror shall make available to U.S. Bank, National Association (the “Exchange Agent”) for exchange in accordance with this Article 2, the cash payable pursuant to Section 2.1(b), in exchange for outstanding Company Common Stock (the “Exchange Fund”).

(b)         Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(b), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash.  Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor a check in the amount of U.S. dollars that such holders have the right to receive pursuant to Section 2.1(b), and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(b).  No interest will be paid or accrued on any cash payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(b) may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(c)         Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock represented by such Certificates were converted pursuant to Section 2.1(b); provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d)         Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Acquiror, upon demand, and any such holders of Company Common Stock who have not theretofore complied with the provisions of this Section 7.2 shall thereafter look only to Acquiror for the cash to which they are entitled pursuant to Section 2.1(b) as general creditors thereof with respect to the payment of any Merger consideration set forth in Article 2 hereof that may be payable upon surrender of any Certificates held by such holders as determined pursuant to this Agreement without any interest thereon.

(e)         No Further Ownership Rights in Company Securities.  All cash paid in accordance with the terms hereof with respect to Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time.  If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 7.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by Applicable Law. Subject to Section 7.2(d), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 7.2.

(f)          No Liability.  Notwithstanding anything to the contrary in this Section 7.2, neither the Exchange Agent, Acquiror, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)         Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained, as required by Delaware Law, the Company’s Certificate of

Incorporation and Bylaws and the rules of NASDAQ, each as in effect on the date of such approval.

(b)         Antitrust Compliance.  (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice, and (ii) all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained, in each case without any condition or requirement requiring or calling for any Antitrust Restraint.

(c)         Other Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

(d)         No Injunctions or Restraints.  No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger.

8.2           Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company:

(a)         Accuracy of Representations and Warranties.

(i)            The representations and warranties of Acquiror set forth herein (other than in Sections 4.2(a) and (c)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror’s ability to consummate the Merger or to perform its obligations under this Agreement.  At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(ii)           The representations and warranties of Acquiror set forth in Sections 4.2(a) and (c) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).  At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(b)         Covenants.  Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing).  At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(c)         Divestiture.  The Asset Purchase Agreement and the License Agreements shall be in full force and effect; no breach of such agreements shall have occurred and be continuing. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Divestiture.   No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Divestiture.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall not be entitled to terminate this Agreement as a result of the failure of the condition set forth in this Section 8.2(c) to be satisfied if such failure has been caused by, results from, or arises out of any actions or omissions of the Company or its Affiliates or the breach by the Company or Catalyst of any provision of the Asset Purchase Agreement and License Agreements.

8.3           Additional Conditions to Obligations of Acquiror and Merger Sub.  The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by Acquiror and Merger Sub:

(a)         Accuracy of Representations and Warranties.

(i)            The representations and warranties of the Company set forth herein (other than in Sections 3.3(a), (c) and (d) and Section 3.4(a)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(ii)           The representations and warranties of the Company set forth in Sections 3.3(a), (c) and (d) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).  The representations and warranties of the Company set forth in Section 3.4(a) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company Capital Stock and Company Options) from the Company’s fully diluted capitalization as set forth in Sections 3.4(a) by an amount that does not exceed one percent of such fully diluted capitalization.  At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b)         Covenants.  The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).  At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(c)         No Material Adverse Change.  There shall not have been any Material Adverse Change in the Company which is continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.  At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(d)         No Litigation.  (A) No suit, action, proceeding, application or counterclaim shall be pending or brought by any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Merger, the Divestiture or any other transaction contemplated by this Agreement, (ii) cause the Merger, the Divestiture or any of the other transactions contemplated by this Agreement to be rescinded, (iii)  result in any Antitrust Restraint, or (iv) have a Material Adverse Effect on the Company or Acquiror, (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Applicable Law have been enacted having any such effect, and (C) no Governmental Authority shall have notified the parties of any intent to challenge, or issue a Statement of Objections, with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement.

(e)         Divestiture.  The Asset Purchase Agreement and the License Agreements shall be in full force and effect; no breach of such agreements shall have occurred and be continuing. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Divestiture.   No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Divestiture.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 9.1(a), Section 9.1(b)(i), Section 9.1 (b)(ii), Section 9.1(c) and Section 9.1(e), may be taken or authorized before or after the Company Stockholder Approval, (B) in the case of Section 9.1(d) and Section 9.1(f), may be taken or authorized only before the Company Stockholder Approval, and (C) in the case of Section 9.1(b)(iii), may be taken or authorized only after the Company Stockholders’ Meeting where a vote was taken:

(a)         by mutual written consent of the Company and Acquiror;

(b)         by written notice of either the Company or Acquiror:

(i)            if the Merger shall not have been consummated by August 31, 2007; provided, however, that if the Closing shall not have occurred by August 31, 2007, but on such date, all of the conditions to Closing set forth in Article 8 (other than conditions that by their nature are only to be satisfied as of the Closing) other than the condition set forth in Section 8.1(b) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 9.1(b) until October 31, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii)           if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, such action; or

(iii)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the failure of the Company to comply with any provision of this Agreement or a breach of the Voting Agreement by any party thereto other than Acquiror;

(c)         by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten Business Days after written notice thereof shall have been received by Acquiror;

(d)         by the Company, following the Company’s compliance with the provisions of Section 5.1 and Section 5.2, if (i) the Special Committee and the Company Board shall have effected a Change of Recommendation with respect to a Superior Proposal in compliance with the requirements of Section 5.2(d), and (ii) the Company shall have paid to Acquiror the Termination Fee as provided in Section 9.3;

(e)         by Acquiror (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten Business Days after written notice thereof shall have been received by the Company; or

(f)          by Acquiror, at any time prior to Company Stockholder Approval, if the Company, the Special Committee, the Company Board or any other committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the Company Stockholders the unanimous recommendation of the Special Committee and the recommendation of the Company Board that such stockholders adopt this Agreement, (iii) effected a Change of Recommendation, (iv) approved or recommended any Alternative Transaction, (v) the Company shall have entered into any letter of intent or other Contract accepting any Alternative Transaction Proposal, (vi) failed to reconfirm the unanimous recommendation of the Special Committee or the recommendation of the Company Board that Company Stockholders adopt this Agreement within ten Business Days of receipt of a written request from Acquiror to do so, or (vii) failed, within ten Business Days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Special Committee and the Company Board recommends rejection of such tender offer or exchange offer.

9.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1 hereof and, to the extent applicable, any payment of the Termination Fee pursuant to Section 9.3(a), this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Sections 5.8 and 6.3 (Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Payments by the Company), as well as Article 10 (Miscellaneous) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that, notwithstanding the foregoing, nothing herein shall relieve any party from any liability for any willful breach of any representation or warranty of such party contained herein or any breach of any covenant, obligation or agreement of such party contained herein.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3           Payments by the Company.

(a)         Termination Payments.  In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d), the Company shall pay Acquiror a fee equal to

$8,500,000 (the “Termination Fee”) either prior to or concurrently with such termination. In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(f), the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Acquiror the Termination Fee.   In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii) as a result of the Company Stockholder Approval not being obtained following a Change of Recommendation by the Special Committee, the Company Board or any other committee thereof, the Company shall pay Acquiror the Termination Fee if within 12 months following termination of this Agreement any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, in which case such fee payment is to be made concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such Contract, as applicable.

(b)         Interest and Costs.  The payment of the Termination Fee pursuant to Section 9.3(a), if any, shall be made by wire transfer of immediately available funds to an account designated by Acquiror.  The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Acquiror makes a claim that results in a final, non-appealable judgment against the Company by a court of competent jurisdiction, the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made.  Payment of the fees described in this Section 9.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 9.2.

9.4           Amendment.  Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the occurrence of the Company Stockholder Approval there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

9.5           Extension; Waiver.  At any time prior to the Effective Time, a party may, subject to the proviso of Section 9.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10
MISCELLANEOUS

10.1         No Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time.

10.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Merger Sub:

Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attention:  General Counsel
Facsimile No.: (408) 345-8242
Telephone No.: (408) 553-2424
with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  Douglas N. Cogen, Esq.
                   Lynda M. Twomey, Esq.

Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200

If to the Company:

Stratagene Corporation

11011 N. Torrey Pines Road
La Jolla, CA 92037
Attention:  Chief Financial Officer
Facsimile No.: (858) 373-5303
Telephone No.:  (858) 373-6300

with a copy to:

Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
Attention:  Thomas A. Edwards, Esq.
Facsimile No.:  (619) 696-7419
Telephone No.: (619) 238-2821

10.3         Governing Law; Consent to Jurisdiction.  This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

10.4         Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.5         Third Party Beneficiary Rights.  Except as contemplated by Section 6.5(c), no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.6         Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

10.7         Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.8         Remedies; Specific Performance.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond or other security in connection with the remedies described herein.

10.9         Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  References to a Person are also to its permitted successors and assigns.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10       Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

10.11       Expenses.  Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein.

10.12       Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.13       No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.

10.14       Confidentiality.  The Company and Acquiror each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Acquiror shall not be bound by such Confidentiality Agreement after the Closing.  If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be promptly returned by the receiving party to the disclosing party or be promptly destroyed.

10.15       Waiver of Jury Trial.  EACH OF THE COMPANY, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Agilent Technologies, Inc.		Stratagene Corporation

By:	/s/ Nicolas H. Roelofs	By:	/s/ Joseph Sorge

Name:	Nicolas H. Roelofs	Name:	Joseph Sorge

Senior Vice President and General
Title:	Manager, LSSU	Title:	CEO

JACKSON ACQUISITION CORP.

By:	/s/ Dana Hermansen

Name:	Dana Hermansen

Title:	Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

Final Version

FORM OF

CERTIFICATE OF MERGER

MERGING

JACKSON ACQUISITION CORP.
A DELAWARE CORPORATION

WITH AND INTO

STRATAGENE CORPORATION
A DELAWARE CORPORATION

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware

Stratagene Corporation, a Delaware corporation (“Company”), does hereby certify as follows with respect to the merger (the “Merger”) of Jackson Acquisition Corp., a Delaware corporation (“Sub”) with and into the Company:

FIRST:                    Each of the constituent corporations of the Merger, Company and Sub, is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND:               An Agreement and Plan of Merger dated as of April 5, 2007 (the “Merger Agreement”) among Agilent Technologies, Inc., a Delaware corporation, Sub and Company, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the Delaware General Corporation Law.

THIRD:                  The name of the surviving corporation in the Merger (the “Surviving Corporation”) is Stratagene Corporation.

FOURTH:              Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH:                   An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, California 92037

A-A-1

SIXTH:                   A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:             The Merger shall become effective upon the filing of this Certificate of Merger.

[signature page follows]

A-A-2

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of [              ], 2007.

STRATAGENE CORPORATION

By:
Joseph A. Sorge, M.D.
President and Chief Executive Officer

A-A-3

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STRATAGENE CORPORATION
A DELAWARE CORPORATION

ARTICLE FIRST

The name of the corporation is Stratagene Corporation (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The Corporation is authorized to issue one class of stock to be designated Common Stock.  The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of $0.0001 per share.

ARTICLE FIFTH

The Corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of Article IX of the Bylaws of the Corporation.

ARTICLE SEVENTH

The number of directors which constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

A-A-4

ARTICLE EIGHTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE NINTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE TENTH

(a)           Limitation of Director’s Liability.  To the fullest extent not prohibited by the General Corporation Law of the State of Delaware as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director.

(b)           Indemnification of Corporate Agents.  The Corporation may, to the fullest extent not prohibited by law, indemnify and advance related indemnification expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director, officer, employee benefit plan fiduciary, or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

(c)           Repeal or Modification.  Neither any amendment or repeal of this Article Tenth, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

A-A-5

ANNEX B

Execution Draft

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

STRATAGENE CORPORATION

AND

CATALYST ASSETS LLC

Dated as of April 5, 2007

SCHEDULES AND EXHIBITS

Schedule 2.1(a)	Assigned Patents
Schedule 2.1(b)	Real Property
Schedule 2.1(c)	Tangible Assets
Schedule 2.1(d)	Assigned Contracts
Schedule 2.1(e)	Assigned Claims
Schedule 2.7	Excluded Liabilities
Schedule 6.6	Third Party Consents
Schedule 6.7	Listed Employees

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and License Agreement
Exhibit D	Purchase Price Allocation

B-i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of April 5, 2007 by and between Catalyst Assets LLC, a Delaware limited liability company (“Buyer”) and Stratagene Corporation, a Delaware corporation (the “Seller”).

RECITALS

A.                                   Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller, in exchange for the assumption of certain liabilities and the other consideration set forth below (such transaction, the “Asset Purchase”).

B.                                     Seller, on the one hand, and Buyer, on the other hand, desires to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereunder.

C.                                     Simultaneously with the execution and delivery of this Agreement, Seller is entering in an Agreement and Plan of Merger (the “Merger Agreement”) with Agilent Technologies, Inc., a Delaware corporation (“Parent”), and Jackson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which provides for the merger of Seller with and into Merger Sub, with Seller surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).  Joseph A. Sorge (the “Principal”) is the majority stockholder, an officer, a director and a key employee of both Seller and Buyer and will receive substantial consideration in connection with the Merger, including but not limited to the value attributable to the Principal’s equity in Seller.  The consummation of the transactions contemplated by this Agreement are conditional upon and shall be effected only following the consummation of the Merger.

D.                                    Simultaneously with the execution and delivery of this Agreement, Parent has entered into a Non-Competition Agreement with the Principal, in which he has agreed to a restrictive covenant similar to the covenants provided by Buyer herein with respect to the conduct of any business competitive with the business of Seller as currently conducted and as currently proposed to be conducted other than the Permitted Business Purpose. The agreement of the Principal and of Buyer to provide such covenants is a material inducement to the willingness of Parent to enter into the Merger Agreement, to consummate the Merger and to agree to the consummation by Seller, as the surviving corporation of the Merger and wholly-owned subsidiary of Parent, of the Asset Purchase and the other transactions contemplated by this Agreement.

E.                                      Simultaneously with the execution and delivery of this Agreement, Seller and Buyer have entered into that certain license agreement (including all schedules and exhibits attached thereto, the “License Agreement”) pursuant to which Seller and Buyer will each license to the other the right to use certain intellectual property.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Capitalized Terms.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a)                                  “Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)                                 “Business Day” shall mean a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in San Francisco, California.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

(e)                                  “Contract” means any written legally binding contract, agreement, instrument, commitment, obligation or undertaking.

(f)                                    “Delaware Law” means the Delaware General Corporation Law.

(g)                                 “Effective Time” means the Effective Time of the Merger as such term is defined in the Merger Agreement.

(h)                                 “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(i)                                     “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

(j)                                     “Law” means with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity.

(k)                                  “Liabilities” mean debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract.

(l)                                     “Person” means any natural person, corporation, company, limited liability company, general partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Entity.

(m)                               “Purchase Price” means an aggregate of $6,600,000.00 in cash.

(n)                                 “Securities Act” shall mean the Securities Act of 1933, as amended.

(o)                                 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(p)                                 “Tax Returns” means federal, state, local and foreign returns, estimates, information statements and reports required to be filed which relate to any and all Taxes.

(q)                                 “WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

1.2                                 Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)                                 Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(e)                                  The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

(f)                                    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

ARTICLE II

PURCHASE AND SALE

2.1                                 Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer and assign to Buyer, and Buyer agrees to purchase from Seller all of Seller’s right, title and interest in and to the following (collectively, the “Acquired Assets”):

(a)                                  the patents and patent applications listed in Schedule 2.1(a) and all reissues,

reexaminations, substitutions, divisionals and continuations thereof, excluding continuations in-part (the “Assigned Patents”);

(b)                                 the real property located at 3545 South Park Drive, Jackson, Wyoming 83001, as further defined and described on Schedule 2.1(b) (the “Real Property”);

(c)                                  those tangible assets set forth on Schedule 2.1(c) (the “Tangible Assets”);

(d)                                 all of Seller’s rights under the Contracts set forth on Schedule 2.1(d) (the “Assigned Contracts”); and

(e)                                  all of Seller’s rights to those claims set forth on Schedule 2.1(e), to the extent permissible by Law.

2.2                                 Excluded Assets.  Notwithstanding anything contained herein, or in any Collateral Agreement or other instrument, conveyance or document delivered pursuant to this Agreement, to the contrary, Seller shall retain and the Acquired Assets shall not include any of Seller’s rights, titles or interests in and to any asset or property, whether tangible or intangible, real or personal, wherever situated, that is not expressly listed as an Acquired Asset pursuant to Section 2.1 above (collectively, the “Excluded Assets”).

2.3                                 Delivery of Acquired Assets.  Upon the Closing, all of the right, title and interest of Seller in and to all of the Acquired Assets shall pass to Buyer and Seller shall deliver to Buyer the Acquired Assets at the location at which such Acquired Assets are situated at Closing.

2.4                                 Instruments of Conveyance.  At the Closing, Seller and Buyer shall enter into: (i) an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (the “General Assignment”); (ii) with respect to the Real Property, such deeds (without warranty) individually, a “Deed” and collectively, the “Deeds” and other good and sufficient instruments of conveyance as shall be effective to vest in Buyer all right, title and interest of Seller in and to the Real Property; (iii) a Bill of Sale substantially in the form of Exhibit B hereto (the “Bill of Sale”); and (iv) an Assignment and License Agreement substantially in the form of Exhibit C hereto (the “Patent Assignment”) with respect to the sale, transfer and assignment to Buyer of the Assigned Patents; (the General Assignment, Bill of Sale, Patent Assignment, Deeds and other required real property agreements and instruments of conveyance being collectively referred to herein as the “Collateral Agreements”).

2.5                                 Further Assurances.  At any time, or from time to time, after the Closing, upon Buyer’s reasonable request and without any further consideration, Seller shall, without expense to Seller: (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; and (ii) take such other commercially reasonable actions, as  may be reasonably necessary in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets.

2.6                                 Assumed Liabilities.  Effective upon the Closing, Buyer shall  assume and thereafter shall fully pay, perform and discharge, or cause to be fully paid, performed or discharged, when due, the following Liabilities  (collectively, the “Assumed Liabilities”):

(a)                                  those Liabilities arising after the Closing under the Assigned Contracts;

(b)                                 all Liabilities related to Transaction Taxes (as defined in Section 6.10);

(c)                                  those Liabilities relating to the Transferred Employees (as defined in Section

6.7(b)) set forth in Section 6.7(c) of this Agreement; and

(d)                                 all Liabilities with respect to the use, operation or ownership of the Acquired Assets by Buyer following the Closing.

Buyer shall discharge the Assumed Liabilities on a timely basis in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.  Buyer shall indemnify and hold harmless Seller, its directors, officers, agents, employees and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses (including costs of investigation and defense and reasonable fees and expenses of attorneys, experts and other professionals) directly or indirectly, whether or not due to a third party claim, arising out of, resulting from or in connection with the Assumed Liabilities.

2.7                                 Excluded Liabilities.  Other than as set forth above in Section 2.6, or elsewhere expressly in this Agreement or in the Collateral Agreements, Buyer is not assuming, and nothing contained in this Agreement shall be construed as an assumption by Buyer, of any Liabilities of Seller (the “Excluded Liabilities”) and such Excluded Liabilities shall remain the liabilities and obligations of Seller following the Closing. For the avoidance of doubt, Buyer is not assuming any liability with respect to the Prior Payment Claims as defined in Schedule 2.7 attached hereto.  By way of example, Buyer is not assuming any liability of Seller with regard to any Tax Liability other than those Tax Liabilities expressly provided herein.

2.8                                 Assignment of Contracts or Rights.  Notwithstanding anything contained in this Agreement or any Collateral Agreement to the contrary, neither this Agreement nor any Collateral Agreement shall constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of any party thereto or any third party (including any Governmental Entity), would constitute a breach or other contravention thereof or of any applicable Law.

2.9                                 Withholding.  Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  Any amount so withheld shall be remitted to the appropriate Governmental Entity.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE III

CLOSING AND CONSIDERATION

3.1                                 Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the “Closing”) will take place at the principal offices of Seller, or at such other place as Buyer and Seller mutually agree, commencing at 12:01 a.m., Pacific Standard Time on the first Business Day following the Effective Time.

3.2                                 Consideration.  At the Closing, as consideration for the sale, transfer and assignment of the Acquired Assets to Buyer, Buyer shall pay to Seller the Purchase Price, in cash by wire transfer to Seller in accordance with the wire transfer instructions as delivered to Buyer by Seller not less than two (2) Business Days prior to the Closing.

3.3                                 Allocation of Purchase Price.  The Purchase Price shall be allocated to the Acquired Assets in the manner to be set forth on Exhibit D attached hereto which shall be mutually agreed by Seller and Buyer consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder as soon hereafter as is reasonably practicable (the “Purchase Price Allocation”).  When agreed by the parties, the Purchase Price Allocation will be attached hereto as Exhibit D and form a part hereof.  The parties shall file Forms 8594 consistent with the Purchase Price Allocation and each party agrees to provide the other with a copy of its Form 8594 promptly after the filing thereof.  Neither Buyer nor Seller shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations, reports or refund claims with any Governmental Entity, in any litigation or in any matter relating to taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as follows:

4.1                                 Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Seller has the corporate power to own its properties and to carry on its business as currently conducted.

4.2                                 Authority.  Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller to authorize this Agreement, the Collateral Agreements and the transactions contemplated hereunder and thereunder.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer , constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforcement is limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

4.3                                 No Conflict.  The execution and delivery by Seller of this Agreement, the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (a) any provision of the certificate of incorporation, as amended or bylaws, as amended, of Seller, or (b) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Seller or any of its properties (whether tangible or intangible) or assets except, in each case, where such conflict, violation or default would not be material to Seller’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

4.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement, the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Seller’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements, and except for any Collateral Agreements related to the Real Property.

4.5                                 NO WARRANTIES.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND

WARRANTIES MADE BY SELLER IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD AND AGREED BY BUYER THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS.  SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER WITH RESPECT TO THE ACQUIRED ASSETS, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF SUCH PURPOSE.

4.6                                 Encumbrances.  Between the Effective Time and the Closing (the “Relevant Period”), none of the Acquired Assets have become subject to any material mortgage, lien, pledge, charge, security interest or other similar encumbrance solely as a result of any actions taken by Seller or Parent during the Relevant Period or solely by reason of Seller becoming a subsidiary of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1                                 Organization, Good Standing and Qualification.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware.  Buyer has the limited liability company power to own its properties and to carry on its business as currently conducted.

5.2                                 Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer to authorize this Agreement, the Collateral Agreements and the transactions contemplated hereunder and thereunder.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforcement is limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

5.3                                 No Conflict.  Neither the execution and delivery of this Agreement, the Collateral Agreements, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation, as amended, and the bylaws, as amended, of Buyer, (ii) any Contract to which Buyer or any of its material properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, except in each case where such conflict, violation or default would not be material to Buyer’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

5.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Buyer’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

5.5                                 Financing.  Buyer will have available to it upon the Closing, sufficient funds to consummate the transactions contemplated by this Agreement and the Collateral Agreements, including payment in full of the amounts payable to Seller under Article III.

5.6                                 Real Property.  There are no representations or warranties of any kind whatsoever, express or implied, made by Seller in connection with the Real Property, the physical condition of the Real Property (including, without limitation, whether or not the Real Property contains any hazardous or toxic substances), whether the Real Property complies with applicable Laws, or whether the Real Property is appropriate for Buyer’s intended use.  Buyer is not relying on any statement or representation of Seller, its agents or its representatives.  Buyer, in entering into this Agreement and in completing its purchase of the Real Property is relying entirely on its own knowledge and investigation of the Real Property.  Buyer shall purchase the Real Property in its  “AS IS” condition WITH ALL FAULTS as of the date of the Closing and waives and releases all known and unknown damages, losses, costs, claims, demands, causes of actions, liabilities and expenses, including, without limitation, interest, penalties, attorneys’ fees’ and expenses of investigation, lost profits, diminution in value, response action, removal action or remedial action (collectively “Claims”) against Seller as a result of the condition or status of the Real Property.  Upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, defects and adverse physical and environmental conditions, and Buyer, upon Closing shall be deemed to have waived, relinquished and released Seller, its Affiliates, and each of their respective officer, directors, employees, stockholders, partners and agents (collectively, the “Released Parties”) from and against any and all Claims that Buyer might have asserted or alleged against the Released Parties at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable Laws regarding the Real Property.  Buyer hereby waives the provisions of any applicable Law which provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by such party would have materially affected its decision to release such claims.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1                                 Expenses.  Except as provided in Section 6.10(c), whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection herewith including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

6.2                                 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Seller’s obligation to comply with applicable securities Laws and the rules of the NASDAQ National Market.

6.3                                 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement,

each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.4                                 Patent Claims.  If (i) Buyer brings a claim arising out of or related to the Assigned Patents against Seller or its Affiliates, customers or other third party that exploits or otherwise disposes of a Seller product or service, and (ii) Seller has a legal obligation or right to defend such claim, then Seller may provide a defense including but not limited to the initiation of proceedings against Buyer or its Affiliates related to such Assigned Patents and/or otherwise challenging the enforceability or validity of the Assigned Patents on behalf of the Seller, it Affiliates, customers or other third parties.  Buyer hereby expressly waives any right to, and agrees not to assert, a defense of assignor estoppel against Seller in any proceeding against Buyer or its Affiliates related to the Assigned Patents by Seller or otherwise in a proceeding in which Seller challenges the enforceability or validity of the Assigned Patents on behalf of the Seller, it Affiliates, customers or other third parties.

6.5                                 Notification of Certain Matters.  Each of Buyer and Seller shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Buyer or of Seller, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by Seller or Buyer pursuant to this Section 6.5 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6                                 Assignment of Assigned Contracts.

(a)                                  Third Party Consents. Seller shall use commercially reasonable efforts to obtain those consents, waivers and approvals of third parties with respect to the transactions contemplated by this Agreement that are identified on Schedule 6.6 hereto.  Buyer shall fully co-operate with and assist Seller in such efforts. The failure by Seller to assign at Closing any Acquired Asset shall not relieve any of the parties hereto from its respective obligations to consummate the transactions contemplated by this Agreement upon the terms provided herein.

(b)                                 Non-Assigned Contracts. If any consent, waiver or approval referenced in Section 6.6(a) above is not obtained, or if an attempted assignment of an Assigned Contract would be ineffective or would adversely affect the rights thereunder so that Buyer would not in fact receive all such rights, (i) Seller shall use commercially reasonably efforts to (A) provide Buyer with the economic benefits of such Assigned Contract, (B) cooperate in any lawful arrangement for the purpose of providing such benefits to Buyer, and (C) enforce at the request and expense of and for the benefit of Buyer any rights of Seller arising from such Assigned Contract, including the right to elect to terminate such Assigned Contract in accordance with the terms thereof upon the written request of Buyer, and (ii) Buyer shall perform all obligations of Seller under such Assigned Contract.  Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all Liabilities relating to such performance or any failure by Buyer to so perform the obligations of Seller under such Assigned Contract.

6.7                                 Employee Matters.

(a)                                  Employment Offers.  It is agreed and acknowledged that Buyer shall contact those employees of Seller or its Affiliates who are listed on Schedule 6.7 hereto (the “Listed Employees”) for the purpose of making written offers of employment with Buyer to such Employees.  Buyer hereby agrees that such employment offers will be expressed to be contingent upon the Closing.  Until and contingent upon the Closing, Buyer shall have the right to continue such discussions with such Listed Employees.

(b)                                 Transferred Employees.  The making by Buyer and acceptance by any such Listed Employee of such employment offer in accordance with Section 6.7(a) shall not constitute a breach by such Listed Employee or by Buyer of any right or obligation owed to Seller or its Affiliates.  Buyer shall have the right to employ the Listed Employees and Seller shall, and shall cause its Affiliates to, permit the Listed Employees to terminate their employment with Seller or any such Affiliate to begin employment with Buyer effective as of the Closing.  Listed Employees to whom Buyer offers employment in accordance with this Agreement and who accept such offer of employment and become employees of Buyer shall be referred to herein as the “Transferred Employees”. Each Transferred Employee shall have his or her employment with Seller or any of its Affiliates, as applicable, terminated as of no later than the Closing Date. The employment of any Listed Employee who does not accept an employment offer of Buyer and does not become a Transferred Employee of Buyer as of the Closing shall be terminated by Seller effective as of the Closing.

(c)                                  Termination Liabilities.  Buyer shall be responsible for and shall perform and discharge all Liabilities that arise out of employment by Buyer of the Transferred Employees following the Closing.  Buyer shall also assume, be responsible for and pay all of the following Liabilities of Seller or any of its Affiliates that arise out of the termination of any Transferred Employee’s employment with Seller or such Affiliate:

(i)                                     any Liabilities for amounts owed to such Transferred Employees related to employment with Seller or an Affiliate, including, but not limited to accrued vacation, paid time off, sick leave or similar benefits attributable to periods of employment or service of such Transferred Employees with Seller or any of its Affiliates (“Accrued Employee Obligations”);

(ii)                                  any Liabilities of Seller or any of its Affiliates or administrators to Transferred Employees under any employee benefit plans of Seller or its Affiliates, or under the ERISA, COBRA or the WARN Act or any similar Laws, that arises out of the termination of such Transferred Employee’s employment with Seller or any of its Affiliates, including but not limited to health care continuation coverage for such Transferred Employees with respect to plans established or maintained by Seller or any such Affiliate;

(iii)                               any Liability for severance payments or other termination benefits to any Transferred Employee which accrues or becomes payable during the period of such Transferred Employee’s employment or service with Seller or any of its Affiliates or that arises out of the termination of such Transferred Employee’s employment with Seller or any of its Affiliates or any Liability of Seller or any of its Affiliates under similar provisions which provide for payment of consideration upon the completion of the transactions contemplated herein to any Transferred Employee; or

(iv)                              any Liability arising out of any claims against Seller or any of its Affiliates of discrimination or wrongful or constructive termination under applicable Laws or otherwise in connection with or arising out of the termination of any Transferred Employee by Seller in order to permit the Transferred Employee to commence employment with Buyer.

The employment offer made by Buyer to each Listed Employee shall provide for the agreement of such Listed Employee to the assumption and discharge by Buyer of all Accrued Employee Obligations with respect to such Listed Employee, subject to such Listed Employee becoming a Transferred Employee.  Buyer shall be responsible for, and shall indemnify and hold harmless Seller from and against, any claim or lawsuit made against Seller by any Transferred Employee which claim alleges wrongful or constructive termination of employment by Seller and/or asserts an entitlement to severance from Seller, and any claims of comparable nature against Seller, in the event Buyer terminates the employment of such Transferred Employee after such Transferred Employee’s voluntary termination of employment with Seller to commence employment with Buyer.

6.8                                 Shrinkwrap Software.  Seller shall transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the Closing Date on the personal computers that are Acquired Assets.  Seller further agrees to transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to all upgrades and updates to the shrink-wrap personal computer software that is in Seller’s possession and being used on the personal computers that are Acquired Assets as of the Closing Date.  Notwithstanding the foregoing, no software rights are being transferred under this Agreement that relate to public domain software or freeware.

6.9                                 Bulk Sales.  Buyer hereby waives compliance by Seller with any applicable bulk sales or similar Laws.

6.10                           Certain Tax Matters.

(a)                                  Cooperation on Tax Matters.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller shall retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period until the expiration of the statute of limitations and any extensions thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.  Seller and Buyer shall use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including with respect to the transactions contemplated hereby.

(b)                                 Transfer Taxes; Closing and Recording Expenses.  All transfer, documentary, sales, use, value-added, gross receipts, stamp duty, excise, property, registration and other similar Taxes and fees (including any penalties, interest and additions to Tax) incurred, imposed or that may be payable to any Taxing authority by reason of, in connection with or attributable to this Agreement or any of the Collateral Agreements, the sale, transfer and delivery of the Acquired Assets from Seller to Buyer pursuant to this Agreement and the Collateral Agreements (including, without limitation, all recording, real property survey, subdivision and title company expenses), and the assumption of the Assumed Liabilities by Buyer (collectively, “Transaction Taxes”) shall be borne solely by Buyer and paid by Buyer when due without regard to whether such Transaction Taxes are imposed on Buyer or Seller.  To the extent that Seller is responsible for the preparation and filing of any Transaction Tax return, Seller shall prepare such Tax Return and other documentation with respect to all such Transaction Taxes and provide Buyer with a copy of such Transaction Tax return at least ten (10) Business Days prior to the due date thereof.  Buyer shall remit to the Seller within five (5) Business Days following the receipt of any Transaction Tax return the amount of the Transactions Taxes shown to be due on such return, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Return and other documentation.  The parties hereto shall cooperate with each other and use their reasonable efforts to minimize any Transaction Taxes.

(c)                                  Pre-Closing Tax Period.  Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Entities all Tax Returns and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to any taxable period which ends on or prior to the Closing Date (the “Pre-Closing Tax Period”).  Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period.  If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Entities, it is necessary that a party be furnished with additional information, documents or records relating to the Acquired Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.  For purposes of this Section 6.10(c), in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the day preceding the Closing Date and the amount of Taxes for taxable periods that are not part of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

(d)                                 Proration of Payments for Utilities, Property Taxes, Deposits and Other Prepayments.  All expenses of the Real Property shall be prorated as of Closing as if the Buyer were vested with title to the Real Property during the entire day upon which Closing occurs, and such prorations shall be set forth on a closing statement and agreed prior to Closing.  Such prorated items include without limitation those set forth below.

(i)                                     All taxes and assessments relating to the Real Property shall be prorated as of the Closing.  Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing, and the Buyer shall pay the taxes and assessments prior to their becoming delinquent.  Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation fixed.  To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing.

(ii)                                  Utility charges with respect to each parcel of Real Property shall be prorated at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than two (2) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility.

(iii)                               Any other expenses or other items pertaining to the Real Property which are customarily prorated between a buyer and a seller in the county in which such Real Property is located.

Except as otherwise provided herein any revenue or expense amount that cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained.  Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1                                 Conditions to Obligations of Each Party.  The respective obligations of Buyer and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)                                  No Order.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making illegal or enjoining the transactions contemplated by this Agreement or otherwise prohibiting consummation of the transactions contemplated hereunder.

(b)                                 Closing of Merger Agreement.  The transactions contemplated by the Merger Agreement shall have been consummated.

(c)                                  License Agreement.  The License Agreement shall be in full force and effect; no breach of such agreements shall have occurred and be continuing.

7.2                                 Additional Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)                                  Accuracy of Representations and Warranties on Closing Date.  The representations and warranties of Seller set forth in Article IV hereof shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Acquired Assets, the Assumed Liabilities or the ability of Seller to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements.  At the Closing, Buyer shall have received a certificate to such effect signed on behalf of Seller by a duly authorized officer of Seller.

(b)                                 Collateral Agreements.  Seller shall have executed, and delivered to Buyer, each of the Collateral Agreements.

(c)                                  Secretary’s Certificate.  Seller shall have delivered to Buyer a valid and duly executed certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller, and certifying the authorization of the execution, delivery and performance of this Agreement and the Collateral Agreements.

(d)                                 FIRPTA Certificate.  Seller shall have delivered to Buyer a certificate that Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

7.3                                 Conditions to Obligations of Seller.  The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)                                  Accuracy of Representations and Warranties on Closing Date.  The representations and warranties of Buyer set forth in Article V hereof shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Buyer to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements.  At the Closing, Buyer shall have received a certificate to such effect signed on behalf of Buyer by a duly authorized officer of Buyer.

(b)                                 Collateral Agreements.  Buyer shall have executed, and delivered to Seller, each of the Collateral Agreements.

(c)                                  Payment of Purchase Price.  Buyer shall have notified Seller of the amount required to be withheld pursuant to Section 2.9 of this Agreement.  Buyer shall have paid the Purchase Price, net of any amounts required to be withheld pursuant to Section 2.9 of this Agreement, to the Seller.

(d)                                 Secretary’s Certificate.  Buyer shall have delivered to Seller a valid and duly executed certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, and certifying the authorization of the execution, delivery and performance of this Agreement and the Collateral Agreements.

ARTICLE VIII

NON-COMPETITION AND CONFIDENTIALITY

8.1                                 Non-Competition.  As further consideration for the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement;

(a)                                  Beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing (the “Non-Competition Period”), Buyer shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, without the prior written consent of Parent: (i) engage in, anywhere in the jurisdictions in which Seller and its Affiliates has conducted business prior to the Merger (the “Restricted Area”), whether as an agent, consultant, advisor, independent contractor, proprietor, partner, shareholder, investor, lender or guarantor or in any other capacity of, or have any ownership interest in (except for ownership, solely as a passive investment, of one percent (1%) or less of any publicly held entity), participate in the financing, operation, management or control of, or permit Buyer’s name to be used in connection with, any Person or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) interfere with the business of Parent or approach, contact or solicit customers of Parent, Seller or their Affiliates in connection with a Competing Business Purpose.

For purposes of this Agreement, “Competing Business Purpose” shall mean (1) any business engaged in by Seller and its subsidiaries on or prior to the Closing Date, including, without limitation, the development, manufacturing and distribution of biological products, instruments, software and systems designed for life sciences research including molecular biology technologies used for gene transfer, gene and protein expression, gene cloning and mutagenesis, protein and gene functional analysis, nucleic acid and protein purification and analysis, microarray reagents and software, DNA amplification and quantification as well as reagents, instruments, software and systems for clinical diagnosis focused on allergy and autoimmune testing and urinalysis, or (2) any other business in which Seller or any of its subsidiaries has made demonstrable preparation to engage in prior to the Closing Date, provided however that the Competing Business Purpose shall not include the “Permitted Business Purpose”.  For purposes of this Agreement, the “Permitted Business Purpose” shall mean the Diagnostics Field, Therapeutics Field, and Clinical Services Field (each as defined in the License Agreement).  Nothing in the restrictions outlined in this Section 8.1(a) shall be construed to prohibit Buyer from entering into any bona-fide non-commercial Collaborations (as defined in the License Agreement) or from prosecuting or commercializing any of the Assigned Patents.  Any expansion of the Permitted Business Purpose requires the prior written consent of Parent.

(b)                                 During the Non-Competition Period, Buyer shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, without the prior written consent of Parent, use any of the Acquired Assets to: (i) engage in, anywhere in the Restricted Area, whether as an agent, consultant, advisor, independent contractor, proprietor, partner, director, shareholder, investor, lender or guarantor or in any other capacity of, or have any ownership interest in (except for ownership, solely as a passive investment, of one percent (1%) or less of any publicly held entity), participate in or facilitate the financing, operation, management or control of, or permit Buyer’s name to be used in connection with, any Person or business that engages or participates in, a Competing Business Purpose; or (ii) interfere with the business of Parent or approach, contact or solicit customers of Parent, Seller or their Affiliates in connection with a Competing Business Purpose.

(c)                                  Beginning on the Closing Date and for the duration of the Non-Competition Period, Buyer shall not, directly or indirectly, without the prior written consent of Parent, solicit, knowingly encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Parent, Seller or any subsidiary of Parent or Seller to terminate his or her employment with Parent, Seller or such subsidiary of Parent or Seller, except for the Listed Employees.

8.2                                 General Solicitation.  The parties agree that the restrictions in Section 8.1(c) shall not apply to any general solicitation of Buyer not specifically directed at employees, subcontractors, contractors, independent consultants and sales representatives of Parent, Seller or any subsidiary of Parent or Seller made in a newspaper or other periodical, a job fair, or any electronic or broadcast medium.

8.3                                 Confidentiality.  Each party to this Agreement agrees that it shall not, nor shall it permit any of its Affiliates, agents or representatives to, use or disclose to any Person any Confidential Information to which it is given access (each party as a recipient of such information shall be a “Receiving Party”) pursuant to this Agreement or the License Agreement (“Confidential Information”) by the other party to this Agreement (each party as the provider of such information shall be a “Providing Party”) for any purpose other than the purposes expressly contemplated by this Agreement, except (i) as may be required for the purposes contemplated by this Agreement, (ii) as the Providing Party otherwise may agree in writing, or (iii) as may be required by applicable Law or stock exchange requirement.  In the event that a Receiving Party or any of its Affiliates, agents or representatives is requested to disclose any of the Confidential Information pursuant to (iii), the Receiving Party will promptly give written notice to the Providing Party so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement.  The Providing Party shall have a reasonable opportunity to contest such disclosure.  If such protective order or other remedy is not obtained or the Providing Party waives compliance with this Agreement and disclosure of any Confidential Information is required, the Receiving Party will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain a protective order or other reliable assurance at the Providing Party’s expense that confidential treatment will be accorded the Confidential Information furnished.

THE RECEIVING PARTY SHALL USE THE SAME DEGREE OF CARE TO PREVENT

DISCLOSURE OF THE CONFIDENTIAL INFORMATION TO THIRD PARTIES AS IT USES TO PROTECT OR PREVENT UNAUTHORIZED USE, DISSEMINATION OR PUBLICATION OF ITS OWN MOST SENSITIVE CONFIDENTIAL INFORMATION.

8.4                                 Reasonable Restraint.  The parties agree that the covenants in this Article VIII impose a reasonable restraint on Buyer in light of the activities and business of Buyer, Seller and their Affiliates on the date of the execution of this Agreement and the current plans of Buyer, Seller and their Affiliates.

8.5                                 Severability; Reformation.  The covenants in this Article VIII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

8.6                                 Independent Covenant.  All of the covenants in this Article VIII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer or any of its Affiliates, or Buyer against Seller or any of its Affiliates, respectively, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or Seller or their Affiliates, respectively of such covenants.  The parties expressly acknowledge that the terms and conditions of this Article VIII are independent of the terms and conditions of any other agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Article VIII during which the agreements and covenants of Buyer made in this Article VIII shall be effective, shall be computed by excluding from such computation any time during which Buyer is found by a court of competent jurisdiction to have been in violation of any provision of this Article VIII.  The covenants contained in Article VIII shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

8.7                                 Materiality.  Each of the parties hereto hereby agree that the covenants of Buyer set forth in this Article VIII are a material and substantial part of the transactions contemplated by this Agreement supported by adequate consideration and a material inducement to Seller to enter into and perform its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1                                 Termination upon Termination of Merger.  In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.

9.2                                 Other Termination Events.  This Agreement may be terminated and the Asset Purchase abandoned at any time prior to the Closing Date:

(a)                                  by mutual consent of Seller and Buyer;

(b)                                 by Seller or Buyer if (i) a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Purchase or other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements that would make consummation thereof illegal; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such order, decree, ruling, action or Law;

(c)                                  by Buyer upon a breach of any representation or warranty on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue hereunder and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten (10) Business Days after written notice thereof shall have been received by Seller; and

(d)                                 by Seller upon a breach of any representation or warranty on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue hereunder and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten (10) Business Days after written notice thereof shall have been received by Buyer.

9.3                                 Event of Termination.  In the event of termination of this Agreement as provided in this Article IX, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors or stockholders except (a) as set in this Section 9.3 as well as Article X to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from liability for any willful or intentional breach of any representation or warranty of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4                                 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought; provided that any amendment to this Agreement shall also require the written consent of Parent.

9.5                                 Extension; Waiver.  At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and consented to in writing by Parent.

ARTICLE X

GENERAL

10.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail or commercial delivery service will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a)                                  if to Buyer, to:

Catalyst Assets LLC
3545 South Park Drive
Jackson, Wyoming 83001
Attention: General Counsel
Telephone No.:
Facsimile No.:

with a copy to:

Joseph A. Sorge, M.D.
PO Box 1576
Wilson, WY 83014
619-992-7400
Telephone:
Facsimile:

(b)                                 if to Seller, to:

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, CA 92037
Attention: Steve Martin
Telephone: (858) 373-6300
Facsimile:

with a copy to:

Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attention: General Counsel
Telephone: (408) 553-2424
Facsimile:  (408) 345-8242

10.2                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for the Agreement to be effective among the other parties. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

10.3                           Entire Agreement; Assignment.  This Agreement, the Confidential Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as provided in Section 10.10. The express terms hereof control and supersede any course of performance, conduct or usage of the trade inconsistent with any of the terms hereof.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

10.4                           Due Diligence.  Buyer has engaged in the entire due diligence effort it deemed appropriate prior to executing this Agreement. The sale of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller other than as set forth in Article IV.

10.5                           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6                           Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons. Each of the parties hereto agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court or bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

10.8                           Rules of Construction.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9                           Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the requirement of posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10                     Third Party Beneficiary.  Parent is an express third party beneficiary of this Agreement and may enforce any rights or obligations hereunder on behalf of Seller.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any other third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, or partner of any party hereto (other than Parent) or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.11                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CATALYST ASSETS LLC

By:	/s/ Joseph Sorge

Name:	Joseph Sorge

Title:	Founding Member

STRATAGENE CORPORATION

By:	/s/ Joseph Sorge

Name:	Joseph Sorge

Title:	CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Assignment and Assumption Agreement

Final Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assignment Agreement”) is entered into as of [    ], 2007, by and between Stratagene Corporation, a Delaware corporation (the “Assignor”) and Catalyst Assets LLC, a Delaware limited liability company (the “Assignee”).  Certain capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

A.  Prior to the execution of this Assignment Agreement, the Assignor has entered into an Asset Purchase Agreement, dated as of April 5, 2007 (the “Asset Purchase Agreement”), with the Assignee for the sale to the Assignee of certain specified assets (the “Acquired Assets”).

B.  Pursuant to the terms of the Asset Purchase Agreement, the Assignor and the Assignee are entering into this Assignment Agreement in order to accomplish the assignment by the Assignor to the Assignee of all of the Assignor’s right, title and interest in and to certain contracts and other agreements relating to the Acquired Assets, and the Assignee wishes to accept such assignment and assume the Assignor’s obligations under such contracts and other agreements, all subject to the terms and conditions of this Assignment Agreement and the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Assignment Agreement agree as follows:

1.             Assignment and Assumption of Assumed Contracts.

The Assignor hereby transfers, assigns and conveys to the Assignee all of the Assignor’s right, title and interest in and to each of the contracts and agreements listed on Exhibit A hereto (the “Assumed Contracts”), and the Assignee hereby accepts such transfer, assignment and conveyance and agrees from and after the date hereof to assume, discharge and perform the obligations and other liabilities of the Assignor arising under and pursuant to the terms of such Assumed Contracts.

To the extent that the assignment of any contract, license or commitment to be assigned to Buyer hereby shall require the consent of the other party thereto, this instrument shall not constitute an assignment of the same as provided in Section 6.6 of the Asset Purchase Agreement; provided, however, that once such consent is obtained, this instrument shall effect an assignment of such contract, license or commitment.

B-A-1

2.             Further Assurances.

It is the intent of the parties that all of the Assignor’s right, title and interest in and to each of the Assumed Contracts be transferred, assigned and conveyed to the Assignee as set forth above.  Each party agrees to execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer and take such other actions consistent with the foregoing as may be reasonably necessary to carry out the intent of this Assignment Agreement.

3.             Miscellaneous Provisions.

(a)           Notices.  Any notice or other communication required or permitted to be delivered as provided in the Asset Purchase Agreement.

(b)           Counterparts.  This Assignment Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

(c)           Governing Law.  This Assignment Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(d)           Successors And Assigns; Parties In Interest.

(i)            This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the Assignor, the Assignee, and their respective successors in interest and permitted assigns.

(ii)           None of the provisions of the Assignment Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

(e)           Amendments.  This Assignment Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Assignee and the Assignor.

[Remainder of Page Left Intentionally Blank]

B-A-2

In Witness Whereof, this Assignment Agreement has been duly executed on behalf of the parties hereto as of the date first written above.

Stratagene Corporation

By:

Title:

CATALYST ASSETS LLC

By:

Title:

Signature Page to Assignment and Assumption Agreement

B-A-3

Exhibit A

ASSUMED CONTRACTS

B-A-4

Exhibit B

Form of Bill of Sale

Final Version

BILL OF SALE

Stratagene Corporation, a corporation incorporated under the laws of Delaware (“Seller”), for good and valuable consideration paid to it, receipt of which is hereby acknowledged, pursuant to the Asset Purchase Agreement dated as of April 5, 2007 (the “Agreement”) between Seller and Catalyst Assets LLC, a corporation incorporated under the laws of Delaware (“Buyer”) and not withstanding that the following property may be conveyed by separate and specific transfer documents, sells, conveys, assigns, transfers and delivers, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of Seller’s right, title and interest in and to the Acquired Assets TO HAVE AND TO HOLD such Acquired Assets for its or their use forever.  All capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Agreement.

Seller covenants with Buyer that Seller will do, execute and deliver, or will cause to be done, executed and delivered, all further acts, transfers, assignments and conveyances and assurances, to better assure, convey and confirm the Acquired Assets to Buyer, as Buyer shall reasonably require.

Notwithstanding any other provision of this Bill of Sale, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive or otherwise affect any of the provisions, including the representations, warranties, covenants and agreements of Buyer and Seller set forth in the Agreement.  This Bill of Sale is intended only to affect the transfer of the Acquired Assets to be sold by Seller to Buyer under the Agreement.

This Bill of Sale shall be governed by, and interpreted and enforced in accordance with, Delaware laws, without regard to choice of law rules.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and delivered to the Buyer as of the Closing to be effective as of the close of business on [      ], 2007.

Stratagene Corporation

By:
Name:
Title:

B-B-1

EXHIBIT C

FORM OF ASSIGNMENT AND LICENSE AGREEMENT

Final Version

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of [            ], 2007 (the “Effective Date”) by and between Stratagene Corporation (“Assignor”), incorporated under the laws of the State of Delaware, with a place of business at 11011 North Torrey Pines Road, La Jolla, California and Catalyst Assets LLC (“Assignee”), incorporated under the laws of Delaware, with a principal place of business at 3545 South Park Drive, Jackson, Wyoming.  Assignor and Assignee are hereinafter referred to as the “Parties.”

WHEREAS, Assignor and Assignee entered to an Asset Purchase Agreement dated as of April 5, 2007 (the “Asset Purchase Agreement”), for the purchase, transfer and license of certain assets of Assignor.

WHEREAS, the Asset Purchase Agreement contemplated Assignor’s assignment of certain patents to Assignee, with a reservation to Assignor of a royalty-free, fully-paid, world-wide license to certain of the assigned patents in exchange for a payment by Assignee.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in the Asset Purchase Agreement and in this Agreement, the purchase price paid by Assignee, and for other good and valuable consideration the receipt of which each party hereby acknowledges, the Parties hereby agree as follows:

1.             ASSIGNMENT OF RIGHTS.  Assignor agrees to assign and hereby assigns all of Assignor’s right, title and interest in the patents and the patent applications listed in Exhibit A (the “Assigned Patents”), including, without limitation, domestic and foreign rights thereto, the right to file domestic and foreign patent applications thereon, and its rights in any and all patents that issue therefrom or claim priority thereto (the “Assigned Patent Rights”).

2.             RESERVATION OF LICENSE.  Assignee acknowledges that Assignor retains a fully-paid, world-wide, royalty-free, non-exclusive, non-transferable license, under the Assigned Patents (other than those which are expressly excluded from this Section 2 pursuant to Exhibit A), to use, make, have made, import, export, sell, offer to sell or otherwise transfer products or processes which practice any claim under an Assigned Patents, for all purposes and in all fields without the right to sublicense.

3.             AMENDMENT.  This Agreement shall not be amended or otherwise modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Assignee and Assignor by their respective duly authorized representatives.

4.             GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.             ASSIGNMENT.  Assignor may assign this Agreement and the retained patent rights to an Affiliate without notice to Assignee, and may assign to a third party upon written notice to Assignee, which third party acquires all or substantially all of Assignor’s assets related to Assignor’s research reagents business or is the survivor in a merger with Assignor.  Such

B-C-1

assignment shall not be considered a “transfer” in violation of the rights and restrictions in paragraph 2 of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  For purposes of this Agreement, the term “Affiliates” shall mean for a company, any corporation or other business entity in which such company owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law does not permit foreign equity participation of at least 50%, then an “Affiliate” shall include any corporation or other business Entity in which the company owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

[Remainder of Page Intentionally Left Blank]

B-C-2

N WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Catalyst Assets LLC	Stratagene Corporation

By:	By:
Name:	Name:
Title:	Title:

SIGNATURE PAGE TO ASSIGNMENT AND LICENSE AGREEMENT

B-C-3

EXHIBIT D

PURCHASE PRICE ALLOCATION

ANNEX C

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of the Effective Date, as defined below, and is between Agilent Technologies, Inc.  (“Agilent”) incorporated under the laws of the State of Delaware, with a place of business at 5301 Stevens Creek Blvd, Santa Clara, California, and Catalyst Assets LLC (“Catalyst”), a limited liability company under the laws of Delaware, with a place of business at 3545 South Park Drive, Jackson, Wyoming 83001 (the “Agreement”). Each of Agilent and Catalyst is a “Party” and together they are the “Parties” to this Agreement. Any other Entity is a “Third Party.”

RECITALS

Agilent owns or controls and has the right to license certain patents and patent rights and desires to grant and Catalyst desires to obtain a license under such rights.

In consideration of the mutual promises and covenants contained herein, and those provided in a certain Asset Purchase Agreement between the parties dated as of the Effective Date, the parties agree as follows:

1.             Definitions.

a. “Affiliate” means for a company, any corporation or other business Entity in which such company owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law does not permit foreign equity participation of at least 50%, then an “Affiliate” shall include any corporation or other business Entity in which the company owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

b. “Assigned Patent Rights” means those patent and other intellectual property rights, including licensed intellectual property rights, which were assigned to Catalyst by Agilent under the Asset Purchase Agreement and/or the Assignment Agreement between Agilent and Catalyst both entered as of the Effective Date.

c.   “Control” means (a) in the case of corporate Entities, direct or indirect ownership or control (such as through voting trusts) of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate Entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate Entity.

d. “Clinical Services Field” means the development and use of clinical assays only for internal use and consumption including provision of contract clinical service(s) resulting in the delivery of clinically or medically relevant results to patients or their caregivers, in all cases expressly excluding forensic applications and Research Services.

e. “Collaboration”  means any cooperative scientific engagement by written formal agreement executed between Catalyst and a Third Party, under which:  (a) there is an exchange or transfer of proprietary information and/or biological materials; (b) each party contributes in a material manner to design, execution and/or data analysis of the scientific premise; (c) each provides the other substantial scientific input, sharing data and results; (d) the data are used to facilitate Catalyst’s research and development and (e) Catalyst has been granted or retains significant proprietary rights for significant intellectual property generated.

f.  “Diagnostics Field” means in-vitro products, devices, reagents, components, systems, applications, software and/or assays for clinical use, including without limitation diagnostic and prognostic tests, in each case that may require a premarket clearance or approval, including a 510k, ASR (provided that Catalyst may not sell an ASR product that is identical in formulation to one of Agilent’s cataolog products), or PMA, from the Federal Food and Drug Administration or a foreign equivalent governing body, or that is manufactured under and in compliance with Quality Systems Regulations governing the manufacture of in-vitro diagnostics and/or devices, before the same may enter the stream of commerce, but excluding the fields of urinalysis, autoimmune and allergy testing.

g.  “Effective Date” means 12:01 a.m., Pacific Standard Time, on the first Business Day following the Effective Time as defined in the Agreement and Plan of Merger among Agilent Technologies, Inc., Jackson Acquisition Corp., and Stratagene Corporation dated as of the 5th day of April, 2007 (the “Merger Agreement”).

h. “Entity” means any natural or legal person, partnership, association or governmental authority.

i.  “Licensed Product” means (i) any product, the making, use, sale, offering for sale or importation or exportation of which infringes one or more Valid Claims of the Patents or the patents sublicensed to Catalyst pursuant to Section 2(a)(7) hereof, (ii) any product which is manufactured by using a Licensed Process, or (iii) any product that, when used, practices a Licensed Process.

j.  “Licensed Process” means any process, the practice of which infringes one or more Valid Claims of the Patents or which infringes one or more Valid Claims of patents sublicensed to Catalyst pursuant to Section 2(a)(7) hereof.

k.  “Licensed Technology and Know-How” shall mean any technology, materials, clones, chemicals, biologicals, data, information, know-how, documents, and software that is owned by Stratagene immediately before its merger with Agilent, including business reasonable access to Agilent employees working in the business which was operated by Stratagene immediately before the merger, for consultation for purposes of Catalyst developing Licensed Products.

l.  “Net Sales” means the gross amount received by Catalyst for the sale of Licensed Products, less the following:

(i)                                     trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)                                  amounts repaid or credited by reason of rejection or return;

(iii)                               to the extent separately stated on purchase orders, invoices, or other documents of sale, any duties, taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Catalyst; and

(iv)                              transportation (including insurance) costs.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Catalyst and on its payroll, or for cost of collections.  Net Sales shall occur on the date amounts are received by Catalyst.  If a Licensed Product is distributed for non-monetary consideration (whether or not at a discount) in other than a bona fide Collaboration, Net Sales shall be calculated based on the average amount received for Licensed Product sold to independent Third Parties during the same Reporting Period or, in the absence of such sales, on the fair market value of the Licensed Product.  Net Sales shall not include amounts received from Affiliates of Catalyst unless such Affiliate is an end-user of any Licensed Product, in which case such consideration shall be included in Net Sales and shall be calculated in accordance with the preceding sentence.

m.  “Patent Rights” means any rights granted to the owner of the Patents under any applicable laws, rules, regulations or other legal requirements of any applicable governmental entity, foreign or domestic.

n.  “Patents” means all patents, patent applications, and inventions which were owned by Stratagene immediately before the closing of its merger with Agilent and are owned by Agilent after the closing of the Asset Purchase Agreement between Agilent and Catalyst (the “Acquired Patents”), together with any provisionals, divisions, reissues, reexaminations, term extensions, continuations and continuations-in-part, and applications for any of the foregoing, plus any patent applications filed after the Effective Date that claim priority to any patent or patent application which are part of the Acquired Patents, or any invention included in any Acquired Patent, or any invention that was made by Stratagene, Inc. prior to its merger with Agilent.

o.  “Reporting Period”  begins on the first day of each calendar quarter and end on the last day of such calendar quarter.

p.  “Research Field”  means all fields excluding the Diagnostics Field, Therapeutics Field and/or Clinical Services.

q.  “Research Services” means commercial or contract service(s) resulting in the delivery of Research data and/or analyses to Third Parties for payment in cash or in kind, but excluding bona fide Collaborations.

r.  “Standard Manufacturing Costs” means the fully burdened cost to manufacture or procure a product as calculated by Agilent in compliance with generally accepted accounting principals and in accordance with Agilent’s then current Accounting and Finance Manual, relevant portions of which will be provided in confidence upon request.

s. “Stratagene”  means Stratagene, Inc. as it existed immediately prior to its merger with Agilent.

t. “Term”  means the period of time commencing on the Effective Date and to the expiration or abandonment of the last patent in force of all issued patents and filed patent applications within either the Patent Rights or the rights sublicensed to Catalyst pursuant to Section 2(a)(7).

u. “Therapeutics Field” means development, manufacture, and sale of pharmaceuticals and active pharmaceutical ingredients, including, without limitation, nucleic acid-based therapies in all cases for in-vivo therapeutic consumption and metabolism.

v. “Valid Claim” shall mean a claim of any issued, unexpired United States or foreign patent that shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

2.             Grant of Rights.

a. License to Patent Rights.  Subject to the terms and restrictions of Catalyst rights and activities found in this Agreement, Agilent hereby grants Catalyst the following rights under the Patent Rights:

(1) Internal Use.  A non-exclusive, non-transferable, world-wide, fully-paid, royalty-free license, without the right to sublicense, to use internally and in bona fide Collaborations, as well as to make, have made, import and export for internal use, Licensed Products, Licensed Processes, and Licensed Technology and Know-How in all fields.

(2) Clinical Services Field.  A non-exclusive, non-transferable, world-wide, fully-paid, royalty-free license, without the right to sublicense, to make, have made, use, import, and export Licensed Products, Licensed Processes, and Licensed Technology and Know-How in the Clinical Services Field.

(3) Diagnostics Field.  A non-exclusive, non-transferable, world-wide, fully-paid, royalty-free license, without the right to sublicense, to make, have made, use, import, export, lease, sell, offer to sell or otherwise transfer Licensed Products, Licensed Processes, and Licensed Technology and Know-How in the Diagnostics Field, subject to the rights of Agilent set forth in Sections 2(a)(5) and 3.

(4) Therapeutics Field.  A non-exclusive, world-wide, non-transferable, fully paid, royalty free license, without the right to sublicense, to make, have made, use, import, export, lease, sell, offer to sell or otherwise transfer Licensed Products, Licensed Processes, and Licensed Technology and Know-How in the Therapeutics Field, subject to the rights of Agilent set forth in Sections 2(a)(5) and 3.

(5) License Rights upon Change of Control. Upon the occurrence of a change of Control of Catalyst, Catalyst’s rights to lease, sell or otherwise transfer Licensed Products under Section 2(a)(3) and 2(a)(4) in the Diagnostics Field and the Therapeutics Field rights are limited to the continued selling of existing Licensed Products, namely, Licensed Products which were actually being sold commercially at the time that the change of Control occurred, or which began any level of the regulatory approval process of any jurisdiction at the time that the change in Control occurred.  For purposes of this section, one dollar ($1) in revenue from the sale of Licensed Products shall be deemed to satisfy the “commercial” requirement.  In addition, upon the occurrence of a change of Control of Catalyst, Catalyst’s rights under Section 2(a)(2) shall remain unchanged.

(6) No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon Catalyst by implication, estoppel, or otherwise to any technology or patent rights of Agilent other than the rights expressly provided for in this Agreement.  Except as provided in Section 2(a)(7), no license is granted by Catalyst under this Agreement, either directly or by implication, under any patent other than the Patent Rights.

(7)  Right to Sublicense Agilent In-Licensed Patent Rights.

(A)          In consideration of rights conferred to Agilent under Art. 3 below, Agilent agrees, upon license-specific request, to provide Catalyst a sublicense to patent rights licensed to Agilent in any license agreement existing between Stratagene and a Third Party as of the Effective Date (including the MiRNA license) or under any license agreement in negotiation between Stratagene and a Third Party as of the Effective Date, provided the license was successfully assumed by Agilent after the merger and the Third Party permits Agilent, as successor in interest to Stratagene, to grant such a sublicense.  Any such sublicense shall be subject to Catalyst paying Agilent any out of pocket costs Agilent must pay the applicable licensor for granting of the sublicense to Catalyst and otherwise for Catalyst’s use of the applicable licensed patents, without markup (meaning neither markups to the upfront amounts nor to running royalties) plus a reasonable administration fee.  In addition to the restrictions and limitations provided in this Agreement, rights conferred by Agilent to Catalyst through such sublicenses are also subject to the terms and limitations of the specific sublicenses granting the rights.  Notwithstanding the foregoing, if Agilent has granted a sublicense to a Third Party and provided that Third Party withAgilent’s most favored customer terms in the sublicense, and Catalyst has requested a sublicense to the patents licensed that Third Party, Agilent will notify Catalyst of the applicable most favored customer terms, and upon Catalyst’s request, grant a sublicense to Catalyst under the same terms, conditions, and fee structure.

(B)           In connection with Stratagene’s current negotiations with Bio-Rad regarding Stratagene’s desire to use Bio-Rad’s DNA binding domain and 3’ exonuclease patents, including Bio-Rad’s SSO7and 3’ exonuclease patents and patent applications (the “SS07 Patent Rights”)  and Bio-Rad’s existing use of Stratagene’s gradient thermocycler intellectual property which Agilent will acquire in connection with the merger with Stratagene, Agilent agrees to use reasonable commercial efforts to obtain sufficient rights from Bio-Rad to sublicense the SS07 Patent Rights to Catalyst for use in the Diagnostics Field, Therapeutics Field and Clinical Services Field (the “Catalyst Fields”) (or fields as close to such fields as Agilent is able to negotiate).  Should these negotiations be successful, Agilent shall provide a sublicense to Catalyst for use of the SSO7 Patent Rights in the Catalyst Fields.  Agilent agrees not to settle with, license to, grant a covenant not to sue, or otherwise provide Bio-Rad freedom to operate (either through action or inaction) under Agilent’s Patent Rights before exhausting its reasonable commercial efforts to obtain the sublicensable rights to the SS07 Patent Rights in the Catalyst Fields at a royalty expense to Catalyst of not to exceed 1% of Catalyst’s net sales in cash plus 1.5% of Catalyst’s net sales in credits issuing from Catalyst to BioRad for Bio-Rad’s use of the above referenced Agilent intellectual property.

b. Right of Supply.  Agilent will supply Catalyst with catalog products from Agilent’s pre-merger Catalog, as well as any future products added to Agilent’s Catalog that practice any Valid Claim of any of the Patents, in all cases for a sales price equal to Agilent’s Standard Manufacturing Costs plus ten percent (10%), or the price in Section 2(c), if lower.  Such right of supply is not assignable, is void upon change of Control of Catalyst, and the products purchased at this price are subject to any license rights set forth in this Agreement.  Catalog products purchased under this right of supply cannot be resold, except as ingredients in products sold under the Diagnostics Field or Therapeutics Field license rights granted above.

c. Right of Supply Upon Change of Control.  Upon change of Control of Catalyst,  Agilent hereby agrees to supply Catalyst with catalog products on its most favorable end-user commercial terms.

d. Licensed Technology and Know-How.  Catalyst shall have a non-exclusive, non-transferable, world-wide, fully paid, royalty free license, without the right to sublicense, to obtain, acquire, make, have made, and use the Licensed Technology and Know-How for purposes of developing and manufacturing Licensed Products and otherwise exercising its rights under this Agreement.  Upon Catalyst’s requests, Agilent will provide Catalyst with the tangible embodiments of any of the foregoing to the extent they existed as of the Effective Date, at Agilent’s cost plus a reasonable administrative fee.  These rights are subject to Agilent’s rights to manufacture and distribute as provided in Section 3.

3.  Agilent’s Right to Manufacture and Distribute.

The rights to manufacture and sell Licensed Products granted Catalyst in Section 2 of this Agreement are subject to Agilent’s rights to manufacture and distribute as follows:

a. Agilent’s Initial Option to Manufacture and Distribute Licensed Products.  Catalyst right to manufacture (i.e., make and have made) and distribute (i.e., lease, sell, offer to sell or otherwise transfer) Licensed Products under Section 2(a)(3) of this Agreement is subject to Agilent’s exclusive rights to manufacture and/or distribute such Licensed Products provided in this Section 3(a).

(1)  Notice of New Product.  On a product-by-product basis, Catalyst shall provide Agilent timely written notice of every new Licensed Product that it intends to manufacture and distribute in the Diagnostics Field and in the Therapeutics Field as soon as reasonably practicable. Such notice shall include a detailed description of the product and Catalyst’s good faith estimate of the projected market for such product.

(2)  If Agilent Declines to Exercise its Initial Option.  Should Agilent fail to respond in writing to Catalyst’s notice provided pursuant to Section 3(a)(1) within sixty (60) days, or should Agilent provide Catalyst written notice that it elects not to exercise its initial option to manufacture and/or distribute, Catalyst may manufacture and/or distribute, as applicable, such product itself or through Third Parties, and, in the case of manufacturing, shall be entitled to use all licensed intellectual property rights to have such products manufactured by a Third Party.  Nothing herein obligates Agilent to expend any cost or perform any technology transfer to enable manufacturing to Catalyst or to any such Third Party.

(3)  Agilent’s Initial Manufacturing and Distribution Right.  Should Agilent elect to exercise its initial manufacturing and/or distribution option for a particular Licensed Product prior to the expiration of the period provided for in Section 3(a)(2), Agilent and Catalyst shall negotiate in good faith to reach agreement on the terms and conditions for Agilent’s assumption of exclusive manufacturing and exclusive or non-exclusive distribution for such Licensed Product.  Should Agilent and Catalyst fail to reach agreement after sixty (60) days from the date Catalyst receives notice from Agilent of its election, Catalyst may negotiate with a Third Party subject to Agilent’s right in Section 3(a)(4).

(4)  Agilent’s Right of Refusal.  Once the terms and financials are determined between Catalyst and the Third Party, in a writing constituting a firm offer to be supplied to Catalyst, Catalyst will provide notice to Agilent including such writing and, Agilent shall then have a right to accept such Third Party negotiated terms and should Agilent elect to accept such terms Catalyst shall be obligated to enter into an agreement with Agilent for exclusive manufacturing and distribution on such terms.   Should Agilent decline to manufacture and distribute on such terms or fail to provide Catalyst with notice that it elects to manufacture and distribute on such terms within thirty (30) days after receipt of notice from Catalyst including the written Third Party offer, Catalyst may contract with such Third Party on the terms declined by Agilent.  Further, such Third Party manufacturing and distribution is subject to Agilent’s rights under Section 3(b) below. Nothing herein obligates Agilent to expend any cost or perform any technology transfer to any such Third Party to enable manufacturing.

b. Agilent’s Option to Assume Distribution.  For every Catalyst Licensed Product not already being distributed by Agilent which reaches annual Net Sales of One Million Dollars ($1,000,000 USD) for any individual calendar year (herein a “Qualifying Licensed Product”), Agilent shall have the right to assume exclusive distribution on the following terms and conditions.

(1)  Notice of Qualifying Licensed Product.  Catalyst shall provide Agilent with written notice within ninety (90) days after the end of each calendar year which identifies each Licensed Product which became a Qualifying Licensed Product during the prior year, such notice including an adequate description of the product and the annual Net Sales figures for the product for the previous year.  Upon Agilent’s request, Catalyst shall promptly provide Agilent with sufficient information regarding the product to allow Agilent to adequately assess the effort and resources which would be required to assume distribution.

(2)  Notice of Intent to Distribute.  Agilent shall give Catalyst written notice of its intention to assume or to decline to assume distribution within sixty (60) days of receipt of Catalyst’s notice under Section 3(b)(1) showing the existence of and describing a Qualifying Licensed Product.  Upon receipt of such notice by Catalyst, the parties shall negotiate diligently and in good faith toward an agreement for the assumption of these duties by Agilent.

(3)  Third Party Distribution Right.  Should Agilent decline to exercise its right to distribute a particular Qualifying Licensed Product within the time period required by Section 3(b)(1), or fail to respond within such time period, Catalyst may maintain its current distribution relationship or may negotiate for distribution of such product with a Third Party.

(4)  Agreement on Terms, Third Party Negotiations.  Should Agilent elect to distribute a particular Qualifying Licensed Product by providing written notice within the time period required by Section 3(b)(1), Agilent and Catalyst shall negotiate in good faith to reach a commercial agreement providing Agilent exclusive distribution rights. Should Agilent and Catalyst fail to reach agreement on commercially reasonable terms after 60 days from the date of Agilent’s acknowledgement to Catalyst of its election to distribute under Section 3(b)(2), Catalyst may negotiate terms of distribution with a Third Party.

c.             Assignment; Change of Control.   Notwithstanding anything herein to the contrary, including in Section 9, Agilent’s unexercised option rights under this Section 3 shall not be assignable without the prior written consent of Catalyst which shall not be unreasonable withheld.  In addition, such unexercised option rights shall be void and shall no longer apply if there is a change of Control of Agilent with out Catalysts written consent, which will not be unreasonably withheld.  Where Agilent and Catalyst have already entered a manufacturing and/or distribution agreement pursuant to the option rights of Section 3, the effect of change of Control on such agreement shall be governed by the terms of each such agreement.

d.             Labeling.  In the event that Agilent elects to manufacture or distribute Licensed Products, Agilent shall obtain Catalyst’s reasonable approval of all product labeling and any materials or inserts included with the Licensed Products.  Catalyst may require that any labeling include reference to the Catalyst name (as may be changed by Catalyst) in a form and manner acceptable to Catalyst, and reference to any patents owned or licensed by Catalyst.

4.  Reports and Record Keeping.

a.  Frequency of Reports.  Catalyst shall provide Agilent the notices required under Sections 3(a) and 3(b) as required according to their terms.  Catalyst shall provide Agilent a report of its Net Sales for each Licensed Product, other than those which Agilent is distributing and other than those which Agilent no longer has an option to manufacture or distribute pursuant to Section 3, within ninety (90) days after the end of each Calendar Year during the Term of this Agreement.  The obligation to furnish such all such reports shall terminate immediately for any Licensed Product where such report is not required for Agilent to exercise any rights hereunder.

b.  Content of Reports.  Each report delivered by Catalyst to Agilent shall contain at least the following information for the immediately preceding Reporting Period:

(i) the amount of applicable Licensed Products sold or distributed by or on behalf of Catalyst (other than those distributed by Agilent) to independent Third Parties world-wide;

(ii)  the gross price charged by Catalyst and its Distributors for each applicable Licensed Product;

(iii)  calculation of Net Sales on a Licensed Product-by-Licensed Product basis for the applicable Calendar Year, including a listing of applicable deductions;

(iv)  If no applicable Licensed Products were sold in the previous year, the report shall so state.

c.  Record keeping.  Catalyst shall maintain, and shall cause its distributors to maintain, complete and accurate records relating to sales for Licensed Products that are subject of Agilent’s rights to manufacture and distribute under Section 3, which records shall contain sufficient information to permit Agilent to confirm the accuracy of any reports delivered to Agilent and compliance in other respects with this Agreement.  The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time Agilent, or Agilent’s appointed agents, shall have the right, at Agilent’s expense, to inspect such records during normal business hours and upon reasonable advance notice solely to verify any reports provided under this Agreement.  In the event that Agilent elects to manufacture Licensed Products subject to Section 3.a.3 or 3.a.4, Agilent shall provide Catalyst, upon reasonable request, copies of manufacturing, quality assurance, quality control, and regulatory documents and records related to such Licensed Products.

5.  Confidential Information.

5.1           This Agreement and the information in the reports and records provided by Catalyst pursuant to Sections 4(a) through 4(c) of this Agreement and the information in the sublicense agreements provided to Catalyst under Section 2(a)(7) are “Confidential Information” and any other non-public information of a party provided to the other or to which the other has access if such information is marked confidential at the time it is provided to the recipient party, is also “Confidential Information”, provided that Confidential Information will not include information which (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure by either party, (iii) was or is independently developed or discovered by the receiving party without use of the Confidential Information of the disclosing party; (iv) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party without obligation of confidentiality; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, in which case disclosure may be made only to the extent required by such laws, regulations or order and only after written notice of such required disclosure is provided to Catalyst.

5.2           Neither party shall disclose, publish, release, permit the disclosure of, transfer or otherwise make available Confidential Information of the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent.  Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its personnel and contractors in connection with the performance of its obligations under this Agreement and the exercise of its rights under this Agreement.  Without limiting each Party’s obligation as provided for in this Section 5.2, each Party shall take reasonable steps to protect the Confidential Information of the other Party from wrongful use or disclosure, which steps are at least as protective as the other Party takes with respect to protecting its own Confidential Information.

6.  Notification of Infringement; Ownership.

6.1           Catalyst agrees to provide Agilent written notice promptly after becoming aware of any infringement of the Patent Rights.

6.2           For the purpose of managing the intellectual property referred to above, Catalyst and Agilent will operate under the following principals:

a.             For inventions made post-closing that do not claim priority to Stratagene’s pre-closing patent estate (“Independent Patents”), the inventing entity would own the Independent Patent solely, with no obligation to license to the other entity.

b.             For inventions made post-closing that claim priority to Stratagene’s pre-closing patent estate (“Dependent Patents”), the same licensing arrangement specified above would apply.

c.             For the management of the prosecution and enforcements of the pre-closing patent estate and the Dependent Patents, a joint steering committee made up of one member from Agilent, one from Catalyst and one patent attorney from each will be formed.  In instances where Catalyst is interested in pursuing patent prosecution or enforcement, Catalyst would have the right to assume the prosecution or enforcement rights of Agilent should Agilent elect not to pursue its rights to the fullest extent possible.  In instances where Agilent elects to abandon a patent application or prosecution, or where Agilent elects not to enforce a patent where Catalyst encounters competitors that are violating the patent, Catalyst would have the right to receive from Agilent the assignment of sufficient rights such that Catalyst will have standing to prosecute.

7.  Indemnification.

a. Indemnity.  Catalyst shall defend Agilent and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), from any third party suit, proceeding or other claim (each a “Third Party Claim”) to the extent based on, and indemnify and hold harmless the Indemnitees from and against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses awarded to a third party) (collectively, “Losses”) finally awarded in connection with a Third Party Claim to the extent caused by any product, process, or service that is made, used, sold, imported, or performed by Catalyst or a Third Party on Catalyst’s behalf (other than Agilent) pursuant to any right or license granted under this Agreement, including any resulting violation of Section 10, provided that Catalyst shall have no obligation pursuant to this subsection with respect to any Losses that result from the gross negligence or willful misconduct of any Indemnitee or any breach of Agilent’s obligations under this Agreement, or that result from the use without modification and consistent with the product label of any catalog product procured by Catalyst from Agilent hereunder.

b. Procedures.  The Indemnitees agree to provide Catalyst with prompt written notice of any Third Party Claim which indemnification is sought under this Agreement.  Catalyst agrees, at its own expense, to defend any applicable Third Party Claim using attorneys reasonably acceptable to and devoid of conflict with Agilent.  The Indemnitees shall cooperate fully with Catalyst in such defense and will permit Catalyst to conduct and control such defense and the settlement or other disposition of such Third Party Claim; provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense.  Catalyst agrees to keep Agilent informed of the progress in the defense and disposition of such claim and to consult with Agilent with regard to any proposed settlement.

c. Insurance.  Catalyst shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance or self insurance which shall protect Catalyst and Indemnitees with respect to events covered by Section 9(a) above,  Such insurance or self-insurance shall have limits of not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars

($3,000,000) for errors and omissions.  Catalyst shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Catalyst continues (i) to make, use, or sell a product which was a Licensed Product under this Agreement or (ii) to perform a service using products which were Licensed Products under this Agreement or use processes which were Licensed Processes under this Agreement, and thereafter for a period of five (5) years.

8.  Representations and Warranties

EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, AGILENT MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS OR CLAIMS, WHETHER ISSUED OR PENDING.  SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, AGILENT MAKES NO WARRANTY OR REPRESENTATION (I) REGARDING THE VALIDITY OR SCOPE OF THE PATENT RIGHTS, AND (II) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT OR LICENSED PROCESS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF AGILENT OR OF A THIRD PARTY.

IN NO EVENT SHALL EITHER PARTY OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.  Assignment.

a.             Catalyst may assign this Agreement, upon written notice to Agilent and without Agilent’s consent, (i) to an Affiliate, (ii) in conjunction with the sale or transfer of all or substantially all of its assets related to the commercialization of the Patent Rights, or (iii) pursuant to a merger or consolidation, to or into an Entity which has agreed in writing to be bound by all the terms and conditions of this Agreement.  Should such assignment constitute a Change of Control, the provisions of Section 3(b)(5) shall apply.

b.             Agilent may assign this Agreement, upon written notice to Catalyst and without Catalyst’s consent: (1) to an Affiliate, (ii) in conjunction with the sale or transfer of all or substantially all of its assets related to the commercialization of the Patent Rights, or (iii) pursuant to a merger or consolidation, to or into an Entity which has agreed in writing to be bound by all the terms and conditions of this Agreement.

10.  General Compliance with Laws

a. Compliance with Laws.  Catalyst shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products.

b. Export Control.  Catalyst shall comply with all United States laws and regulations controlling the export of certain commodities, products, devices and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce and foreign health ministries.

c. Non-Use of Agilent Name. Catalyst shall not use the name of Agilent including its Affiliates or any variation, adaptation, or abbreviation thereof, or any trademark owned by Agilent or any of its Affiliates or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Agilent.  The foregoing notwithstanding, without the consent of Agilent, Catalyst may state, where such statements are accurate, that it is licensed by Agilent under one or more of the patents and/or patent applications comprising the Patent Rights, shall comply with the patent marking requirements of Section 10(d) this Agreement, and may make disclosures or statements required by law.

d. Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Catalyst shall mark all Licensed Products that are manufactured for resale under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

11.  Termination

a. Voluntary Termination by Catalyst.  Catalyst shall have the right to terminate this Agreement, for any reason, by providing thirty (30) days advance written notice.  All rights and license provided herein shall terminate upon such voluntary termination.

b. Termination for Default.

(i) Nonpayment.  In the event Catalyst fails to pay any amounts due and payable to Agilent hereunder, and fails to make such payments within sixty (60) days after receiving written notice of such failure, Agilent may suspend this Agreement immediately upon written notice to Catalyst until payment has been made or the issue is otherwise resolved.

(ii) Material Breach.  In the event Catalyst commits a material breach of this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, Agilent may terminate this Agreement immediately upon written notice to Catalyst, provided, however, that for any breach which is not capable of being cured, Catalyst will be deemed to have cured such breach if it has taken reasonable steps to prevent recurrences of such breach.

c.  This Agreement shall automatically terminate in the event that Closing,, as defined in the Merger Agreement, does not occur.

12.  Effect of Termination

a.  Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Sections 1, 5, 7, 8, 10, 12 and 13 and all contracts with Agilent for manufacturing and distribution rights under 3(a) and 3(b), according to their terms

13.  Miscellaneous.

a. Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to Agilent:	General Manager
Life Sciences and Chemical Analysis
Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
with a copy to:
Legal Department
Agilent Technologies Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attn: LSCA Counsel

If to Catalyst:	Catalyst Assets LLC
3545 South Park Drive
Jackson Hole WY 83001 (street)

or PO Box 11480
Jackson Hole, WY 83002 (PO Box for US Maill)

with a copy to:
Joe Sorge
PO Box 1576
5320 Pine Meadow Road
Wilson, WY 83014

All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other parties in the manner provided in this Section.

b. Governing Law; Arbitration.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof,  and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, California, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (Streamlined Arbitration Rules and Procedures); however in the event that the dispute is technical in nature, a panel of three arbitrators will be used where two of the arbitrators are technically trained, at the level of the PhD, in the subject matter of the dispute .  Each party will bear its own attorneys’ fees and its own costs and expenses (including filing fees), and will also bear one half of the total arbitrator’s and other administrative fees of arbitration.  The parties agree that the arbitrator’s award shall be final and may be filed with and enforced as a final judgment by any court of competent jurisdiction.  Either party may seek interim measures of protection, including but not limited to interim injunctive relief, in a court of competent jurisdiction located in San Diego County, California.  The parties consent and agree to the jurisdiction of the tribunals mentioned in this paragraph, and waive any and all objections to such forums, including but not limited to objections based on improper venue or inconvenient forum.

c.  Force Majeure.  No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, acts of terrorism, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

d.  Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

e.  Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

f.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

g.  Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

h.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Agilent Technologies, Inc.	Catalyst Assets LLC

By:	By:

/s/ Nicolas H. Roelofs	/s/ Joseph Sorge
Printed Name:	Printed Name:
Nicolas H. Roelofs	Joseph Sorge

Title:	Title:
Senior Vice President and General
Manager, LSSU	Founding Member

Date:	Date:

4/5/07	4/5/07

ANNEX D

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of April 5, 2007, is made among Agilent Technologies, Inc., a Delaware corporation (“Acquiror”), and Joseph A. Sorge, M.D., J.A. Sorge Trust I, J.A. Sorge Trust II, J.A. Sorge Trust III, J.A. Sorge Trust IV, Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002 and BioSenses Partners, L.P. (collectively, the “Stockholder”).

WHEREAS, Acquiror, Jackson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”) and Stratagene Corporation, a Delaware corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”).  For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

WHEREAS, the Stockholder is the record or beneficial owner of the number of shares of common stock, par value $0.0001, of the Company (the “Capital Shares”) set forth on the signature page hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with securities that may be acquired either beneficially or of record after the date hereof by the Stockholder, including Capital Shares issuable upon the exercise of options to purchase Capital Shares (as the same may be adjusted as aforesaid), being collectively referred to herein as the “Securities”).

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Acquiror has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, to induce Acquiror to enter into, and in consideration of it entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1.             Covenants of the Stockholder.  The Stockholder agrees as follows:

(a)           The Stockholder will not directly or indirectly: (i) sell, transfer, exchange, pledge, encumber assign or otherwise dispose of (including by gift), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of (a “Transfer”), the Securities owned by the Stockholder to any person other than Acquiror or Acquiror’s designee, other than Permitted Transfers; (ii) enter into any voting agreement or arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Securities (other than this Agreement); or (iii) take any other action that would in any way make any representation or warranty of the Stockholder contained herein untrue or incorrect or restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or, in his capacity as a stockholder of the Company, prevent or delay the consummation of the transactions contemplated hereby.  For purposes of this Agreement, “Permitted Transfers” shall mean (i) the Transfer of up to an aggregate of 73,000 shares of Capital Securities per any calendar month as described in the 10b5-1 Sales Plan by and between Joseph A. Sorge, M.D. and Pacific Growth Equities, LLC, dated as of June 8, 2006, and (ii) inter-Stockholder Transfers.

(b)           Until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any of its Affiliates, officers, directors, trustees, investment bankers, financial advisers, attorneys, accountants, advisors, agents, financing sources (and their respective advisors) and/or other representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, endorse, recommend, facilitate or support or knowingly encourage any inquiry, offer or proposal from, furnish any non-public information concerning the Company and/or its subsidiaries to, or participate in any discussions or negotiations with, any Person regarding any Alternative Transaction, (ii) approve, endorse or recommend any Alternative Transaction (except to the extent expressly permitted by the Merger Agreement), or (iii)  enter into any agreement, letter of intent or other similar document or any Contract (whether binding or not) relating to or contemplating any Alternative Transaction Proposal, except and solely to the extent that the Company, the Special Committee or the Company Board, as applicable, are expressly permitted to engage in any of the foregoing activities pursuant to Section 5.2(c) and 5.2(d) of the Merger Agreement. The Stockholder shall, and shall cause its Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal and, upon Acquiror’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Stockholder or any of its Representatives have engaged in any such activities within the 12-month period preceding the date of this Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a Representative of the Stockholder shall be deemed to be a violation of this Section 1(b) by the Stockholder.

(c)           At every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed as proxies under Section 2, or shall cause the record holder of any Securities on the applicable record date to appear (in person or by proxy) and vote, the Securities: (i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated thereby, including each other action, agreement and transaction contemplated by or in furtherance of the Merger Agreement, the Merger and this Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (iii) against approval of any Alternative Transaction.  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(d)           The Stockholder will not exercise any appraisal or dissenters’ rights to which he may be entitled whether under applicable laws or otherwise in connection with the Merger and the other transactions contemplated by the Merger Agreement.

(e)           The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party or subject or in respect of any rights the Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement. Without limiting the generality or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Company Board or the Special Committee in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement or to seek an injunction to the Merger.

2.             Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.  Upon the Stockholder’s execution and delivery of this Agreement, the Stockholder hereby irrevocably and unconditionally revokes any and all proxies granted with respect to the Securities other than the proxy granted pursuant to this Section 2 and agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Securities in any manner inconsistent with the terms of this Agreement and the proxy granted pursuant to this Section 2.  By entering into this Agreement, the Stockholder hereby irrevocably and unconditionally grants a proxy appointing the officers of Acquiror, and each of them, as Stockholder’s sole and exclusive attorneys-in-fact and proxies, with full power of substitution and resubstitution, for and in the Stockholder’s name, to vote, express, consent or dissent, or otherwise to exercise all voting and related rights with respect to the Securities at every annual, special or adjourned meeting of the stockholders of the Company, and in every written consent in lieu of any such meeting, as specifically set forth in Section 1(c) as to the matters specified in Section 1(c).  The proxy granted by the Stockholder pursuant to this Section 2 is coupled with an interest and is irrevocable until the termination of this Agreement in accordance with its terms and is granted in consideration of Acquiror entering into the Merger Agreement and incurring certain related fees and expenses.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(c) of Delaware Law.

3.             Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Acquiror as follows:

(a)           Power; Consents.  The Stockholder has all requisite power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder.  This Agreement has been duly executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms subject only to applicable bankruptcy and equitable principles.  Neither the execution, delivery or performance of this Agreement by the Stockholder or the transactions contemplated hereby will: (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local or municipal, foreign or other government or subdivision, branch, department or agency thereof or any government or quasi-governmental authority of any nature, including any court or other tribunal, (a “Governmental Entity”); (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any lien upon any of the properties or assets of the Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets, including the Stockholder’s Securities, may be bound; or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (each, an “Order”) or any statute, law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to the Stockholder or any of the Stockholder’s properties or assets, including the Stockholder’s Securities.

(b)           The Securities.  The certificates representing the Stockholder’s Securities are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder is the beneficial or record owner of, and has good and valid title to and the sole right to vote, and the sole power of disposition with respect to, such Securities, free and clear of any liens, security interests, pledges, options, rights of first refusal, proxies, voting trusts, or agreements, understandings or arrangements, or other encumbrances of any nature.  No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Securities. The Stockholder does not own of record or beneficially any securities of the Company other than the Securities as set forth on the signature page hereto.

(c)           Brokers.  Other than as provided in the Merger Agreement, Stockholder is not obligated to pay and has not negotiated for the payment of any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement.

(d)           Merger Agreement.  The Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e)           Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all respects as of the date hereof, will be accurate in all respects at all times during the term hereof, and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

4.             Acknowledgments by Stockholder.  Stockholder understands and hereby acknowledges that the representations, warranties and covenants by Stockholder set forth herein shall be relied upon by Acquiror, the Company and their respective affiliates and legal counsel, and that substantial losses and damages may be incurred by these persons if Stockholder’s representations, warranties or covenants are breached.  The Stockholder hereby represents and warrants to Acquiror that the Stockholder has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with the Stockholder’s professional advisors, who are qualified to advise the Stockholder with regard to such matters.

5.             Further Assurances.  The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered such additional or further transfers, assignments, endorsements, consents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Stockholder’s Securities as contemplated by Section 2 hereof.

6.             Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations of the Stockholder hereunder shall be assigned or delegated, in whole or in part, by the Stockholder (whether by operation of law or otherwise) without the prior written consent of Acquiror and any such assignment or delegation that is not so consented to shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.             Consent.  The Stockholder consents and authorizes Acquiror and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) his identity and ownership of the Securities and the nature of his commitments, arrangements and understanding under this Agreement.

8.             No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Securities.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Securities shall remain vested in and belong to the Stockholder.

9.             Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate simultaneously with (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) a Change of Recommendation (as defined in, and pursuant to the terms of, the Merger Agreement), if all of the conditions set forth in Section 5.2(d)(i) — (v) of the Merger Agreement are met.  Nothing in this Section 9 shall relieve any party from liability for willful breach of this Agreement.

10.           Termination of Registration Rights Agreement.  Effective immediately prior to, and contingent upon, the Closing, all rights and obligations under the Registration Agreement, dated as of June 2, 2004, by and among the Company and the Stockholder shall terminate and the Registration Agreement shall be in no further force and effect.

11.           General Provisions.

(a)           Amendments and Waivers.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(b)           Notice.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

(i)            If to Acquiror to:

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

Attn:  General Counsel

Telephone No.:  (408) 553-2424

Facsimile No.:  (408) 345-8242

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:          Douglas N. Cogen, Esq.
                            Lynda M. Twomey, Esq.

Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200

(ii)           If to the Stockholder, to the address set forth under the name of the Stockholder on the signature page hereto,

with a copy to:

Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
Attention:  Thomas A. Edwards, Esq.
Facsimile No.:  (619) 696-7419
Telephone No.: (619) 238-2821

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

(c)           Interpretation; Headings.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)           Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

(e)           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(f)            Governing Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

(g)           Publicity.  Except as otherwise required by law, court process or the rules of a national securities exchange or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, the Stockholder shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of Acquiror, which consent shall not be unreasonably withheld.

12.           Remedies.  The Stockholder acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm.  Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

13.           Invalidity.  In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

13.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror has caused this Voting Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Voting Agreement, all as of the date first written above.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Nicolas H. Roelofs
Name:	Nicolas H. Roelofs
Title:	Senior Vice President and General Manager, LSSU

STOCKHOLDER

By:	/s/ Joseph Sorge

JOSEPH A. SORGE, M.D.

Address:	PO Box 1576
Wilson, WY 83014

Number of Shares of Common Stock:	10,658,439
Options to Purchase Common Stock:	756,460

J.A. Sorge Trust I

By:	/s/ Joseph Sorge
Name:	Joseph Sorge
Title:	Trustee

Address:	PO Box 1576
Wilson, WY 83014

Number of Shares of Common Stock:	319,753

SIGNATURE PAGE TO VOTING AGREEMENT

J.A. Sorge Trust II

By:	/s/ Joseph Sorge
Name:	Joseph Sorge
Title:	Trustee

Address:	PO Box 1576
Wilson, WY 83014

Number of Shares of Common Stock:	226,560

J.A. Sorge Trust III

By:	/s/ Joseph Sorge
Name:	Joseph Sorge
Title:	Trustee

Address:	Same

Number of Shares of Common Stock:	319,753

J.A. Sorge Trust IV

By:	/s/ Joseph Sorge
Name:	Joseph Sorge
Title:	Trustee

Address:	Same

Number of Shares of Common Stock:	226,560

Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002

By:	/s/ Joseph Sorge
Name:	Joseph Sorge
Title:	Trustee

Address:	Same

Number of Shares of Common Stock:	1,344,000

BioSenses Partners, L.P.

By:	/s/ Joseph Sorge
Name:	Joseph Sorge for
Title:	Biosense Management, GP of Biosense Partners

Address:	PO Box 1576
Wilson, WY 83014

Number of Shares of Common Stock:	86,125

ANNEX E

Execution Version

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of April 5, 2007 by and between Agilent Technologies, Inc., a Delaware corporation (“Acquiror”), and Joseph A. Sorge, M.D. (“Stockholder”).  The Closing Date (as defined in the Merger Agreement (as defined below)) shall be the “Effective Date” of this Agreement.

RECITALS

A.                                   Acquiror, Stratagene Corporation, a Delaware corporation (the “Company”) and Jackson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of April 5, 2007 (the “Merger Agreement”) pursuant to which Merger Sub shall merge with and into the Company (the “Transaction”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them by the Merger Agreement.

B.                                               Simultaneously with the execution and delivery of the Merger Agreement, the Company and Catalyst Assets LLC, a Delaware limited liability company (“Catalyst”) have entered into an Asset Purchase Agreement, dated as of April 5, 2007 (the “Asset Purchase Agreement”), pursuant to which the Company will sell, transfer and assign to Catalyst and Catalyst will purchase and assume from the Company certain assets and liabilities.  Pursuant to the Asset Purchase Agreement, Catalyst has agreed to a restrictive covenant similar to the covenants provided by Stockholder herein with respect to the conduct of any business competitive with the business of the Company.  Stockholder is the majority stockholder of Catalyst.

C.                                               Pursuant to the terms of the Asset Purchase Agreement and the exhibits and schedules thereto, Catalyst covenants not to compete with the Company and its Affiliates and not to solicit from Acquiror and the Company and their Affiliates.

D.                                              Stockholder acknowledges that he is the majority stockholder, chief executive officer and director of the Company and that he has been privy to and has developed the Company’s trade secrets and other Company confidential information, customer relationships and goodwill.  Stockholder will receive substantial consideration in connection with the Merger, including but not limited to the value attributable to Stockholder’s equity in the Company.

E.                                                The execution, delivery and performance of this Agreement by Stockholder are a material inducement to the willingness of Acquiror to enter into the Merger Agreement and to consummate the Transaction.

NOW, THEREFORE, in consideration of the mutual promises made herein, Acquiror and Stockholder hereby agree as follows:

1.                                       Covenant Not to Compete or Solicit.

(a)                                  Beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Time (the “Non-Competition Period”), Stockholder shall not, directly or indirectly, without the prior written consent of Acquiror: (i) engage in, anywhere in the jurisdictions in which the Company and its Affiliates has conducted business prior to the Merger (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, shareholder, investor, lender or guarantor or in any other capacity of, or have any ownership interest in (except for ownership, solely as a passive investment, of three percent (3%) or less of any publicly-held entity), participate in the financing, operation, management or control of, or permit Stockholder’s name to be used in connection with, any Person or business that engages or participates in, a Competing Business Purpose; or (ii) interfere with the business of Acquiror or approach, contact or solicit customers of Acquiror, the Company or their Affiliates in connection with a Competing Business Purpose.

For purposes of this Agreement, “Competing Business Purpose” shall mean (1) any business engaged in by the Company during the Stockholder’s employment with the Company and its subsidiaries, including, without limitation, the development, manufacturing and distribution of biological products, instruments, software and systems designed for life sciences research including molecular biology technologies used for gene transfer, gene and protein expression, gene cloning and mutagenesis, protein and gene functional analysis, nucleic acid and protein purification and analysis, microarray reagents and software, DNA amplification and quantification as well as reagents, instruments, software and systems for clinical diagnosis focused on allergy and autoimmune testing and urinalysis, or (2) any other business in which the Company or any of its subsidiaries has made demonstrable preparation to engage in during the Stockholder’s employment and (i) in which preparation the Stockholder materially participated or (ii) concerning which preparation the Stockholder had actual knowledge of material confidential information regarding such business that remains material confidential information at the time of Stockholder’s termination of employment with the Company, except for the Permitted Business Purpose.  For purposes of this Agreement, the “Permitted Business Purpose” shall mean the Diagnostics Field, Therapeutics Field, and Clinical Services Field (each as defined in the License Agreement).  Nothing in the restrictions outlined in this Section 1(a) shall be construed to prohibit Stockholder from entering into any bona-fide non-commercial Collaborations (as defined in the License Agreement) or from prosecuting or commercializing any of the Assigned Patents.

(b)                                 Beginning on the Effective Date and for the duration of the Non-Competition Period, Stockholder shall not, directly or indirectly, without the prior written consent of Acquiror and except as expressly provided in the terms of the Asset Purchase Agreement, solicit, knowingly encourage or take any other action which is intended to induce or encourage any employee of Acquiror, the Company or any subsidiary of Acquiror or the Company to terminate his or her employment with Acquiror, the Company or such subsidiary of Acquiror or the Company.  The parties agree that the restrictions in this Section 1(b) shall not apply to any general solicitation by Stockholder not specifically directed at employees, subcontractors, contractors, independent consultants and sales representatives of Acquiror, Company or any subsidiary of Acquiror or Company made in a newspaper or other periodical, a job fair or any electronic or broadcast medium.

(c)                                  The covenants contained in Sections 1(a) and 1(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) and

Section 1(b), respectively.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d)                                 Stockholder acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Company and its subsidiaries is an integral component of the value of the Transaction to Acquiror and is reflected in the portion of the Transaction consideration to which Stockholder will be entitled for Stockholder’s equity in the Company upon completion of the Transaction, (ii) Stockholder’s agreement as set forth herein is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company and to preserve the value of the business and assets of the Company and its subsidiaries for Acquiror following the Transaction, and (iii) the execution and delivery and continuation in force of this Agreement is a material inducement to Acquiror to execute and deliver the Merger Agreement.  Stockholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) Acquiror is engaged in a highly competitive industry, (B) Stockholder has had unique access to the trade secrets and know-how of the business to be acquired from the Company, and (C) Stockholder is receiving substantial consideration in connection with the Transaction.  Stockholder acknowledges, represents and warrants to Acquiror that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood or from obtaining suitable and satisfactory employment without violation of this Agreement.

2.                                       Remedy.  Stockholder acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage may result to Acquiror if Stockholder fails to or refuses to perform his obligations under this Agreement without an adequate remedy at law, and (b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal without the necessity of posting a bond or other security.  No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect.

3.                                       Miscellaneous.

(a)                                  Termination.  In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.

(b)                                 Governing Law; Consent to Personal Jurisdiction.  This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law.  Stockholder hereby consents to the personal jurisdiction of the state and federal courts located in the Northern District of California and the County of Santa Clara, California for any action or proceeding arising from or relating to this Agreement.

(c)                                  Severability.  If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(d)                                 No Assignment.  Because the nature of the Agreement is specific to the actions of Stockholder, Stockholder may not assign this Agreement.  This Agreement shall inure to the benefit of Acquiror and its successors and assigns.

(e)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

If to Acquiror:                                                                    Agilent Technologies, Inc.

5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attn:  General Counsel
Telephone No.:  (408) 553-2424
Facsimile No.:  (408) 345-8242

With a copy to:                                                             Fenwick & West LLP

Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:      Douglas N. Cogen, Esq.

Lynda M. Twomey, Esq.

Telephone No.: (650) 938-5200
Facsimile No.: (650) 988-8500

If to Stockholder:                                                    To the address set forth on the signature page hereof

With a copy to:                                                             Latham & Watkins LLP

600 West Broadway, Suite 1800
San Diego, CA 92101
Attention:  Thomas A. Edwards, Esq.
Facsimile No.:  (619) 696-7419
Telephone No.: (619) 238-2821

(f)                                    Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing executed by Acquiror and Stockholder.

(g)                                 Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(h)                                 Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement

(i)                                     Counterparts; Signatures.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

(j)                                     No Licenses.  Nothing in this Agreement provides Stockholder any license to or other rights in or forbearance regarding any Acquiror intellectual property rights or other proprietary rights, including, without limitation, those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror and Stockholder have caused this Agreement to be signed as of the date first written above.

AGILENT TECHNOLOGIES, INC.		STOCKHOLDER:

By:	/s/ Nicolas H. Roelofs	By:	/s/ Joseph A. Sorge, M.D.
Name:	Nicolas H. Roelofs	Name: Joseph A. Sorge, M.D.
Title:	Senior Vice President and
General Manager, LSSU

		Address:	PO Box 1576
Wilson, WY 83014

			Telephone No.:	307-733-1703
Facsimile No.:

Signature Page to Non-Competition Agreement

ANNEX F

SEVERANCE WAIVER AGREEMENT

THIS SEVERANCE WAIVER AGREEMENT (the “Agreement”), is dated and effective as of April 5, 2007, is made and entered into by and between Stratagene Corporation, a Delaware corporation (the “Company”), and Joseph A. Sorge, M.D. ( “Sorge”).

WHEREAS, the Company, Agilent Technologies, Inc., a Delaware corporation (“Acquiror”), and Jackson Acquisition Corp., a Delaware corporation (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company and Merger Sub will merge (the “Merger”) and, as a result, the Company will become a wholly-owned subsidiary of Acquiror;

WHEREAS, the Company and Sorge are parties to that certain Amended and Restated Employment Agreement dated as of June 2, 2004 (the “Employment Agreement”), pursuant to which Sorge is entitled to certain severance benefits in the event of his termination by the Company other than for Cause (as defined in the Employment Agreement) or if Sorge terminates his employment for Good Reason (as defined in the Employment Agreement);

WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, Sorge’s employment with the Company will be terminated by the Company, which termination shall be subject to and conditioned on the consummation of the Merger; and

WHEREAS, it is a condition to Acquiror’s and Merger Sub’s execution of the Merger Agreement that Sorge waive any and all rights he may have to cash severance payments under Section 4.1 of the Employment Agreement as a result of the termination of his employment by the Company immediately prior to the Effective Time of the Merger, which waiver shall be subject to and conditioned on the consummation of the Merger.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.             Sorge is a majority stockholder of the Company and will receive substantial consideration in the Merger and, in connection with the Merger and negotiations with Acquiror, agrees to waive the cash severance benefits provided for in Section 2 of this Agreement below.

2.             Subject to and conditioned on the consummation of the Merger, Sorge and the Company agree that Sorge’s employment with the Company will be terminated by the Company effective immediately prior to the Effective Time of the Merger.  Sorge hereby agrees that he waives any and all rights to any cash severance payments he may be entitled to for any reason pursuant to his Employment Agreement, including without limitation clause (a) of Section 4.1 of the Employment Agreement, and any other agreement that provides for cash severance payments, if any, and, accordingly, Sorge agrees and acknowledges that he shall not be entitled to any of the cash severance payments provided for pursuant to the Employment Agreement, including without limitation clause (a) of Section 4.1 of the Employment Agreement or pursuant to any other agreement that provides for cash severance payments, if any. The Employment Agreement, and clause (a) of Section 4.1 thereof, and any other agreements are hereby amended to conform to the waiver of any and all entitlement to any cash severance as provided for in this Agreement, subject to and conditioned on the consummation of the Merger.   In the event the Merger Agreement is terminated prior to the closing of the Merger, this Agreement shall be void and of no further force and effect.

F-1

3.             This Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to the principles of conflicts of laws thereof.

4.             This Agreement and the waiver of the cash severance provided for in Section 2 above are irrevocable to the fullest extent provided under the laws of the State of California.

5.             The Company shall deliver to Acquiror an executed copy of this Agreement, and each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the waiver referred to in Section 2 of this Agreement for purposes of all agreements and instruments to which such waiver applies.

6.             The Parties agree that this Agreement may not be amended or otherwise modified without the prior written consent of Acquiror.

7.             This Agreement, the Merger Agreement and the Employment Agreement contain the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby.  Except as expressly amended herein, the Employment Agreement shall continue in full force and effect.

8.             This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page to Severance Waiver Agreement Follows)

F-2

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

STRATAGENE CORPORATION,
a Delaware corporation
By:	/s/ Joseph Sorge
Name:	Joseph Sorge
Title:	CEO
“EMPLOYEE”
/s/ Joseph Sorge
Joseph A. Sorge, M.D.

SIGNATURE PAGE TO SEVERANCE WAIVER AGREEMENT

ANNEX G

April 5, 2007

The Special Committee of the Board of Directors of Stratagene Corporation

11011 North Torrey Pines Road

La Jolla, CA 92037

Dear Members of the Special Committee:

We understand that Agilent Technologies, Inc. (the “Acquiror”), Jackson Acquisition Corp., a wholly-owned subsidiary of the Acquiror (“Sub”), and Stratagene Corporation (the “Company”), propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $10.94 in cash (the “Consideration”).  Both the Company and the Acquiror are traded on public exchanges.  The Company’s stock is majority-owned by the founder and Chief Executive Officer of the Company (the “Founder”).  Immediately after the Transaction, the Founder will purchase certain intellectual property assets (the “Assets”) from the Acquiror (the “Asset Transaction”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date hereof, the Consideration to be received by the holders of common stock of the Company, other than the Founder (the “Unaffiliated Stockholders”), in the Transaction is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.                     reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2006, which the management of the Company identified as containing the most current financial statements available;

2.                     met and spoken with certain members of the senior management of the Company to discuss the Transaction and the operations, financial condition, future prospects and projected operations and performance of the Company;

3.                    reviewed a draft dated April 5, 2007 of the Agreement and Plan of Merger among Acquiror, Sub and the Company (the “Merger Agreement”);

New York • 245 Park Avenue, 20th Floor • New York, New York 10167 • tel.212.497.4100 • fax.212.661.3070

LosAngeles Chicago San Francisco Washington, D.C. Minneapolis Dallas Atlanta London Paris Frankfurt Hong Kong

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

4.                    reviewed the presentation dated April 5, 2007 by Navigant Capital Advisors, LLC to the Committee (the “Navigant Capital Valuation Presentation”);

5.                     reviewed financial forecasts and projections prepared by the management of the Company and financial forecasts and projections that are publicly available with respect to the Company for the fiscal year ended December 31, 2007;

6.                     reviewed the Company’s investor relations presentation at the Roth Capital Conference dated February 21, 2007;

7.                     reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past year and those of certain publicly traded companies which we deemed relevant;

8.                     reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant; and

9.                     conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.  In addition, management of the Company has advised us, and we have assumed, that the financial forecasts and projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based.  We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading.  We have not considered any aspect or implication of any transaction to which the Company is a party (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction.  We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction.  In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation, other than the Navigant Capital Valuation Presentation.  We express no opinion regarding the liquidation value of any entity.  We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject and, at your direction and with your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction.  This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the sole use and benefit of the Committee in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent.  This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.  This Opinion is not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the Transaction.  No submission, distribution or filing of this Opinion may be made to or with any third party, governmental agency or regulatory body or authority, and no reference to this Opinion may be made in any public filing, materials distributed to the security holders or creditors of the Company, financial statements, press releases or any other disclosure, in each instance, without Houlihan Lokey’s prior review and written approval.  Notwithstanding the preceding sentence, the Company may include the text of this Opinion, in its entirety, and a description hereof in a proxy statement required to be filed by the Company with the Securities and Exchange Commission and delivered to the Company’s security holders in connection with the Transaction, provided that (i) the Opinion will be reproduced therein in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, the Company’s engagement of Houlihan Lokey, the services provided by Houlihan Lokey or this Opinion) shall be subject to Houlihan Lokey’s prior review and written approval (and, if applicable, formal written consent).

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any other party that may be involved in the

Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Board, the Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or the Acquiror, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the Acquiror or any other party or the effect of any other transaction in which the Company, the Acquiror or any other party might engage, (v) the tax or legal consequences of the Transaction to the Company, the Acquiror, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.  Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders in the Transaction is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX H

Navigant Capital Advisors, LLC
Member NASD
One California Plaza
300 South Grand Avenue
29th Floor
Los Angeles, CA 90071
213.670.3200 phone
213.670.3250 fax

April 5, 2007

Special Committee of the

  Board of Directors

Stratagene Corporation

Dear Gentlemen:

This opinion (this “Opinion”) confirms the opinion which we expressed orally on April 5, 2007 to the Special Committee of the Board of Directors (the “Special Committee”) of Stratagene Corporation, a Delaware corporation (“Stratagene” or the “Company”), regarding the fair market value of certain assets that the Company is proposing to sell (the “Asset Transaction”) to Catalyst Assets LLC, a Delaware limited liability company (“Buyer”) which is an affiliate of Joseph A. Sorge, M.D., who is the majority owner, a director and a key employee of both Buyer and the Company, pursuant to an Asset Purchase Agreement dated April 5, 2007 (the “Purchase Agreement”) between the Company and Buyer. This Opinion relates solely to those patents described on Schedule 2.1(A) to the Purchase Agreement and those contracts described under the captions CAT License Agreements, ARUS Agreement, Sidney Kimmel Cancer Center and IXYS Agreements on Schedule 2.1(D) to the Purchase Agreement (such patents and contracts, the “Intangible Assets”) and to the real estate described on Schedule 2.1(B)  to the Purchase Agreement (the “Real Estate Asset”) (the Intangible Assets and the  Real Estate Asset collectively, the “Valued Assets”).

As used in this Opinion, the term “fair market value” means the amount at which an asset would change hands between a willing buyer and a willing seller neither under any compulsion to buy or sell, and both parties able and willing to trade and well informed about the asset and the market for that asset.

In valuing the Intangible Assets, we have analyzed the Intangible Assets under the premise of value in future use by a business enterprise.  Furthermore, we assumed that the Intangible Assets will continue to be used as part of an income-producing business, that the owner of the business will act in a manner consistent with those in a similar position in the same or similar industry and that the Intangible Assets will continue to add value to the other assets of the business.

In valuing the Real Estate Asset, we have considered and relied on the Appraisal Report dated March 23, 2007 prepared by Rocky Mountain Appraisals for the Real Estate Asset (the “Real Estate Appraisal”) and additionally have performed certain procedures to supplement the analyses set forth in the Real Estate Appraisal.

It is our understanding, upon which we are relying, that the Special Committee will consult with and rely solely upon its own legal counsel with respect to the foregoing. No representation is made herein, or directly or indirectly by this Opinion, as to any legal matter or as to the sufficiency of the foregoing for any purpose other than setting forth the scope of our Opinion hereunder.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.                     Discussed the Valued Assets with certain members of the senior management of the Company;

2.                     Reviewed the Purchase Agreement;

3.                     Reviewed the Agreement and Plan of Merger dated as of April 5, 2007 (the “Merger Agreement”) among Agilent Technologies, Inc. (“Acquiror”), Jackson Acquisition Corp. and the Company and the form of License Agreement between Acquiror and Buyer attached as Exhibit D to the Merger Agreement;

4.                     Reviewed certain patent and patent application documents related to the Valued Assets:

5.                     Reviewed certain license agreements related to the Valued Assets;

6.                     Interviewed industry experts;

7.                     Reviewed the Real Estate Appraisal; and

8.                     Conducted such other studies, analyses and inquiries as we have deemed appropriate.

In preparing our Opinion, we have relied without any independent investigation on the representations and warranties of the respective parties to the Purchase Agreement and the Merger Agreement set forth therein, have not independently verified the accuracy and completeness of the information supplied to us with respect to the Valued Assets, and do not assume any responsibility with respect to any of the foregoing, We have further relied upon the assurance of management of the Company that it is not aware of any facts that will make any of such information inaccurate or misleading in any respect material to our analysis.  Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this Opinion.

This Opinion only addresses the matters specifically addressed hereby.  Without limiting the foregoing, this Opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice, including the title to or right to transfer any of the Valued Assets; (ii) the underlying business decision of the Company or any other party to proceed with or effect the Asset Transaction; (iii) the fairness of any portion or aspect of the Asset Transaction to the Company or the holders of any class of securities, creditors or other constituencies of the Company, or any other party; (iv) the relative merits of the Asset Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (v)  the tax or legal consequences of the Asset Transaction to either the Company, its security holders, or any other party, or (vi) whether any security holder should vote in favor of the Transaction.  We have not been engaged to initiate any discussions with third parties with respect to a possible acquisition of the Valued Assets or any other alternative transaction or to negotiate the terms of the Asset Transaction.

It should be understood that subsequent developments may affect the conclusions expressed in this Opinion if this Opinion were rendered as of a later date, and we disclaim any obligation to advise you or any other person of any change in any matter affecting this Opinion that may come to our attention after the date of this Opinion.

Based upon the investigation, premises, provisos and analyses outlined above, we are of the opinion that the fair market value of the Valued Assets is SIX MILLION SIX HUNDRED THOUSAND DOLLARS ($6,600,000).

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without our prior written; provided, that we consent to a description of and the inclusion of the text of this Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Asset Transaction and in materials delivered to the Company’s stockholders that are a part of such filings, provided that any such description shall or inclusion shall be subject to our prior review and approval.

We will receive a fee from the Company for this Opinion, no portion of which is contingent upon the consummation of the Asset Transaction or the conclusions reached in this Opinion.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Our Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent.  Our Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our retainer agreement, and subject to the understanding that our obligations in connection with this Opinion are solely corporate obligations, and none of our officers, directors, employees, agents, members or controlling persons shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

NAVIGANT CAPITAL ADVISORS, LLC

/s/ Navigant Capital Advisors, LLC

Annex I

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections

(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.